PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 1 of 128 Quarterly Financial Information [105000] Management commentary .................................................................................................................................2 [110000] General information about financial statements ...........................................................................................39 [210000] Statement of financial position, current/non-current.....................................................................................40 [310000] Statement of comprehensive income, profit or loss, by function of expense ...........................................42 [410000] Statement of comprehensive income, OCI components presented net of tax .........................................43 [520000] Statement of cash flows, indirect method ......................................................................................................45 [610000] Statement of changes in equity - Accumulated Current ..............................................................................47 [610000] Statement of changes in equity - Accumulated Previous ............................................................................50 [700000] Informative data about the Statement of financial position .........................................................................53 [700002] Informative data about the Income statement...............................................................................................54 [700003] Informative data - Income statement for 12 months.....................................................................................55 [800001] Breakdown of credits ........................................................................................................................................56 [800003] Annex - Monetary foreign currency position..................................................................................................60 [800005] Annex - Distribution of income by product .....................................................................................................61 [800007] Annex - Financial derivate instruments ..........................................................................................................62 [800100] Notes - Subclassifications of assets, liabilities and equities .......................................................................74 [800200] Notes - Analysis of income and expense.......................................................................................................78 [800500] Notes - List of notes ..........................................................................................................................................79 [800600] Notes - List of accounting policies ..................................................................................................................80 [813000] Notes - Interim financial reporting ...................................................................................................................81 Exhibit 1

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 2 of 128 [105000] Management commentary Management commentary [text block] In addition to this document, the Company publishes a report disclosing its preliminary financial and operating results as of September 30, 2025. Readers are encouraged to review this report alongside the present document. The report is accompanied by a series of exhibits, as well as the stenographic transcript of the Company’s earnings conference call held on October 27, 2025. All materials — including the report, exhibits, transcript, and other relevant documents — are available for download at www.pemex.com/en/investors. Information Summary Third Quarter 2025 During the third quarter of 2025 (3Q25), Petróleos Mexicanos (PEMEX) operated in an environment characterized by pressure on international crude prices and technical challenges arising from the natural decline of strategic fields. Within this context, the company maintained resilient operations and delivered solid results in production, refining, and financial discipline. Average production of liquid hydrocarbons was 1.65 million barrels per day, while natural gas output reached 3,730 million cubic feet per day, driven by a 5.8% increase in non-associated gas following the incorporation of new wells in the Ixachi field. Crude processing averaged 1.009 million barrels per day, representing an annual increase of 4.8%, supported by the continuous operation of the National Refining System and the Olmeca Refinery. Production of refined products totaled 1.001 million barrels per day, with a high-value distillate yield of 62%. In line with these operational trends, sales and service revenues totaled MXN 378.9 billion, a decrease of 11.1% year-over-year, mainly due to lower export volumes and reduced crude prices. However, cost of sales declined by 10.3%, partially offsetting the impact on operating results. These combined factors resulted in a gross profit of MXN 37 billion in 3Q25 and an improvement of nearly MXN 100 billion in net results compared to the same period in 2024. The company’s financial balance showed signs of stability. As of September 30, 2025, total debt stood at USD 100.3 billion, reflecting a marginal increase of 2.7%, mainly related to a repo transaction to address short-term maturities. PEMEX maintains available credit lines of USD 4.2 billion and MXN 20.5 billion, supporting its liquidity capacity. The company also sustained a steady pace of payments to suppliers and launched the 2025 Investment Financing Program, supported by a financial vehicle with a capacity of up to MXN 250 billion, aimed at strengthening the supply chain and enhancing operational efficiency. From an environmental standpoint, CO2 emissions increased by 15.4% due to gas-processing venting, while methane emissions rose 25% as a result of higher flaring in new wells. Sulfur oxide (SO?) emissions remained stable. In industrial safety, the frequency index stood at 0.29 accidents per million man-hours, a 17% reduction year-over-year. On the social front, MXN 639 million were allocated to 85 programs and initiatives across 12 states. PEMEX continues to advance the implementation of its Comprehensive Capitalization and Financing Strategy, designed and executed in coordination with the Ministry of Finance and Public Credit (SHCP) and the Ministry of Energy (SENER), as outlined in the Strategic Plan 2025–2035 presented in August. During the quarter, key operations were consolidated, including the repurchase

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

of bonds for up to USD 9.9 billion and a repo transaction of USD 11.3 billion. In addition, the Federal Government contributed over MXN 253 billion in equity, strengthening liquidity and reducing financial costs.

These financial operations are expected to reduce short-term debt by approximately 32% and total debt by around 10% by year-end. Together with improved liquidity and access to competitive financing, these measures are set to enhance profitability and support the development of strategic productive projects.

PEMEX reaffirms its ability to adapt and evolve, contributing consistently to the strengthening of Mexico's energy sector.

Main Results	3Q24	3Q25	Variation	
Operative (Mbd)			%	
Liquids production	1,776	1,656	-6.7%	(120)
Crude Oil Processing	962	1,009	4.8%	47
Financial (Ps. million)				
Operating income (loss)	508	(12,884)	-2636.8%	(13,392)
Net Income (loss)	(161,455)	(61,242)	62.1%	100,213
EBITDA	84,775	58,359	-31.2%	(26,416)

Disclosure of nature of business [text block]

Petróleos Mexicanos, and its Subsidiary Entities (PEMEX), comprise the oil and gas State-Owned Company of the United Mexican States. Petróleos Mexicanos is a State-Owned Company of the Federal Government of Mexico, with legal personality and equity, with technical, operational and managerial autonomy, as established on the Law on the State-Owned Company, Petróleos Mexicanos.

Disclosure of management's objectives and its strategies for meeting those objectives [text block]

Petróleos Mexicanos is the State-owned oil and gas company of Mexico, whose objective is to compete in an open market and maintain a leadership position in the energy sector, generating economic value across all its business lines, from the exploration

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PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 4 of 128 and extraction of hydrocarbons in Mexico and abroad, to refining, transformation, processing, and commercialization of hydrocarbons and their derivatives. Disclosure of entity's most significant resources, risks and relationships [text block] When evaluating the potential acquisition of securities from PEMEX, potential investors must consider all the information included in the company's Report, and specially, the risk factors hereby mentioned. These risks could significantly affect PEMEX's performance and profitability but are not the only risks the Company faces. Risks described in this document are the ones PEMEX is currently aware of and that it considers relevant. In addition, other risks may exist or emerge in the future and influence the price of the company's securities. Risk Factors Related to Our Operations We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government. We have a substantial amount of debt, which we have incurred primarily to fund our operating expenses and finance our capital investment projects. Despite reductions in our tax burden, our cash flow from operations in recent years has not been sufficient to fund our capital expenditures and other expenses and, accordingly, we face significant indebtedness. Therefore, in order to develop our assigned hydrocarbon reserves, service our indebtedness and amortize scheduled debt maturities, we may need to obtain funds from a broad range of sources, in addition to continuing efficiency and cost-cutting initiatives. There can be no assurances that we will continue to have access to capital on favorable terms or any terms at all. During the first nine-month period ended September 30, 2025, we received support from the Mexican Government mainly to strengthen our financial condition, such additional support may not be available in upcoming years. As of September 30, 2025, our total indebtedness, including accrued interest, was Ps. 1,843.5 billion (U.S.$ 100.3 billion), in nominal terms, which represented a 6.8% decrease in peso terms compared to our total indebtedness, including accrued interest, of Ps.1,978.8 billion as of December 31, 2024. As of September 30, 2025, 51.9% of our existing debt, or Ps. 877.8 billion (U.S.$ 47.8 billion), including accrued interest, is scheduled to mature in the next three years, including Ps. 125.8 billion (U.S.$ 6.8 billion) scheduled to mature in 2025. Our working capital deteriorated from a negative working capital of Ps. 768.0 billion (U.S.$ 37.9 billion) as of December 31, 2024, to a negative working capital of Ps. 463.8 billion (U.S.$ 25.2 billion) as of September 30, 2025. Our level of debt may increase further in the short or medium term as a result of new financing activities, which may adversely affect our financial condition or, in accounting terms, due to future depreciation of the peso against the U.S. dollar, which could further impact our financial condition, results of operations and liquidity positions. To service our debt, we have relied and may continue to rely on a combination of cash flows from our operations, drawdowns under our credit facilities, capital contributions from the Mexican Government and additional financing schemes (including refinancing of existing indebtedness). During the first nine-month period ended September 30, 2025, we received Ps. 380.1 billion (U.S.$ 20.7 billion) in capital contributions from the Mexican Government to improve our financial position and for the Proyectos Aprovechamiento de

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 5 of 128 Residuales en las Refinerías Miguel Hidalgo and Salina Cruz, Oaxaca. These contributions represented an important source for the payment of our debt during the first nine-month period ended September 30, 2025. If we were unable to obtain financing on favorable terms, this could hamper our ability to invest in projects, replace hydrocarbon reserves, and meet our principal and interest payment obligations with our creditors. This risk would be further magnified if support from the Mexican Government were to be discontinued or reduced. As a result, we may be exposed to significant liquidity constraints and may be unable to service our debt, pay our suppliers, or make the necessary capital expenditures to maintain our target production levels and to maintain, and increase, the proved hydrocarbon reserves assigned to us by the Mexican Government, which may adversely affect our financial condition and results of operations. See “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. If such constraints occur at a time when our cash flow from operations is insufficient to meet our debt service obligations, as was the case for the year ended December 31, 2024, we could be forced to further reduce our planned capital expenditures and implement further austerity measures in order to provide additional liquidity to our operations. A reduction in our capital expenditure program could adversely affect our financial condition and results of operations. Additionally, such measures may not be sufficient for us to meet our obligations. Our condensed consolidated interim financial statements not audited have been prepared on the assumption that we will continue as a going concern. Our condensed consolidated interim financial statements not audited as of September 30, 2025, have been prepared under the assumption that we will continue as a going concern. However, there is material uncertainty that raises significant doubt about our ability to continue operating as a going concern. Our condensed consolidated interim financial statements not audited as of the first nine-month period ended September 30, 2025, do not include any adjustments that might result from the outcome of that uncertainty. If the actions we are taking to improve our financial condition are not successful, we may not be able to continue operating as a going concern. Downgrades in our credit ratings could negatively impact our access to the financial markets and cost of financing. We rely on access to the financial markets to fund our operations and finance the capital expenditures needed to carry out our capital investment projects. Accordingly, credit ratings are important to our business and financial condition, as credit ratings affect the cost and other terms upon which we are able to obtain funding. Ratings address our creditworthiness and the likelihood of timely payment of our long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Our current credit ratings and the rating outlooks depend, in part, on economic conditions and other factors that affect credit risk and are beyond our control, as well as assessments of the creditworthiness of Mexico. Certain rating agencies downgraded Mexico’s credit ratings in July 2022, and their assessment of Mexico’s creditworthiness has affected and may further affect our credit ratings. Further, in July 2023 and February 2024, certain rating agencies downgraded our credit rating and ratings outlook. We currently have a “split rating” among the rating agencies that formally rate our credit profile. Two of such rating agencies have assigned us a non-investment grade rating, and the other agency assigned us an investment grade rating. However, in 2025, two of the three rating agencies raised PEMEX's long-term rating, improving its outlook and reflecting the Mexican government's increased commitment to supporting its financial obligations and the publication of its 2025-2035 Strategic Plan.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 6 of 128 While these downgrades do not constitute a default or an event of default under our debt instruments, they have increased our cost of financing. Further downgrades may have material adverse consequences on our ability to access financial markets and the terms on which we may obtain financing, including further increases in our cost of financing. In turn, this could significantly harm our financial condition, results of operations and ability to meet existing obligations. In addition, for new financings or amendments to existing financing arrangements, more restrictive covenants, higher collateral requirements and other less favorable terms could reduce our financial and operational flexibility, negatively impact our liquidity and the prices of our debt securities, reduce our potential pool of investors and limit our funding sources, among other consequences. There can be no assurance that we will be able to maintain or improve our current credit ratings or outlook. Should this trend continue, we could face greater financial limitations that would affect our ability to meet our debt obligations and maintain our long-term sustainability. Crude oil, natural gas and petroleum products prices are volatile, and low crude oil, natural gas and petroleum products prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell. Most of our cash flow derives from sales of crude oil, petroleum products and natural gas. International prices of these products fluctuate due to global supply and demand dynamics, as well as many factors beyond our control. These factors include (i) competition within the oil and natural gas industry, (ii) the existence and development of alternative sources of energy, (iii) prices of alternative sources of energy, (iv) the cost of exploration and extraction of oil fields, (v) international economic trends, (vi) exchange rate fluctuations, (vii) expectations of inflation, (viii) domestic and foreign laws and government regulations, (ix) energy transition policies, (x) political, social and other events (including public health events and armed conflict) in major oil- and natural gas-producing and consuming nations, (xi) actions taken by Organization of the Petroleum Exporting Countries (“OPEC”) members and other oil exporting countries, (xii) trading activity in oil and natural gas and (xiii) transactions in derivative financial instruments (“DFIs”) related to oil and gas. If international prices of crude oil, petroleum products and/or natural gas decrease, we earn less revenue and less income before taxes, which generate lower cash flows and limits our ability to make capital expenditures and meet our financial obligations as our fixed costs remain roughly constant. Conversely, if prices of crude oil, petroleum products and/or natural gas increase, we may earn more revenue and our income before taxes and duties increases. During the first nine-month period ended September 30, 2025, and 2024, the weighted average Mexican crude oil price remained volatile due to market conditions, averaging U.S. $63.22 per barrel, and U.S. $72.48, respectively. As of the date of this report, prices of crude oil remain highly volatile as a result of geopolitical uncertainty. Any future decline in international crude oil and natural gas prices will have a negative impact on our results of operations and financial condition. Price fluctuations may also affect estimates of the amount and value of Mexico’s hydrocarbon reserves that we have the right to extract and sell, which could affect our future production levels. See “—Risk Factors Related to our Relationship with the Mexican Government—Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions” below. Our business could be negatively impacted by hydrocarbon price volatility as the result of actual or threatened global military or paramilitary activity, political tensions, and any related destabilization of the world energy markets. Our income and cash flows depend on the prices of crude oil, petroleum products and natural gas. Oil prices are highly sensitive to actual and perceived threats to global geopolitical stability, as well as to changes in production from OPEC and OPEC+ member states and other oil-producing nations, which can cause either oversupply or shortages in the market. The volatility of global oil, natural gas and refined products prices could increase due to an increase, or the threat of an increase, in military or paramilitary activities such as the ongoing war in Ukraine and the conflict between Israel, Hamas, Hezbollah and Iran in the Middle East, as well as the interventions of the United States; disruptions in critical supply routes such as disruptions on operations in the Red Sea and the Suez Canal and; the effects of international sanctions and trade restrictions that reduce crude oil supply in global

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 7 of 128 markets. Any destabilization in energy markets could reduce the price we receive from our sales and adversely affect our profitability. Increases in oil, gas and refined products prices resulting from these conflicts may not persist and could be reversed by factors beyond our control, including geopolitical events. Our business may be materially and adversely affected by the emergence of epidemics or pandemics. Public health events, including epidemics and pandemics caused by infectious agents and diseases, may adversely impact the health of our workforce, disrupt the operations of our partners and suppliers, and demand the redesign of routines and procedures. Public health events can also compromise the operation of our key facilities, including our oil platforms, refineries and terminals, causing disruptions in our supply chain. In addition, public health events may impact the economy of Mexico, its population and/or the global economy, influencing the international prices of, and/or demand for, crude oil, refined products and/or natural gas, which may in turn affect our business, results of operations and financial condition. The impact of current or future public health events is highly uncertain and will depend on numerous evolving factors that we cannot predict. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil, and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above for further information. We are an integrated oil and gas company and are exposed to production, equipment and transportation risks, criminal acts, blockades to our facilities and deliberate acts of terror that could adversely affect our business, results of operations and financial condition. We are subject to several risks that are common among oil and gas companies. These risks include (i) production risks, including fluctuations in production due to operational hazards, accidents at our facilities and effects of natural disasters or weather, (ii) equipment risks, including those relating to the adequacy, condition and maintenance of our facilities and equipment and (iii) transportation risks, including those relating to the condition, availability and vulnerability of pipelines and other modes of transportation. Our business is subject to risks of explosions in: pipelines, refineries, plants, drilling wells and other facilities, as well as oil spills, hurricanes in the Gulf of Mexico and other natural disasters, accidents, fires and mechanical failures. Our operations are also exposed to risks arising from criminal acts to steal, divert or tamper with our crude oil, natural gas and refined products from our pipeline network, as well as materials and equipment theft. These acts include the illegal extraction of hydrocarbons, such as clandestine “tapping” of our pipelines, and the illegal trade of hydrocarbons, such as those introduce into the country through tax evasion. Such criminal activity has led to fires, explosions, property and environmental damage, injuries and loss of life, as well as loss of revenue from the stolen products. The actions we have taken in conjunction with the Mexican Government to reduce the illicit market of fuels have not produced sustained improvement in recent years. In 2024 and 2023, we discovered 11,774 and 14,890 illegal pipeline taps, respectively. We are also exposed to the risk that some of our employees may and other public servers, or may be perceived to be participating in the illicit market in fuels. In addition, our facilities are exposed to intentional acts of sabotage, terrorism, blockades, theft and piracy. The occurrence of incidents such as these related to the production, processing and transportation of oil and gas products could result in personal injuries, loss of life, environmental damage from the subsequent containment, clean up and repair expenses, equipment damage and damage to our facilities, which in turn could adversely affect our business, results of operations and financial condition. We are exposed to cybersecurity incidents and attacks that could significant adversely affect our business, results of operations and financial condition. Our operations rely on information technology and operational systems. In recent years, cyber-threats and cyber-attacks targeting critical infrastructure in the energy sector have become more sophisticated, frequent, coordinated and costly, affecting our operations and information technology systems. These attacks seek to generate vulnerabilities in business and industrial

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 8 of 128 systems and equipment, disrupting business continuity and compromising sensitive data. If the integrity of our information technology and operational systems were to be materially compromised due to a cyber-attack or due to the negligence or misconduct of our employees, our business operations could be disrupted or even paralyzed, and our proprietary information could be lost or stolen. If such information security failures occur, we could experience, among other things: (i) disruptions in critical infrastructure operations affecting the production and distribution of hydrocarbons and derivatives, (ii) regulatory penalties, (iii) legal liability resulting from breaches of personal, customer or partner data, (iv) reputational damage and loss of trust, (v) decreased revenues and financial losses, theft or alteration of information, depending on the severity of the incident; (vi) increased operational costs, including system recovery, enhanced security measures and compensation payouts and (vii) loss of strategic assets depending on the severity of incidents affecting critical systems, which in turn could have a material adverse effect on our results of operations and financial condition. A continued decline in our proved hydrocarbon reserves and production could adversely affect our operating results and financial condition. Some of our existing oil and gas-producing fields are mature and, as a result, our reserves and production may decline as reserves are depleted. In 2024, our total proven reserves had a decrease of 29.8 million barrels of crude oil equivalent, or 0.4%, after accounting for discoveries, extensions, revisions, and delimitations, from 7,480.4 million barrels of crude oil equivalent as of December 31, 2023, to 7,450.6 million barrels of crude oil equivalent as of December 31, 2024. Based on these numbers, our reserve replacement ratio (“RRR”) in 2024 was 96.6%, a decrease as compared to a RRR of 103.2% in 2023. Our proven reserves decreased from 7,480.4 million barrels of crude oil equivalent as of December 31, 2023, to 7,450.6 million barrels of crude oil equivalent as of December 31, 2024, due to discoveries, developments, delineations and revisions of our proved reserves, in particular to the recategorization of reserves due to drilling of development wells. Our crude oil production decreased by 6.1% in 2024, mainly due to the natural decline of some of our main fields such as: Zaap, Quesqui, Xanab and Pokche, the lag in the installation of marine infrastructure, as well as unusual bad weather conditions that affected the continuity of offshore operations and delays in the completion times of wells with high complexity due to their depth, pressure and temperature conditions. There can be no assurances that we will be able to replace our proved reserves and prevent a decline in our production. Failing to replace our reserves could have an adverse effect on our production expectations and results of operations, increase our need for external financing and compromise our long-term financial conditions. Developments in the oil and gas industry and other factors may result in substantial write-downs of the carrying amount of certain of our assets, which could adversely affect our operating results and financial condition. We evaluate on an annual basis, or more frequently where the circumstances require, the carrying amount of our assets for possible impairment. Our asset impairment tests are performed by a comparison of the carrying amount of an individual asset or a cash-generating unit with its recoverable amount. Whenever the recoverable amount of an individual asset or cash-generating unit is less than its carrying amount, an impairment loss is recognized to reduce the carrying amount to the recoverable amount. Changes in the economic, regulatory, business or political environment in Mexico or in other markets where we operate— such as the liberalization of fuel prices, a significant decline in international crude oil and gas prices, regulatory changes and stricter environmental policies and climate action— may result in the recognition of impairment charges in certain of our assets. Due to variations in the price of crude oil and in discount rates, among other factors, we have performed impairment tests on our non-financial assets (other than inventories and deferred taxes) at the end of each quarter. As of September 30, 2025, and 2024 we recognized an impairment charge in the amount of Ps. 52.6 billion and Ps. 51.8 billion, respectively. Future developments in the economic environment, in the oil and gas industry and other factors could result in further substantial impairment charges, adversely affecting our operating results and financial condition.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 9 of 128 Competition in the energy sector could adversely affect our business and financial performance. The Mexican Constitution and the Ley del Sector de Hidrocarburos (the “Hydrocarbons Sector Law”) allow other oil and gas companies to carry out certain activities related to the energy sector in Mexico, including exploration and production activities, and the import and sale of gasoline. Accordingly, we face competition for the right to explore and develop new oil and gas reserves. We are likely to face competition in connection with certain refining, transportation and processing activities, and in the distribution and sale of gasoline and other fuels. The Hydrocarbons Sector Law gives us priority in various industry activities and currently limits participation of private companies in exploration and extraction activities in Mexico. A failure to compete effectively, or any increased competition in industry activities, including as a result of modifications to the Hydrocarbons Sector Law, could have an adverse impact in our results of operations and financial condition and make it difficult for us to hire and retain skilled personnel. We are subject to Mexican and international anti-corruption, anti-bribery, anti-money laundering or similar laws. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. We maintain a corporate compliance program that includes policies and processes intended to monitor compliance with these laws, such as our internal control system. Our internal control system aims to prevent risks, anticipate any weaknesses arising from our operations or internal control over financial reporting and promote information exchange and communication. However, we are subject to the risk that our management, employees, contractors or any person doing business with us may (i) engage in fraudulent activity, corruption, bribery or other improper conduct, (ii) circumvent or override our internal controls and procedures or (iii) misappropriate or manipulate our assets to our detriment. This risk is heightened because we have a large number of complex and significant contracts with local and foreign third parties. Although we have systems and internal policies in place for identifying, monitoring and mitigating these risks, such systems and policies have been insufficient in the past and could not be effective in the future. Further, we cannot ensure that these compliance policies and processes will prevent intentional, reckless or negligent acts committed by our management, employees, contractors or anyone doing business with us. Any failure—real or perceived—to comply with applicable governance or regulatory obligations by our management, employees, contractors or any person doing business could harm our reputation, limit our ability to obtain financing and otherwise have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with any applicable anti-corruption, anti-bribery, anti-money laundering or similar laws, we and our management, employees, contractors or any person doing business with us may be subject to criminal, administrative or civil penalties and other measures, which could in turn have material adverse effects on our reputation, business, financial condition and results of operations. Any investigation of potential violations of anti-corruption, anti-bribery, anti-money laundering or similar laws by governmental authorities in Mexico or other jurisdictions could result in an inability to prepare our condensed consolidated interim financial statements not audited in a timely manner and could adversely impact our reputation, limit our ability to access financial markets and adversely affect our ability to obtain contracts, assignments, permits and other government authorizations necessary to participate in our industry, which, in turn, could have adverse effects on our business, results of operations and financial condition. We participate in strategic alliances and other joint arrangements, which may not always perform as expected, and harm our reputation, could have an adverse effect on our business, results of operations and financial condition. We have not entered into any strategic alliances or other joint arrangements since 2018. However, we continue to participate in arrangements entered into before 2018 and have entered into contratos de servicios integrales de exploración y extracción (long-term service contracts for oil production, or “CSIEEs”). Pursuant to the Hydrocarbons Sector Law, we can also enter into contratos mixtos (“Mixed Agreements”) with other market participants to complement our technical, operational and financial capabilities in exploration and extraction activities. Although these agreements are intended to reduce or reallocate risks

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 10 of 128 in oil and gas exploration and production, refining, transportation and processing activities, our partners in such arrangements may, as a result of financial or other difficulties, be unable or unwilling to fulfill their financial or other obligations under our agreements, potentially undermining the viability of the relevant project. Moreover, in certain strategic alliances contracts, our partners may act contrary to our policies or objectives, which could be to our overall detriment. If our strategic alliances and other joint arrangements do not perform as anticipated, our reputation may be harmed and our business, financial condition and results of operations could be adversely affected. Our brand and reputation are key assets, and our business may be materially affected by how we are perceived in the media and by investors and rating agencies. Our reputation is a key asset, and perceptions surrounding our commitment to and compliance with environmental, corporate governance and social goals could have a material impact on us, our ability to obtain financing and the value of our debt securities. We are exposed to significant publicity and constant information requirements due to our relationship with the Mexican Government and our role in the Mexican economy. Political and public sentiment regarding the Mexican Government, Mexico, the oil and gas industry and us has resulted and may result in adverse publicity affecting us, which may expose us to reputational harm, regardless of the accuracy of information being publicized. Our exposure to potentially adverse publicity is heightened by social media and the increasing sophistication and availability of generative artificial intelligence, which can facilitate the creation of false or misleading information and increase the velocity with which such information is distributed. In addition to the general risk that negative publicity poses to us and our reputation, rating agencies and third party environmental, social and governance certification agencies may consider publicly available data and information as part of their analysis and methodology. Any such information that adversely affects our reputation could be considered in the assessments by these agencies, potentially leading to increased scrutiny by investors and regulators, which could restrict access to financial markets and increase our cost of financing. See “—Risk Factors Related to Climate Issues—Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance” below. Risk Factors Related to our Relationship with the Mexican Government The Mexican Government controls us, could transfer or reorganize our assets, or may limit our ability to satisfy our external debt obligations. We are controlled by the Mexican Government and our annual budget may be adjusted by the Mexican Government in certain respects. Pursuant to the Ley de la Empresa Pública del Estado, Petróleos Mexicanos (2025 Petróleos Mexicanos Law), we were transformed from a productive state-owned company to a state-owned public company on November 1, 2024. The 2025 Petróleos Mexicanos Law establishes a special regime governing, among other things, our budget, debt levels, administrative liabilities, acquisitions, leases, services and public works. This special regime provides us with technical and managerial autonomy, separate legal personality and, subject to certain restrictions, with additional autonomy with respect to our budget. Notwithstanding this autonomy, the Mexican Government still controls us and, subject to the approval of the Chamber of Deputies, has the power to adjust our targeted net cash flow for the fiscal year based on our projected revenues and expenses, as well as our annual wage and salary expenditures. Adjustments to our annual budget may hinder our ability to develop the reserves assigned to us by the Mexican Government, limit our ability to compete effectively with other oil and gas companies and adversely affect our ability to make payments on our outstanding indebtedness. Despite being wholly owned by the Mexican Government and receiving financial contributions to address our debt, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. See “—Risk Factors Related to our Relationship with the Mexican Government—Our financial obligations are not guaranteed by the Mexican Government” below.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 11 of 128 The Mexican Government’s agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, our external indebtedness was treated on the same terms as the debt of the Mexican Government and other public-sector entities, and it may be treated on similar terms in any future debt restructuring. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public-sector external debt. The Mexican Government has not requested restructuring of bonds or debt owed to multilateral agencies. If the Mexican Constitution and federal law were amended, the Mexican Government would have the power to reorganize our corporate structure, including a transfer of all, or a portion of, our assets to an entity not controlled, directly or indirectly, by the Mexican Government. See “—Risk Factors Related to Mexico” below. Our financial obligations are not guaranteed by the Mexican Government. Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. Accordingly, the Mexican Government has no legal obligation to make principal or interest payments on our debt, nor would any such obligation arise if we were unable to service our financial obligations. The Mexican Government may cease to support us. The Mexican Government made capital contributions to us of Ps. 380.1 billion (U.S.$20.6 billion) as of the nine-month period ended September 30, 2025, mainly to strengthen our financial condition. Given that the Mexican Government is not legally or contractually obligated to make such capital contributions to us or assist us in repaying our debt, it may cease to provide such support at any time. Any change in the Mexican Government’s support of us, including as a result of liquidity constraints or a change in policy objectives, would have a material adverse effect on our financial condition and ability to repay our indebtedness, as well as on the market value of our debt securities. We pay significant taxes and duties to the Mexican Government, which may limit our capacity to expand our investment program or negatively impact our financial condition. We are required to make significant payments to the Mexican Government, including in the form of taxes and duties. For the nine-month period ended September 30, 2025, our total taxes and duties were Ps. 156.9 billion, representing 13.5% of our sales revenues in the form of taxes and duties, which constituted a substantial portion of the Mexican Government’s revenues. Although the Mexican Government has previously granted us tax reductions, such as tax credits related to the Derecho por la Utilidad Compartida (Profit-Sharing Duty or “DUC”) or temporary suspensions of the collection thereof, there can be no assurance that we will not be required to pay a larger portion of our sales revenue to the Mexican Government in the future, nor that tax collection will be suspended. On December 19, 2024, the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2025 (the “Federal Revenue Law”) was published in the Diario Oficial de la Federación (the “Official Gazette of the Federation”). The Federal Revenue Law introduced changes to our fiscal regime and the Mexican Government may implement further changes in the future. See “Risk Factors Related to our Relationship with the Mexican Government” — “Recent changes to our fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner.” We cannot provide any assurances that any future changes will be favorable to us. Any increase in the amount of payments we must make to the Mexican Government could limit our ability to make capital investments or expand our investment program and could have a negative adverse impact on our financial condition. Recent changes to our fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner. The Federal Revenue Law introduced changes to our fiscal regime aiming to simplify the fiscal framework and reduce the number of taxes and duties to which we are subject. Effective January 1, 2025, the Mexican Government consolidated the Profit- Sharing Duty and other taxes and duties payable by us into a new Derecho Petrolero Para el Bienestar (“Welfare Oil Duty”). This

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 12 of 128 duty is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. Additionally, as of January 1, 2025, Petróleos Mexicanos is no longer subject to income tax. However, we cannot assure that changes in our fiscal regime will not affect our ability to report our results of operations accurately and timely or comply with filing requirements with governmental authorities, including the U.S. Securities and Exchange Commission (SEC). This could limit our access to financial markets and hinder our ability to secure contracts, assignments, permits and other governmental authorizations necessary for participation in the oil and natural gas industry, thereby adversely affecting our business, results of operations and financial condition. Furthermore, there can be no assurances that our fiscal regime will not be further modified by the Mexican Government in the future. The Mexican Government could enter into agreements with other nations to limit production. Although Mexico is not a member of OPEC, from time to time it enters into agreements with OPEC and non-OPEC countries to reduce the global supply of crude oil. We do not control the Mexican Government’s international affairs, and the Mexican Government could enter into further agreements with OPEC, OPEC+ or other countries to reduce our crude oil production or exports in the future. A reduction in our oil production or exports may have an adverse effect on our business, results of operations and financial condition. The Mexican nation, not us, owns the hydrocarbon reserves located in Mexico, and our right to continue to extract these reserves is subject to the approval of the Ministry of Energy. The Mexican Constitution provides that the Mexican nation, not us, owns all petroleum and other hydrocarbon reserves located in Mexican territory. Article 27 of the Mexican Constitution provides that the Mexican Government will carry out exploration and production activities through agreements with third parties and through assignments to and agreements with us. We and other oil and gas companies are allowed to explore and extract the petroleum and other hydrocarbon reserves located in Mexico, subject to assignment of rights by the Secretaría de Energía (Ministry of Energy) and entry into agreements pursuant to a competitive bidding process. Access to crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income, and our ability to generate income would be materially and adversely affected if the Mexican Government were to restrict or prevent us from exploring or extracting any of the crude oil and natural gas reserves that it has assigned to us. For more information, see “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions. The information on oil, gas and other reserves set forth in this report is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserves depends on the quality and reliability of available data, expert interpretation and subjective judgment. Additionally, estimates may be revised based on subsequent results of drilling, testing and production. These estimates are also subject to certain adjustments for changes in variables, including crude oil prices. Therefore, proved reserves estimates may differ significantly from the ultimately extract and recoverable quantities of crude oil and natural gas. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil, and natural gas prices adversely affect our income and cash flows and the

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 13 of 128 value of the hydrocarbon reserves that we have the right to extract and sell” above. We revise our hydrocarbon reserve estimates annually, which may result in material revisions to estimates contained in this report. Our ability to maintain our long-term growth objectives for oil production depends on our ability to successfully develop our reserves, and failure to do so could prevent us from achieving our long-term goals for growth in production. On December 20, 2024, the Mexican Government published the Organic Simplification Decree. As a result, the National Hydrocarbons Commission and the CRE were dissolved, and their regulatory functions were transferred to the Ministry of Energy. In accordance with the Organic Simplification Decree and the implementing Law of the National Energy Commission, a new deconcentrated body — the National Energy Commission — was created within the Ministry of Energy to assume the regulatory responsibilities previously held by the CRE and, in certain matters, the National Hydrocarbons Commission. Legal acts issued by the National Hydrocarbons Commission and CRE prior to their dissolution remain valid and binding, and contracts, agreements and other legal instruments continue to be effective and enforceable by the government entities or bodies that assumed their relevant functions, including the National Energy Commission. However, future procedures for auditing or adjusting our hydrocarbon reserves remain uncertain and may be subject to change under the new regulatory framework. Any request to adjust or revise our hydrocarbon reserve estimates could impact our ability to prepare our condensed consolidated interim financial statements not audited in a timely manner, which could, in turn, adversely affect our access to financial markets and our ability to secure contracts, assignments, permits and other authorizations necessary to participate in the oil and gas industry. This could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that our hydrocarbon reserve estimates will not be revised by the National Energy Commission or as a result of changes implemented under the Organic Simplification Decree and its related legislation, which may affect the reserve classification or revision process. For more information, see “Risk Factors Related to Mexico” — “The current Mexican Government administration has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on our business, financial position or operating results” below. We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments. Our ability to maintain or increase our crude oil production is highly dependent on our ability to successfully develop existing hydrocarbon reserves and, in the long term, on our ability to develop additional reserves. Therefore, we continually invest capital to enhance our hydrocarbon recovery factor and improve the reliability and productivity of our infrastructure. The development of the reserves assigned to us by the Mexican Government requires significant capital investments and poses significant operational challenges. Our right to develop such reserves is conditioned upon adherence to our development plans, which are formulated based on our technical, financial and operational capabilities at the time such reserves were assigned. We cannot provide assurances that we will have or will be able to obtain the necessary resources or technical capacity at the required time to explore and extract the reserves that the Mexican Government assigned to us or the reserves that the Mexican Government may assign to us in the future. In the past, we have reduced our capital expenditures in response to declining oil prices. If we are unable to increase our capital expenditures, we may not be able to develop the reserves assigned to us in accordance with our exploration and development plans. Additionally, if we fail to adhere to development plans, we could lose the right to continue to extract such reserves, which could in turn adversely affect our operating results and financial condition. Our ability to make capital expenditures is limited by the substantial taxes and duties that we pay to the Mexican Government, the ability of the Mexican Government to adjust certain aspects of our annual budget, fluctuations in our revenues related to lower oil prices and any other constraints on our liquidity. Our ability to undertake the necessary capital investments to maintain current production levels depends on the availability of financing. For more information on the liquidity constraints we are exposed to, see “—Risk Factors Related to our Operations—We have a substantial amount of indebtedness and other liabilities

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 14 of 128 and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government” above. In addition, we have entered into strategic alliances and other joint arrangements with third parties in order to develop our reserves. If our partners were to default on their obligations to us, we may be unable to maintain production levels or extract from our reserves. Moreover, we cannot assure you that these strategic alliances and other joint arrangements will be successful or reduce our capital commitments. For more information, see “—Risk Factors Related to Our Operations—We participate in strategic alliances and other joint arrangements, which may not perform as expected, and could harm our reputation, could have an adverse effect on our business, results of operations and financial condition” above. The Mexican Government has historically imposed price controls in the domestic market on our products. The Mexican Government has from time-to-time imposed price controls on the sale of natural gas, liquefied petroleum gas, gasoline, diesel, gas oil intended for domestic use, fuel oil and other products. As a result, we have not always been able to fully pass on price increases to our customers in the domestic market. In 2017, the Mexican Government began gradually removing price controls on gasoline and diesel as part of the liberalization of fuel prices in Mexico. As of the date of this report, sales prices of gasoline and diesel are determined by the free market. However, control mechanisms have been established, such as the agreement issued by the Federal Executive, which establishes a maximum price per liter for regular gasoline. We do not have control over the Mexican Government’s domestic policies, and the Mexican Government could reintroduce price controls in the domestic market in the future. The imposition of such price controls would adversely affect our results of operations Risk Factors Related to Mexico Economic conditions and government policies in Mexico and elsewhere may have a material impact on our operations. A deterioration in Mexico’s economic condition, social instability, political unrest or other adverse social developments in Mexico could adversely affect our business and financial condition. These circumstances could also lead to increased volatility in exchange rates and financial markets, thereby restricting our ability to secure new financing on favorable terms or at all and service our debt. In the past, the Mexican Government has implemented budget cuts in response to declining international crude oil prices and global economic conditions, and it may reduce our budget in the future. Any such budget cuts could adversely affect the Mexican economy and, consequently, our results of operations, and ability to service our debt. See “Risk Factors — Risk Factors Related to our Relationship with the Mexican Government—The Mexican Government controls us, could transfer or reorganize our assets, or may limit our ability to satisfy our external debt obligations” above. Mexico has experienced periods of economic contraction or low growth, high inflation, elevated interest rates, currency devaluation and other economic challenges. These conditions may worsen or recur in the future and could adversely affect our financial condition, as well as our ability to service our debt, particularly in the absence support from the Mexican Government. A deterioration in international financial or economic conditions, whether due to a slowdown in growth or recessionary conditions affecting Mexico’s trading partners, including the United States, or as a result a new financial crisis, could have adverse effects on the Mexican economy, the Mexican Government’s ability to support us, our financial condition and our ability to service our debt. Economic and political developments in Mexico and the United States may adversely affect Mexican economic policy and, in turn, our operations.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 15 of 128 Federal elections were held in Mexico and in the United States on June 2, 2024, and November 5, 2024, respectively. In Mexico, Claudia Sheinbaum Pardo was elected president and assumed office on October 1, 2024. In the United States, Donald J. Trump won the election and assumed the presidency on January 20, 2025. Economic conditions in Mexico are highly correlated with economic conditions in the United States due to geographic proximity and the high degree of commercial and economic interdependence between the two countries. Accordingly, political developments in the United States, including changes in American administrations and U.S. government policies, including fiscal, tariff, immigration policies, among others, can influence the exchange rate between the U.S. dollar and the Mexican peso and adversely affect economic conditions in Mexico. In addition, given that the Mexican economy is heavily related with the U.S. economy, policies that are unfavorable to Mexico or a deterioration in U.S.-Mexico relations may adversely affect Mexico’s economy. We cannot provide any assurances that political developments in Mexico and the United States, over which we have no control, will not have a material adverse effect on our results of operations and financial condition, including our ability to repay our debt. Changes in global trade policy could adversely the Mexican economy and, in turn, our operations and financial condition. During the first nine-month period ended September 30, 2025, our export sales to the United States amounted to Ps. 322.7 billion, which represented 27.7% of our total revenues and 75.2% of our export sales for the year. With limited exceptions, exports of petrochemical products from Mexico to the United States have been free or exempt from tariffs since 2003 under the North American Free Trade Agreement and the United States-Mexico-Canada Agreement (the “USMCA”) that replaced it on July 1, 2020. While petrochemical exports from Mexico to the United States remain exempt from tariffs under the USMCA, any shift in trade relations among Mexico, the United States and Canada resulting from the implementation of tariffs or the renegotiation of the USMCA could require us to renegotiate our contracts or lose business, which could in turn result in a material adverse impact on our business and results of operations. During 2025, the U.S. government has made changes to its international trade policy and, in some cases, has expressed interest in renegotiate or potentially terminate certain existing trade agreements. In addition, the U.S. government recently imposed tariffs on certain goods, including steel and aluminum, affecting several sectors; has announced new baseline tariffs applicable to all of its trading partners and has indicated a willingness to impose tariffs on other products, including a possible raising tariffs on imports from Mexico. In response, Mexico has considering the possibility of reciprocal responses, but not yet enacted or confirmed, in imposing tariffs on certain U.S. products. Disruptions to global trade, the introduction of barriers and bilateral frictions, together with any future downturns in the global economy resulting therefrom, could adversely affect our financial condition, results of operations and ability to repay our debt. The macroeconomic environment in which we operate is beyond our control and may become less favorable in the future. There can be no assurances that the USMCA will not be renegotiated, nor that U.S.-Mexico trade relations will not deteriorate and result in the imposition of trade barriers on the products that we produce and sell. A trade dispute between the United States and Mexico may have negative effects on the Mexican economy, exchange rates, inflation and economic prospects, which may in turn negatively affect our business and results of operations. Mexico has experienced a period of heightened criminal activity, which could affect our operations. In recent years, Mexico has experienced a period of heightened criminal activity, primarily due to the activities of drug cartels and related criminal organizations. Particularly, the development of an illicit fuel market in Mexico has led to heightened theft and illegal trading of fuels that we produce, as well as the theft of our equipment and materials. In response, the Mexican Government has implemented various security measures and has strengthened its military and police forces. We have also continued to adopt strategic measures to reduce theft and other criminal activities targeting our facilities and products. However, criminal activity remains prevalent in Mexico and is likely to persist. In this regard, crimes involving the theft and trade of hydrocarbons with tax evasion have been identified. Criminal activities, along with the associated damage to human life and

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 16 of 128 property, may disrupt operations, interrupt the supply and distribution of our products, lead to significant economic losses, and negatively impact our business continuity, financial condition and results of operations. Changes in Mexico’s exchange control laws may hamper our ability to service our foreign currency debt. The Mexican Government does not restrict the ability of Mexican companies or individuals to convert pesos into other currencies. However, we and certain other Mexican Government entities are required to buy and sell our foreign currency with Banco de México (the “Mexican Central Bank”) in accordance with its terms and conduct all foreign currency transactions in compliance with its regulations. We cannot provide assurances that the Mexican Government will maintain its current policies regarding the peso. The Mexican Government has imposed foreign exchange controls in the past and could do so again in the future. If imposed, Mexican Government policies preventing us from exchanging pesos into U.S. dollars could hamper our ability to service our debt, the majority of which is denominated in currencies other than pesos, and other foreign currency obligations. The current Mexican Government administration has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on our business, financial position or operating results. The political coalition led by Mexico’s National Regeneration Movement (Movimiento de Regeneración Nacional or “Morena”) party has sufficient control in the Mexican Congress and several state legislatures to implement significant reforms, including amendments to the Mexican Constitution. The 2024 Mexican federal election strengthened Morena’s political position, as it won the presidency and obtained a qualified majority in the lower chamber of the Congress and the Senate. The new Congress assumed office on September 1, 2024, and the new president, Claudia Sheinbaum, assumed office on October 1, 2024. The concentration of political power in Mexico and any changes in Mexican politics or the Mexican economy resulting therefrom could have a material adverse impact on our business, results of operations, financial condition and Pemex’s ability to meet its obligations. We cannot predict the nature or viability of any future legal or constitutional reforms or when or how they might be implemented. We cannot provide any assurances that these changes will not adversely affect the Mexican economy or our business, financial condition, results of operations and, ultimately, our ability to pay our debt when due. Risk Factors Related to Climate Issues Environmental regulations, including those aimed at mitigating climate change, could result in material adverse effects on our results of operations. A wide range of general and industry-specific environmental laws and regulations apply to our operations. This regulatory framework is continuously evolving and has become increasingly strict and costly. Compliance with these regulations entails significant operational and capital expenditures and limits our ability to extract hydrocarbons, resulting in lower revenues. Failure to comply could lead to substantial fines, operational restrictions, and adversely affect our profitability and financial performance. In addition, noncompliance with applicable regulatory requirements or poor environmental performance may damage our reputation and may limit our ability to access financing on favorable terms or at all. Global efforts aimed at reducing greenhouse gas emissions, decarbonizing the economy and limiting global warming have led to an increased regulatory and financial burden for companies in the energy sector. This could result in additional capital requirements over the medium- to long-term to execute projects included in transition plans, as well as economic losses arising from legal liabilities, trade restrictions or, ultimately, the mandatory shutdown of our facilities.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 17 of 128 We are exposed to severe natural and weather conditions, which may be exacerbated by climate change. Our facilities and operations are exposed to physical risks from extreme weather events, such as floods, hurricanes, wildfires, droughts, extreme weather conditions, among others; as well as long-term hazards, such as sea level rise, changes in precipitation patterns and increases in global average temperatures. Climate change has intensified the frequency and severity of adverse weather conditions, which could cause severe damage to our key facilities, disrupt our operations, reduce our production capacity and increase operational and maintenance costs. Adapting and protecting our assets from these risks may increase our costs and expenses and, in turn, could adversely affect our financial condition and limit our ability to invest in strategic projects. Growing international concern over climate change could adversely impact the value of our assets, our strategies and our results of operations. In the context of the global transition to a low-carbon economy, we face growing regulatory and financial challenges. Climate change mitigation policies, such as carbon taxes, cap-and-trade schemes and new energy efficiency requirements, may increase our operational costs and adversely affect our financial condition. International agreements, such as the Paris Agreement adopted by the Mexican Government, include commitments to reduce greenhouse gas emissions, which could result in additional restrictions on the exploration, production, and refining of hydrocarbons. Measures taken in response to these commitments could increase our costs and expenses. Additionally, such measures may boost a shift in consumer demand from petroleum-based fuels toward lower-carbon alternatives, adversely affecting our operations, financial results and long-term viability. Our failure to implement a successful energy transition plan may damage our reputation, increase regulatory scrutiny and reduce our ability to contract with third parties or obtain financing in favorable terms. In addition, global decarbonization could negatively impact on our business due to technological changes, such as the proliferation of cheaper renewables, making oil-based energy comparatively less profitable. Other risks include increasing consumer pressure for sustainable products and possible structural changes in the market, such as sharp drops in hydrocarbon product prices. All these factors may have an adverse effect on our business, results of operations and financial condition. Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance. In recent years, our financial counterparties, including investors, lenders and insurance companies, have expressed interest in our performance regarding ESG criteria. ESG considerations encompass: (i) social challenges such as improving our practices regarding human rights, worker health and protection, fair employment practices and culture of gender equality; (ii) environmental challenges such as reducing our greenhouse gas and air pollutant emissions, improving our effluent treatment systems, hazardous waste management and complying with admissible water discharge parameters; and (iii) corporate governance practices to integrate senior management decision-making, risk management and internal control processes. While U.S. regulators have in past years called for increased ESG disclosure, it is expected that federal ESG-related regulations under the current U.S. presidential administration will deprioritize disclosure or mandate the abandonment of ESG programs, while regulations at the state level will vary. For fiscal year 2025, we have to file with the Bolsa Mexicana de Valores, S. A. B. de C. V. (Mexican Stock Exchange) an ESG report in accordance with IFRS S1 about Sustainability and IFRS S2 about Climate. Failure to adapt to or comply with regulatory requirements or evolving investor or stakeholder expectations and standards for ESG practices may harm our reputation and ability to access capital, which may, in turn, have an adverse impact on our results of operation and financial condition.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 18 of 128 Risk Factors Related to the Certificados Bursátiles. Secondary Market for the Certificados Bursátiles. Currently, Certificados Bursátiles (peso-denominated publicly traded notes) present low operation levels in the secondary market and the Company cannot provide assurances that there will be a sustained development of said market. These notes have been registered in the Registro Nacional de Valores (Mexican National Securities Registry, RNV) and are traded in the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange, or BMV). Notwithstanding, the Company cannot provide assurances that there will be an active market to trade these Certificados Bursátiles, or that they will be traded at par or above its initial offering. The previous could limit the holders’ capacity to sell them at the price, moment and amount that they may wish to. Therefore, potential investors must be prepared to assume the risk in investing in Certificados Bursátiles until their maturity. To promote liquidity to Certificados Bursátiles, in November 2013, the Company established a Market-Makers Program for its peso-denominated Certificados Bursátiles at fixed and floating rates. This program is directed to financial institutions under applicable laws and with regard to the operating rules set forth by the Company in its website. Financial obligations compliance. The Company considers it has fulfilled in a timely and orderly manner, with the reports registered with the SEC and every requirement from said authority. The Company is aware of both the principal payment and the interest generated by those securities. The Company files with the SEC its Annual Report in the 20-F Form. Additionally, the Company provides information regarding relevant events and quarterly reports (current quarter as compared to same quarter of the previous year) to foreign investors that it files with Mexican regulators Comisión Nacional Bancaria y de Valores (National Banking and Securities Commission, or the CNBV) and BMV, through the filing of Forms 6-K with the SEC. The Company considers it has fulfilled in a timely and orderly manner, with the quarterly reports and information regarding relevant events that it files with Mexican regulators BMV and CNBV. In addition, the company has presented copy of corresponding quarterly reports to the Luxembourg Stock Exchange and Switzerland’s Stock Exchange, regarding the securities listed in every one of them. The Company considers it has delivered in a timely and orderly manner, for the last three years, the reports that Mexican and foreign legislation require it to do, regarding periodic information and relevant events. Use of Proceeds. The total amount of resources obtained from the Company’s issuance of Certificados Bursátiles have entered the Company’s treasury and were allocated in accordance to the company’s. Public Domain Documents. This quarterly report can be accessed through the CNBV’s information center, on its website, www.cnbv.gob.mx, and in the BMV, on its website, www.bmv.com.mx, or at the company’s website, www.pemex.com. In addition, any public information that the Company has delivered to national and foreign securities regulators under the Ley del Mercado de Valores (Securities Market Law) and other applicable normativity can be accessed at the Company’s website, www.pemex.com and be obtained as per request of any investor through a written request to the Company, located at Avenida Marina Nacional No. 329, Torre

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 19 of 128 Ejecutiva, Piso 38, Colonia Verónica Anzures, Alcaldía Miguel Hidalgo, C.P. 11300, Ciudad de México, México, Telephone No.: +52 (55) 9126-2940, E-mail: ri@pemex.com, to the Investor Relations Office. Disclosure of results of operations and prospects [text block] Operating Summary Liquid hydrocarbon production During 3Q25, liquid hydrocarbons averaged 1,656 thousand barrels per day (Mbd), representing a decrease of 120 Mbd compared with the previous quarter. In the same period, crude oil production averaged 1,648 Mbd, 116 Mbd lower than in 3Q24, mainly due to the natural decline of mature fields and delays in the installation of offshore infrastructure. Of total output, 64% came from offshore fields and 36% from onshore fields, while the Ku-Maloob-Zaap, Cantarell, and Abkatún-Pol Chuc assets accounted for 68% of national crude oil production. Hydrocarbon gas production reached 3,730 MMcfd, a decrease of 19 MMcfd compared with 2024. This reduction was partially offset by the start-up of the Bakté field and the incorporation of new wells in Ixachi. Non-associated gas production increased by 110 MMcfd, equivalent to a 5.8% rise versus the previous year. Crude oil processing and petroleum production Crude oil processing averaged 1,009 Mbd, a 4.8% increase compared to the same quarter in 2024. This increase is primarily due to the sustained operational performance of NRS, further enhanced by the commissioning of two processing trains at the Olmeca refinery. Similarly, petroleum product output rose by 7.6% to reach 1,001 Mbd, of which 62.0% were high-value distillates (gasoline, diesel, and jet fuel). Gas processing and production During 3Q25, wet gas processing averaged 2,230 MMcfd, a decrease of 44 MMcfd compared with the same period of 2024. This variation resulted from higher production in the Southeast Region and lower output from the Burgos asset.

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Dry gas production averaged 1,747 MMcfd, down 29 MMcfd from 3Q24, mainly due to reduced feedstock availability at the Cactus, Ciudad Pemex, and Burgos gas processing complexes.

Upstream	3Q 24	3Q 25	Variation	
Total hydrocarbons (MMboed)	2,502	2,387	-4.6%	(115)
Liquid hydrocarbons (Mbd)[1]	1,776	1,656	-6.7%	(120)
Crude oil production	1,764	1,648	-6.6%	(116)
PEMEX's production	1,758	1,641	-6.7%	(118)
Business partners' production	5	8	39.7%	2
Condensates	12	8	-35.6%	(4)
Natural gas (MMcfd)[2]	4,539	4,651	2.5%	112
PEMEX's production	4,480	4,614	3.0%	134
Business partners' production	59	37	-36.9%	(22)

Downstream	3Q 24	3Q 25	Variation	
Crude Oil Processing (Mbd)	962	1,009	4.8%	47
Dry gas from plants (MMcfd)	1,776	1,747	-1.6%	(29)
Natural gas liquids (Mbd)	156	128	-18.1%	(28)
Petroleum products (Mbd)	930	1,001	7.6%	71

[1] Crude oil and condensates

[2] Does not Include nitrogen. Includes production from business partners.

EXPLORATION AND EXTRACTION 3Q25

Crude oil Production

Maintaining base production and incorporating new output remain key factors in meeting operational targets and strengthening the company's long-term viability. In this context, well interventions continue to be essential activities to sustain and increase hydrocarbon production.

During 3Q25, PEMEX maintained its strategy to preserve base production through 379 minor repairs and 161 stimulations. Additionally, 20 well completions and 35 major repairs were carried out to incorporate incremental production.

As a result, crude oil production, including partner volumes, averaged 1,648 Mbd, representing a decline of 116 Mbd compared with the same quarter of 2024. This performance mainly reflected the natural decline of the Quesqui, Tupilco Profundo, Zaap, and Maloob fields; increased operational complexity in high-pressure, high-temperature (HPHT) wells; delays in offshore infrastructure installation at the Xanab and Quesqui fields; and atypical weather conditions that temporarily affected offshore operations.

Of total production, 64% corresponded to shallow-water fields and 36% to onshore fields. By crude type, 50% was heavy, 24% light, 10% super light, and 16% condensate. The Ku-Maloob-Zaap, Cantarell, and Abkatún-Pol Chuc assets accounted for 68% of total crude oil production.

Hydrocarbon Gas Production

During 3Q25, hydrocarbon gas production averaged 3,730 MMcfd, a decrease of 19 MMcfd compared with the same period of 2024, attributable to the natural decline of mature fields and delays in infrastructure development in producing areas, which limited the capacity to offset the reduction in volumes. Of total hydrocarbon gas output, 35% came from shallow-water fields and 65% from onshore fields.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

The start-up of the Bakté field and new wells in Ixachi helped partially mitigate this decline, reflecting progress in the onshore production strategy.

Non-associated gas production increased by 110 MMcfd (5.8%), mainly driven by higher volumes from Ixachi and other onshore fields. Of total non-associated gas production, 35% originated from shallow-water fields and 65% from onshore areas.

Gas Utilization

During 3Q25, gas utilization reached 93.0%, a decrease of 2.1 percentage points compared with the same period of 2024. This variation was concentrated in the Southern Region due to gas rejection at the Nuevo Pemex Gas Processing Complex, which faced limitations in processing sour wet gas from the Bakté field.

Infrastructure

During 3Q25, 16 development wells were completed, 11 fewer than in the same period of 2024. Regarding exploratory wells, 4 were completed, representing a decrease of two wells compared with the third quarter of the previous year.

Discoveries

During 3Q25, the analysis of three exploratory wells in the Marina Sur and Terrestre Sur assets revealed significant potential in preliminary 3P reserves. The Xomili-1 well, located in the Uchukil project, is in the evaluation stage and produces 35° API oil, with an estimated 12 MMboe in 3P reserves. Meanwhile, the Iklum-1A well, in the Cuichapa project, was a producer of 45° API gas condensate, with an estimated 111 MMboe in 3P reserves — making it the largest contributor. Finally, the Bakte-1DEL well, part of the Comalcaco project, provides an additional preliminary 3P reserve estimate of 17 MMboe.

Altogether, the combined preliminary estimate amounts to approximately 140 MMboe, consolidating an opportunity to increase the reserve base and strengthen future production.

Asset	Project	Well	Geological age	Initial production		Water depth (m)	Hydrocarbon type	Completion date	Remarks
				bpd	MMcfd				
Southern Offshore Exploration Asset	Uchukil	Xomili-1	Upper Miocene	1,670	1.17	35.6	Oil	Under evaluation	The well is in the testing stage, producing 35° API oil; preliminary 3P reserve estimate: 12 MMboe.
Southern Onshore Exploration Asset	Cuichapa	Iklum-1A	Middle–Lower Cretaceous	1,564	37.05	N/A	Gas condensate	July 16, 2025	The well produced 45° API gas condensate; preliminary 3P reserve estimate: 111 MMboe.
Southern Onshore Exploration Asset	Comalcalco	Bakte-1DEL	Cretaceous	2,812	39.81	N/A	Gas condensate	August 11, 2025	The well produces 45° API gas condensate; preliminary additional 3P reserve estimate: 17 MMboe.

21 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 22 of 128 INDUSTRIAL PROCESSES 3Q25 Crude Oil Processing In the third quarter of 2025, crude oil processing in the National Refining System (NRS) averaged 1,009 Mbd, a 47 Mbd increase (4.8%) compared to the same quarter in 2024. This increase is primarily due to the sustained operational performance of NRS, further enhanced by the commissioning of two processing trains at the Olmeca refinery. Petroleum Products Production In the third quarter of 2025, petroleum product output averaged 1,001 Mbd, a 71 Mbd increase (7.6%) compared to the same period in 2024. The production basket included 344 Mbd of gasoline, 235 Mbd of diesel, 42 Mbd of jet fuel, and 380 Mbd of other petroleum products and LPG. In this regard, the yield of gasoline, diesel, and jet fuel increased by 9.3 percentage points compared to the same period in 2024, rising from 52.7% to 62.0%, as a result of improved reliability of processing plants due to the rehabilitation program of the NRS. PEMEX Service Stations As of September 30, 2025, a total of 7,358 service stations were operating under the PEMEX Franchise, representing a 1% increase compared to the same date in 2024. Of these, 7,171 stations are operated by third parties, while 45 are owned by PEMEX and serve as self-consumption stations. Additionally, 1,155 service stations were operating under a brand sublicensing scheme, and 6,274 stations operated under non-PEMEX brands, supplied either by PEMEX or through direct imports. Related parties Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relation with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations. Mrs. Emilia Esther Calleja Alor, Chief Executive Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in accordance with the Article 18 Fraction V of the Ley de la Empresa Pública del Estado, Petróleos Mexicanos. CFE has executed several purchase agreements with Industrial Processes and Energy Transformation. As of September 30, 2025, the amount of operations held is Ps. 24.2 billion and the balance receivable is Ps. 8.8 billion. Natural Gas Processing and Production During 3Q25, the processing of wet gas averaged 2,230 MMcfd, a decrease of 44 MMcfd compared to the same period in 2024. This variation reflects a 31 MMcfd increase in sour wet gas production in the Southeast region, offset by a 78 MMcfd decline in sweet wet gas production in the Northern region, mainly from the Burgos asset. The production of dry gas averaged 1,747 MMcfd, 29 MMcfd lower year over year, due to reduced availability at the Cactus, Ciudad Pemex, and Burgos Gas Processing Complexes. Regarding gas liquids, production declined by 28 Mbd, primarily impacted by lower output at Nuevo Pemex and Burgos. Finally, the processing of condensates averaged 9 Mbd, nearly 5 Mbd lower than in the same period last year, mainly due to lower receipts of both sour and sweet condensates.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 23 of 128 Environmental, Social & Governance Criteria 3Q25 Environmental Carbon Dioxide Equivalent Emissions During 3Q25, carbon dioxide equivalent (CO2e) emissions reached 16.5 MMt, representing an increase of 15.4% compared to the same period in 2024. Although the partial restoration of cogeneration steam supply at one of the gas processing complexes helped to limit flaring, this source of emissions remains present. By the end of August, the National Natural Gas Control Center (CENAGAS) authorized a higher volume of gas injection into distribution pipelines in Veracruz, which will help reduce flaring in the Exploration and Extraction (E&E) region. However, emissions in the area remained above typical levels during the quarter. Methane Emissions During the period, methane emissions totaled 179.8 Mt, a 25% increase compared to the same period in 2024, mainly due to incomplete combustion in flare systems, higher volumes of gas sent to these systems, and the incorporation of new wells in Exploration and Extraction. Sulfur Oxide Emissions During the quarter, sulfur oxide (SO?) emissions amounted to 327 Mt, a 0.1% reduction compared to the same period in 2024. This result reflects improvements in recovery systems at refining facilities, progress in the rehabilitation of gas processing operations, and continued reductions in Exploration and Extraction. Water Reuse During 3Q25, the ratio of reused water to total water use decreased by 36.6% compared to the same period in 2024, reflecting a 38% reduction in the volume of reused water (7.21 MMm³). Although water reuse increased at the wastewater treatment plants in Salamanca (49%) and Tula (6%), these gains did not offset declines at the Madero and Cadereyta facilities, where operational failures and pending rehabilitation work significantly reduced treatment capacity. Energy Consumption During 3Q25, total energy consumption amounted to 119.9 petajoules (PJ), a 4.2% decrease compared to the same period in 2024, mainly due to lower extraction and crude processing volumes, which declined by 6.0% and 4.0%, respectively. Initiatives for Atmospheric Emissions Reduction and Climate Change Adaptation  Emissions Trading System (ETS). During the quarter, the facilities participating in the pilot phase of the ETS completed the submission of verified inventory reports. The Advisory Committee resumed its sessions to review proposals for the operational phase, which will continue into the fourth quarter.  Greenhouse Gas (GHG) Emissions. Maintenance work on sour vapor recovery systems advanced across logistics operations, helping to eliminate one of the main sources of GHG emissions. By 3Q25, the intermittent operation of these systems has enabled a significant reduction in emissions, including in refining and petrochemical processes.  Gas Utilization. Infrastructure for gas handling and recovery in Exploration and Extraction was strengthened, highlighting the rehabilitation of compressors, the commissioning of new facilities, and the reactivation of boosters.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 24 of 128  Methane Emissions. Leak detection and repair programs continued in offshore and onshore facilities, in compliance with ASEA regulations. As part of the “Zero Routine Flaring by 2030” initiative, PEMEX presented projects with potential to reduce emissions to the World Bank, following technical visits to Bellota, Paredón, and Tula.  Climate Change Adaptation. Climate risk assessments were completed for the Burgos, Arenque, and Poza Rica Gas Processing Complexes (CPG), while similar studies advanced at the Matapionche and Ciudad Pemex CPGs, as well as at the Cangrejera Petrochemical Complex and the Salamanca, Minatitlán, Tula, and Cadereyta refineries.  Follow-up on the Critical Risk Management Program. Of the 240 identified environmental risks, 27.9% have been resolved, 25% are in progress, and 26.3% have active work plans. Among Priority 1 risks, 51.2% have been addressed, 31.7% (13) are in progress, and 9.8% (4) are in the contracting stage. The estimated investment for their comprehensive mitigation amounts to Ps. 15.5 billion, focused on reducing impacts on soil, water, and air. Social Occupational Health and Industrial Safety PEMEX reaffirms its commitment to comprehensive risk management through the continuous strengthening of its industrial safety and occupational health systems. The corporate strategy focuses on the identification, assessment, and control of critical risks, with an emphasis on incident prevention and the protection of strategic assets. These actions contribute to ensuring safe operations, operational continuity, and the safeguarding of human capital, in alignment with the company’s principles of sustainability and corporate responsibility. Frequency Index As of 3Q25, the frequency index for PEMEX personnel stood at 0.29 accidents per million man-hours worked with exposure to risk, a 17% decrease compared to the 0.35 recorded in the same period of the previous year. During the third quarter, 27 workers were injured across various PEMEX business lines. Industrial Processes reported the highest number of cases, with 10 incidents at facilities such as the Cosoleacaque Gas Processing Complex and several refineries. Exploration and Extraction recorded seven injuries, mainly in drilling, production, and safety activities. Administration and Services reported five cases in healthcare and asset areas. Logistics registered three incidents in regional and maintenance departments, while Energy Transformation reported two cases at the Nuevo Pemex Gas Processing Complex. Severity Index As of 3Q25, the cumulative severity index for PEMEX personnel stood at 14 lost workdays per million man-hours worked with exposure to risk, a 44% reduction compared to the 25 lost workdays recorded in 2024.In all moderate and serious incidents, Petróleos Mexicanos conducts a root cause analysis to identify the underlying causes and define corrective actions to prevent recurrence. In the case of very serious incidents, the analyses have been carried out by independent national or international investigators, ensuring full transparency and helping to strengthen the PEMEX SSPA System and accountability to stakeholders.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 25 of 128 Safety, Occupational Health, and Environmental Protection Initiatives During the quarter, various evaluation and performance monitoring activities were carried out under the SSPA framework, including the following: • Second-Party Audit on SSPA Performance - An audit was conducted at the Southern Onshore Oil Operations Submanagement in Cárdenas, resulting in 13 non- conformities. • Critical Event Management - Participation took place in the Root Cause Analysis (ACR) related to the incident at the Cosoleacaque Processing Center, where five workers sustained burns caused by splashes of hot chemical substances while handling a valve. - The ACR corresponding to the fatality that occurred during an earthquake at the Salina Cruz Refinery was reviewed. - Follow-up was provided on the recommendations derived from the ACRs of Teotleco 101DL, Akal-B, and Nohoch-A, including the submission of supporting evidence of compliance. • Verification Program for Low-Performance Work Centers - Implementation continued for the verification program aimed at reducing accident rates in work centers with poor SSPA performance. During the quarter, verification visits were conducted at several Logistics facilities. • Inventory of Safety and Reliability Risks - As of 3Q25, 86% of the industrial safety risk inventory (743 of 864) has been addressed. The remaining 121 risks have active mitigation and monitoring programs in place until full resolution. Work continues on risks identified in previous years. - The estimated investment required to address the entire inventory amounts to Ps. 23.3 billion, of which Ps. 6.2 billion corresponds to the pending risks. Social Responsibility During 3Q25, PEMEX implemented 85 Programs, Works, and/or Actions (PROA), 20 donations, and one Mutual Benefit Project (OBM) as part of its social responsibility strategy in communities with operational presence. Social investment totaled Ps. 639 million, directed toward projects in health, education, basic infrastructure, environmental protection, public safety, and institutional strengthening, based on territorial diagnostics. Interventions were carried out across 12 strategic federal entities, selected for their operational relevance and historical ties to the company. This targeted approach enabled support for communities facing greater social challenges, strengthening local capacities and contributing to territorial development, in alignment with the Sustainable Development Goals (SDGs).

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

State	Donations		OBM		PROA		Total investment
	#	Ps. million	#	Ps. million	#	Ps. million	Ps. million
BCS	1	6.1	-	-	-	-	6.1
Campeche	2	48	-	-	1	2.9	50.8
Chiapas	0	-	-	-	8	27.6	27.6
Guanajuato	1	23.3	-	-	1	1.8	25.1
Guerrero	1	12.3	-	-	-	-	12.3
Hidalgo	0	-	-	-	21	46.3	46.3
México	2	6.5	-	-	-	-	6.5
Oaxaca	9	93.4	-	-	10	29.4	122.8
Puebla	2	9.1	-	-	3	10.3	19.3
Tabasco	0	-	1	20	23	172	192
Tamaulipas	0	-	-	-	1	1.4	1.4
Veracruz	2	21.3	-	-	17	107.2	128.6
Total	**20**	**220**	**1**	**-**	**85**	**398.9**	**638.8**

Spending by strategic axis


2%
12%
1%
34%
Public Security and Civil Protection
Health
Donations
Environmental Protection
Infrastructure
Education and Sports

26 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 27 of 128 The following are some of the most relevant PROAs implemented during the quarter, organized according to the Sustainable Development Goals (SDGs) that guide the company’s social responsibility strategy. Sustainable Development Goal PROAs SDG 2 Zero Hunger · PEMEX supported rural producers and entrepreneurs in Oaxaca and Campeche through productive projects and community equipment, rehabilitating storage spaces, fairs, and training areas. These actions strengthen the local economy, promote self-sufficiency, and generate employment in communities with agricultural and fishing activities. SDG 3 Good Health and Well- Being · PEMEX provided free medical services to rural and semi-urban communities through mobile medical units and health brigades in Tabasco, Veracruz, Campeche, and Oaxaca. These included consultations, preventive exams, and vaccination campaigns. In addition, health infrastructure was strengthened with equipment, supplies, and ambulance donations, improving healthcare delivery and emergency response capacity. SDG 4 Quality Education · Furniture and equipment were delivered in Tabasco; classrooms and sports facilities were rehabilitated in Veracruz; and educational materials were provided in Campeche and Tamaulipas, benefiting students at the basic, technical, and upper secondary levels in high-marginalization areas. SDG 16 Peace, Justice and Strong Institutions · In collaboration with local authorities, PEMEX delivered emergency vehicles, equipment, and logistical support in Tabasco and Tamaulipas, strengthening the operational capacity of public safety and civil protection agencies. These actions improved emergency response and contributed to public safety for thousands of residents. Governance During 3Q25, PEMEX continued implementing the “Pemex Cumple” Compliance Program. The program promotes corruption risk prevention, accountability, and the development of a sustainable organizational environment through actions that strengthen social responsibility, institutional capacity, and commitment to ethical values.  Training A total of 1,980 employees received training through courses aimed at strengthening ethical culture and preventing corruption.  Due Diligence Opinions Through the Due Diligence System, 862 requests were received for the issuance of due diligence opinions, of which 823 were addressed, mainly related to the execution of commercial agreements with third parties.  Promotion of Compliance in Transparency, Access to Information, and Personal Data Protection

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 28 of 128 Open Data: PEMEX coordinated with the Digital Transformation and Telecommunications Agency to update and align its databases with the national open data platform. Technical meetings were held to define mechanisms for uploading and consolidating information. Transparency Initiatives: PEMEX maintained its participation in the Extractive Industries Transparency Initiative, addressing requests from the International Secretariat and participating in meetings convened by the national technical working group in follow-up to the 2025 work plan. Institutional Policy Framework: The process to update internal policies and guidelines on transparency, access to information, and personal data protection was initiated, with the objective of aligning them with newly issued legal requirements. Transparency Obligations: As of the end of the second quarter, 7,617,737 data records were reported on the National Transparency Platform. The upload corresponding to the third quarter was scheduled for October, in accordance with applicable guidelines. Financial position, liquidity and capital resources [text block] Financial Summary Revenues In the third quarter of 2025, sales and service revenues amounted to Ps. 378.9 billion, an 11.1% decrease as compared to the same period in 2024. This variation is mainly due to lower export sales, driven by reduced crude oil volumes and lower prices, as well as a decline in domestic sales attributable to lower volumes of Magna gasoline, diesel, and fuel oil. Cost of Sales The cost of sales, including fixed assets impairment, recorded Ps. 341.6 billion, a 10.3% decrease as compared to the same quarter of the previous year. This decrease is mainly explained by lower purchases of products for resale, the elimination of extraction and exploration duties, and a smaller variation in inventories, partially offset by an increase in taxes on domestic sales. Taxes and Duties During 3Q25, PEMEX incurred Ps. 47.7 billion in taxes and duties, including the Welfare Oil Duty. This contrasts with a tax credit of Ps. 6.0 billion recorded in 3Q24. The change is largely explained by the fiscal stimulus applied in 2024, which granted a 100% credit on provisional payments of the Profit-sharing Dury (DUC) from May to July. Net Result In the quarter, PEMEX recorded a Ps. 61.2 billion net loss, lower than the loss recorded in 3Q24 (Ps. 161.5 billion). The improvement was mainly due to lower cost of sales, reduced impairment of fixed assets, and a foreign exchange gain of Ps. 33.4 billion, driven by the depreciation of the U.S. dollar against the Mexican peso.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 29 of 128 These effects were partially offset by lower sales, higher impairment of financial assets, derivative losses, and increased taxes. Financial Debt As of September 30, 2025, total financial debt recorded U.S. $ 100.3 billion. Translated at an exchange rate of Ps. 18.3825 per U.S. $ 1.00, this amounts to approximately Ps. 1,843 billion. Financial Resources PEMEX has revolving credit facilities for liquidity management of up to U.S. $ 5.7 billion and Ps. 20.5 billion. As of September 30, 2025, U.S. $ 4.2 billion and Ps. 20.5 billion were available. EBITDA EBITDA amounted to Ps. 58.4 billion, a Ps. 27 billion decrease as compared to the third quarter of 2024. CAPEX As of September 30, 2025, capital expenditure amounted to Ps. 110.6 billion. Consolidated Income Statement from July 1 to September 30, 2025 Total Revenues from Sales and Services Total sales and services revenue amounted to Ps. 378.9 billion, representing an 11.1% decrease compared to the third quarter of 2024. This variation was primarily driven by:  a 21.5% decrease in export sales value, mainly due to lower crude oil export volumes and lower prices; and  a 4.2% decrease in domestic sales, due to a volume decrease in magna value, resulting from lower sales volumes of regular gasoline, diesel, and fuel oil sold. Cost of Sales Cost of sales, including fixed asset impairment, totaled Ps. 341.6 billion, a 10.3% decrease. This variation was primarily driven by:  a Ps. 38.3 billion decrease in product purchases;  a Ps. 5.8 billion decrease in extraction and exploration duties due to the elimination of these duties starting in 2025;  a Ps. 21.9 billion decrease in fixed asset impairment, resulting from a lower discount rate applied; partially offset by  a Ps. 5.8 billion increase in exploration expenses and unsuccessful wells;  a Ps. 5.4 billion increase in conservation and maintenance expenses;  a Ps. 3.3 billion increase in taxes on domestic sales;  a Ps. 7.1 billion increase in other operating expenses;  a Ps. 3.2 billion increase in auxiliary services paid to third parties. Taxes and Duties During 3Q25, total taxes and duties amounted to Ps. 47.7 billion, including the Oil Welfare Duty, compared to a credit of Ps. 6.0 billion in the same period of 2024. This increase was mainly due to the application of the tax incentive established by the decree dated August 23, 2024, which granted a 100% tax credit on the provisional payments of the Profit-sharing Duty corresponding to the months of May, June, and July 2024. As a result, the tax expense for the quarter showed a significant increase. Net Income Evolution (Loss) In the third quarter of 2025, PEMEX recorded a net loss of Ps. 61.2 billion, compared to a net loss of Ps. 161.5 billion in 3Q24.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 30 of 128 The main factors contributing to this variation were: i) a decrease in cost of sales; ii) a decrease in fixed asset impairment; iii) an increase in foreign exchange gains; partially offset by iv) a decline in sales; v) an increase in financial asset impairment; vi) higher costs associated with derivative financial instruments; and vii) an increase in taxes and duties. During the quarter, a foreign exchange gain of Ps. 33.4 billion was recorded, compared to a foreign exchange loss of Ps. 130.1 billion in 3Q24. This variation was driven by the appreciation of the Mexican peso against the U.S. dollar in 3Q25, in contrast to the depreciation observed during the same period of the previous year. The exchange rate moved from Ps. 18.8928 per U.S. $ 1.00 on June 30, 2025, to Ps. 18.3825 per U.S. $ 1.00 on September 30, 2025, representing a 2.7% change. Additionally, the cost of Ps. 2.8 billion was recorded for derivative financial instruments in 3Q25, compared to a profit of Ps. 2.5 billion in 3Q24. This change is mainly explained by the fair value effect of cross-currency swaps, currency options, and crude oil options. Comprehensive Income (Loss) In 3Q25, comprehensive income totaled Ps. 175.8 billion, primarily driven by actuarial losses resulting from a decrease in the discount rate from 10.30% as of June 30, 2025, to 9.75% as of September 30, 2025, and negative foreign currency translation effects totaling Ps. 13.7 billion, associated with the depreciation of the U.S. dollar against the Mexican peso. Consolidated Balance Sheet as of September 30, 2025 Working Capital As of September 30, 2025, a negative working capital of Ps. 463.8 billion was recorded, compared to a negative working capital of Ps. 768.0 billion as of December 31, 2024. This positive variation of Ps. 304.2 billion was mainly driven by:  an increase in cash and cash equivalents of Ps. 306.2 billion;  an increase in Federal Government Bonds of Ps. 6.7 billion;  an increase in assets from derivative financial instruments of Ps. 7.0 billion;  an increase in inventories of Ps. 3.7 billion;  a decrease in liabilities from derivative financial instruments of Ps. 34.6 billion; partially offset by  an increase in short-term debt of Ps. 17.9 billion;  an increase in suppliers of Ps. 11.1 billion;  a decrease in other accounts receivable of Ps. 9.9 billion;  a decrease in accounts receivable of Ps. 8.2 billion; and  an increase in accrued expenses and lease liabilities of Ps. 8.3 billion. Debt Financial Resources As of September 30, 2025, Petróleos Mexicanos, the State-Owned Company, together with its subsidiary entities, carried out financing activities—including short-term bank borrowings—amounting to Ps. 817.3 billion (U.S. $ 44.5 billion). Total amortizations during the period amounted to Ps. 795.9 billion (U.S. $ 43.3 billion). As of that date, 92.1% of the total debt was denominated in currencies other than the Mexican peso, primarily in U.S. dollars. For accounting purposes, this debt is translated into Mexican pesos using the closing exchange rate.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 31 of 128 Financing Activities In line with the Business Plan of Petróleos Mexicanos, State-Owned Productive Enterprise, and its Subsidiary Companies for 2023– 2027, the strategy to converge toward zero net debt continues. Financial Market Operations In the third quarter of 2025, PEMEX carried out following financing operations. Date Instrument Amount (Billion) Due date August 18, 2025 Contract U.S. $ 11.3 August, 2030 Revolving Credit Facilities PEMEX maintains revolving credit facilities for liquidity management totaling U.S. $ 5.7 billion and Ps. 20.5 billion. As of September 30, 2025, U.S. $ 4.2 billion and Ps. 20.5 billion were available. Hedging Strategy Since 2017, PEMEX has implemented an annual hedging strategy to protect its revenues against market volatility. Crude Oil For fiscal year 2025, the oil hedging strategy covers approximately 38% of the company’s estimated total exposure. This strategy is based on monthly put-spread purchases, designed to provide protection against price drops of up to U.S. $ 5 per barrel for the Mexican crude oil mix. The strike price is selected based on a balance between cost and protection, as determined by PEMEX. As a result of crude oil price volatility observed through September 2025, PEMEX obtained a gain of U.S. $ 157.6 million. Crack Spread Hedding To mitigate the impact of potential declines in gasoline and diesel crack spreads, PEMEX implemented a hedging strategy in 2025 to safeguard its cash flows. As of the end of June, the strategy covered 5.31 million barrels of gasoline and 0.99 million barrels of diesel for the periods from March to August and July to October 2025, respectively. As a result of gasoline crack spread volatility between January and September 2025, the gasoline hedge yielded a net gain of U.S. $ 4.12 million. Foreign Exchange Hedging To strengthen its financial position, PEMEX executed a bond buyback, which involved unwinding derivative positions associated with foreign exchange hedging instruments, with a notional amount of EUR 500 million. As a result, a net gain of U.S. $ 53.7 million was recorded as of September 30, 2025.

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Investment Activities

Budgeted Investment[1]

For fiscal year 2025, PEMEX has an approved investment budget of Ps. 223.7 billion (U.S. $ 11.4 billion[2]). As of September 30, 2025, Ps. 182.4billion (U.S. $ 9.3 billion[3]) had been exercised, representing 81.6% of the approved budget.

Business Segment	2025 Budget (Ps. billion)	Investment Exercised as of September 30, 2025 (Ps. billion)
Exploration and Extraction[4]	180.5	155.9
Industrial Processes	31.5	21.9
Logistics	7.7	2.9
Energy Transformation	2.8	0.6
Corporate	1.2	1.1
Total	**223.7**	**182.4**

Budgetary investment has been primarily focused on supporting hydrocarbon extraction and refining activities aimed at producing refined products and gas liquids. In the Exploration and Extraction segment, resources continue to be allocated to accelerate the development and start-up of new fields, which has helped offset the natural decline of mature fields.

Additionally, investments are being directed toward the Refinery Rehabilitation Plan, to enhance operational reliability and increase crude oil processing capacity to strengthen the supply of refined products in the domestic market.

As of September 30, 2025, capital contributions had been made to subsidiary companies, including Ps. 1.9 billion for the capitalization or the subsidiary in charge of the Olmeca refinery in Dos Bocas, Tabasco, Ps. 1.8 billion to capitalize entities within the fertilizer business line, and Ps. 0.19 billion to *Gasolinas Bienestar*.

Capital Investment (CAPEX)

For fiscal year 2025, Pemex has a capital investment (CAPEX) budget of Ps. 133.5 billion (U.S. $ 6.8 billion[8]). As of September 30, 2025, Ps. 110.6 billion (U.S. $ 5.7 billion[9]) had been exercised, representing 83.0% of total CAPEX.

Business Unit	2025 Budget[5] (Ps. billion)	CAPEX Exercised as of September 30, 2025 (Ps. billion)
Exploration and Extraction	94.2	87.9
Industrial Processes	27.8	18.2
Logistics	7.7	2.9
Energy Transformation	2.8	0.6
Corporate	1.0	1.0
Total	**133.5**	**110.6**

Other Relevant Topics

PEMEX Strategic Plan 2025–2035[6]

The PEMEX Strategic Plan 2025–2035 aims to ensure the company's economic viability in the short, medium, and long term through an integrated approach focused on sustainability, operational efficiency, and alignment with national energy policy. Its central objective is to consolidate PEMEX as a cornerstone of Mexico's energy self-sufficiency and national development.

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PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 33 of 128 Strategic pillars and key goals 1. Liquid hydrocarbon production  PEMEX will contribute 92–95% of national production (approximately 1.8 million bpd).  Reactivation of mature fields and development of projects such as Zama and Trion.  Estimated reserves: 3,000 MMb of liquids and 13,671 MMcf of gas. 2. Gas production  Increase to 4,713 MMcfd between 2026–2030, with a peak of 5,010 MMcfd in 2028.  Development of projects in Lakach and other conventional and frontier areas with high potential. 3. Refining and petrochemicals  Enhance reliability and performance of the National Refining System, with key projects including capacity increases at Tula, Minatitlán, Madero, and Salina Cruz.  Rehabilitation of ammonia plants and optimization of the ethane–ethylene value chain. 4. Logistics and new businesses  Provision of logistics services to third parties.  Electricity sales to the Federal Electricity Commission (CFE) through four cogeneration plants: Tula, Salina Cruz, Cangrejera, and Nuevo PEMEX.  Development of pipeline infrastructure projects: Interoceanic, Conexión Maya, and Coatzacoalcos II. 5. Energy innovation and sustainable production  Development of renewable and residual energy projects (solar, wind, geothermal).  Natural hydrogen production and lithium extraction.  Production of biojet fuel. 6. Sustainability and social commitment  2030 environmental goals: reduction of greenhouse gases, methane, and sulfur dioxide emissions; soil remediation; and doubling of water reuse.  Strengthening the safety, occupational health, and environmental protection system, with emphasis on risk prevention and the well-being of employees and nearby communities.  Promotion of territorial well-being through health services, educational infrastructure, and support for local governments, aligned with the UN Sustainable Development Goals (SDGs) in PEMEX’s areas of operation.  Disclosure of climate-related risks and opportunities in line with international standards. PEMEX capitalization and financing strategy[7] The Comprehensive Capitalization and Financing Strategy aims to ensure that PEMEX has the resources required to operate efficiently, maintain the stability of its supply chain, and reduce its reliance on short-term financing. The support of the Federal Government, through financial mechanisms coordinated by the Ministry of Finance and Public Credit (SHCP) and the Ministry of Energy (SENER), is essential to achieving these objectives. The strategy includes capital injections, debt refinancing, financial discipline, sustainability, and innovative instruments such as financial vehicles to address investment needs and supplier payments. It also prioritizes high-value, low-risk projects, integrating environmental and community criteria. Internally, financial operations and governance are being strengthened through adjustments designed to improve revenues, reduce costs, and ensure responsible resource management, thereby preventing elevated leverage levels in the future.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 34 of 128 This strategy is structured around five fundamental pillars: 1. Management of financial and commercial debt: Focused on reducing leverage, improving the maturity profile, and optimizing financial costs through innovative instruments such as Pre-Capitalized Notes (P-Caps), long-term refinancing, and the regularization of payables to suppliers. 2. Optimization of financial operations: Implementation of budgetary controls, rigorous project evaluation criteria, risk management strategies, and divestment of non-profitable assets to enhance operational efficiency and cash generation. 3. Investment financing: Prioritization of high-return, low-risk projects, supported by financial vehicles that enable the allocation of up to Ps. 250 billion without exerting pressure on the debt ceiling or compromising fiscal stability. 4. Good governance in financial processes: Strengthening governance through budgetary discipline, internal controls, transparency, and accountability, in alignment with the company’s strategic objectives. 5. Sustainable financing framework and ESG criteria: Promotion of projects aligned with environmental, social, and governance (ESG) principles, supporting energy transition and sustainable operations. PEMEX strengthens its capabilities through Mixed Development Assignments PEMEX is promoting Mixed Development Assignments with the objective of complementing its financial, operational, technical, and technological capabilities. In line with the Hydrocarbons Sector Law, the company has selected 11 projects under this model and is evaluating 10 additional opportunities. Among the fields under consideration are Tamaulipas Constituciones, Cuervito, Agua Fría, Tupilco Terciario, and Nobilis-Maximino, among others. Work and Services Contracts Developed and Financed by Third Parties – Ixachi Field PEMEX implemented the Work and Services Contracts Developed and Financed by Third Parties (COSDFT) scheme to incorporate production through private investment while retaining ownership of the assignments and technical responsibility for the projects. On September 29, the first COSDFT contract was signed for the drilling of up to 32 wells in the Ixachi field, as well as for the construction of discharge lines and the expansion of two macro-locations over a three-year period. PEMEX and STPRM Sign Wage Review Agreement PEMEX and the Mexican Petroleum Workers Union (STPRM) concluded the 2025–2027 wage review, agreeing to a 4.5% salary increase and a 2.5% increase in benefits, both effective retroactively as of August 1, 2025. FORWARD-LOOKING STATEMENT AND CAUTIONARY NOTE Variations Cumulative and quarterly variations are calculated comparing the period with the same one of the previous year, unless specified otherwise. Rounding Numbers may not total due to rounding. Financial Information Excluding budgetary and volumetric information, the financial information included in this report and the annexes hereto is based on unaudited consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 35 of 128 by the International Accounting Standards Board (“IFRS”), which PEMEX has adopted effective January 1, 2012. For more information regarding the transition to IFRS, see Note 23 to the consolidated financial statements included in Petróleos Mexicanos’ 2012 Form 20-F filed with the Securities and Exchange Commission (SEC) and its Annual Report filed with the Comisión Nacional Bancaria y de Valores (CNBV). EBITDA is a non-IFRS measure. We show a reconciliation of EBITDA to net income in Table 33 of the annexes to this report. Budgetary information is based on standards from Mexican governmental accounting; therefore, it does not include information from the subsidiary companies or affiliates of Petróleos Mexicanos. It is important to mention that our current financing agreements do not include financial covenants or events of default that would be triggered as a result of our having negative equity. Methodology We might change the methodology of the information disclosed to enhance its quality and usefulness, and/or to comply with international standards and best practices. Foreign Exchange Conversions Convenience translations into U.S. dollars of amounts in Mexican pesos have been made at the exchange rate at close for the corresponding period, unless otherwise noted. Due to market volatility, the difference between the average exchange rate, the exchange rate at close and the spot exchange rate, or any other exchange rate used could be material. Such translations should not be construed as a representation that the Mexican peso amounts have been or could be converted into U.S. dollars at the foregoing or any other rate. It is important to note that we maintain our consolidated financial statements and accounting records in pesos. As of September 30, 2025, the exchange rate of Ps. 18.3825 = U.S. $ 1.00 is used. Fiscal Regime As of January 1, 2015, the fiscal regime applicable to Petróleos Mexicanos is established under the Hydrocarbons Revenue Law.On March 18, 2025, the new secondary regulatory framework was published in the Federal Official Gazette. The Hydrocarbons Revenue Law was amended and several articles were repealed, modifying PEMEX’s fiscal regime. The Profit-Sharing Duty, the Hydrocarbon Extraction Duty, and the Hydrocarbon Exploration Duty were repealed and replaced with the “Welfare Oil Duty” (Derecho Petrolero para el Bienestar). This new duty establishes a single rate applicable to the value of hydrocarbons extracted by assignees, thereby simplifying the fiscal framework. It sets a unified rate of 30% on the value of extracted hydrocarbons, without allowing deductions, and a differentiated rate of 11.63% for non-associated gas. In addition, the reform exempts PEMEX from paying Income Tax (ISR) due to its change in legal status to a State-Owned Public Company. The Special Tax on Production and Services (IEPS) applicable to automotive gasoline and diesel is established under the Special Tax on Production and Services Law. PEMEX acts as an intermediary between the Ministry of Finance and Public Credit (SHCP) and the final consumer by collecting the IEPS and subsequently transferring it to the Federal Government. As of January 1, 2018, gasoline and diesel retail prices are determined under market conditions. Production-sharing In accordance with Production-sharing Agreements signed by Petróleos Mexicanos, due to its participation in bidding rounds organized by the National Hydrocarbons Commission (CNH), in addition to the migration of blocks, Petróleos Mexicanos will disclose only its share of production for blocks Ek-Balam, Block 2 Tampico-Misantla (Round 2.1), Block 8 Southeastern Basins (Round 2.1), Santuario, Misión, Block 16 Tampico-Misantla-Veracruz (Round 3.1), Block 17 Tampico-Misantla-Veracruz (Round 3.1), Block 18 Tampico-Misantla-Veracruz (Round 3.1), Block 29 Southeastern Offshore Basins (Round 3.1), Block 32 Southeastern Basins Marino (Round 3.1), Block 33 Southeastern Offshore Basins (Round 3.1) y Block 35 Southeastern Offshore Basins (Round 3.1).

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 36 of 128 Hydrocarbon Reserves In accordance with the Hydrocarbons Sector Law, published in the Official Gazette of the Federation on March 18, 2025, the Ministry of Energy (SENER) will establish and manage the National Hydrocarbons Information Center, comprised by a system to obtain, safeguard, manage, use, analyze, keep updated and publish information and statistics related; which includes estimations, valuation studies and certifications. On August 13, 2015, the CNH published the Guidelines regulating the procedure for quantifying and certifying the Nation's reserves and the report on related contingent resources. As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Nevertheless, any description of probable or possible reserves included herein may not meet the recoverability thresholds established by the SEC in its definitions. Investors are urged to consider closely the disclosure in our Form 20-F and our Annual Report to the CNBV and SEC, available at www.pemex.com. Forward-looking Statements This report contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the CNBV and the SEC, in our annual reports, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. We may include forward- looking statements that address, among other things, our:  exploration and extraction activities, including drilling;  activities relating to import, export, refining, petrochemicals and transportation of petroleum, natural gas and oil products;  activities relating to the generation of electrical energy;  projected and targeted capital expenditures and other costs, commitments and revenues, and  liquidity and sources of funding, including our ability to continue as a going concern;  strategic alliances with third parties; and  the monetization of specific assets. Actual results could differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, but are not limited to:  changes in international crude oil and natural gas prices;  effects on us from competition, including on our ability to hire and retain skilled personnel;  limitations on our access to sources of financing on competitive terms;  our ability to find, acquire or have the right to access additional hydrocarbons reserves and to develop the reserves that we obtain successfully;  uncertainties inherent in making estimates of oil and gas reserves, including recently discovered oil and gas reserves;  technical difficulties;  significant developments in the global economy;  significant economic or political developments in Mexico, including developments relating to the implementation of the laws that implement the new legal framework contemplated by the Energy Reform Decree (as described in our most recent Annual Report and Form 20-F);  developments affecting the energy sector; and  changes in our legal regime or regulatory environment, including tax and environmental regulations. Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise. These risks and uncertainties are more fully detailed in our most recent Annual Report filed with the CNBV and available through the Mexican Stock Exchange (http://www.bmv.com.mx/) and our most recent Form 20-F filing filed with the

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 37 of 128 SEC (http://www.sec.gov/). These factors could cause actual results to differ materially from those contained in any forward- looking statement. ACCRONYMS USED IN THIS DOCUMENT Thousand barrels per day (Mbd) Million barrels (MMb) Million barrels of oil equivalent (MMboe) Million barrels of oil equivalent per day (MMboed) Million cubic feet per day (MMcfd) Thousand tons (Mt) Million tons (MMt) Dollars of the United States of America (U.S. $) Mexican pesos (Ps.) Meters (m) Kilometers (km) Square kilometers (km2) [1] Includes non-capitalizable investment. [2] The Ps. to U.S. $ conversion was made using the average exchange rate applied for the September 2025 budget adjustment: Ps. 19.5 = U.S. $ 1.00. [3] The Ps. to U.S. $ conversion was made using the average exchange rate from January 1 to September 30, 2025: Ps. 19.5317 = U.S. $ 1.00. [4] Exploration investment totaled Ps. 24.4 billion in 3Q25, compared to Ps. 37.5 billion in 3Q24. [5] Budget adjustment as of the end of September. [6] Source: August 5, 2025. Pemex: Strategic Plan 2025-2035. The presentation is available at the following link: https://www.pemex.com/saladeprensa/discursos/Documents/Sener_Pemex_Plan_estrategico_5agosto2025_presentacion.pdf [7] PEMEX: Strategic Plan 2025-2035. Pages 96-109. The document is available at the following link: https://www.pemex.com/saladeprensa/discursos/Documents/PemexPlanEstrategico2025-2035.pdf Internal control [text block] The information related to internal control has not had any changes with respect to the last annual information. Disclosure of critical performance measures and indicators that management uses to evaluate entity's performance against stated objectives [text block]

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Key Indicators

Indicator Group	3Q24	3Q25	Change	
			%	Amount
Mexican Mix (U.S. $/b)	69.42	62.15	-10.5%	(7.26)
Gasoline reference price (U.S. $/b)	108.60	90.93	-16.3%	(17.67)
Diesel reference price (U.S. $/b))	105.40	91.53	-13.2%	(13.87)
LPG price by Decree (Ps./kilo)	9.09	10.72	17.9%	1.63
International reference LPG (Ps./kilo)	7.06	8.42	19.3%	1.36
Natural gas (Henry Hub) (U.S. $/MMBtu)	2.06	3.17	53.6%	1.11
Ps. per U.S. $	19.6290	18.3825	-6.4%	(1.25)

Indicator Group	3Q24	3Q25
Net Income (Loss) / Total Sales	-0.38	-0.16
Income (loss) before Taxes and Duties / Total Sales	-0.39	-0.16
Taxes and Duties / Total Sales	-0.01	0.00
Net (Loss) income / Equity	0.08	0.03
Income before taxes and duties / Total Assets	-0.08	-0.025
Net income (loss) / Total Assets	-0.073	-0.03

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PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 39 of 128 [110000] General information about financial statements Ticker: PEMEX Period covered by financial statements: 2025-01-01 al 2025-09-30 Date of end of reporting period: 2025-09-30 Name of reporting entity or other means of identification: PEMEX Description of presentation currency: MXN Level of rounding used in financial statements: MILES DE PESOS Consolidated: Yes Number of quarter: 3 Type of issuer: ICS Explanation of change in name of reporting entity or other means of identification from end of preceding reporting period: Description of nature of financial statements: Disclosure of general information about financial statements [text block] Follow-up of analysis [text block]

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 40 of 128 [210000] Statement of financial position, current/non-current Concept Close Current Quarter 2025-09-30 Close Previous Exercise 2024-12-31 Statement of financial position [abstract] Assets [abstract] Current assets [abstract] Cash and cash equivalents 395,027,504,000 88,841,826,000 Trade and other current receivables 215,482,390,000 233,597,032,000 Current tax assets, current 0 0 Other current financial assets 37,699,583,000 23,943,990,000 Current inventories 92,238,475,000 88,569,989,000 Current biological assets 0 0 Other current non-financial assets 5,256,566,000 4,601,883,000 Total current assets other than non-current assets or disposal groups classified as held for sale or as held for distribution to owners 745,704,518,000 439,554,720,000 Non-current assets or disposal groups classified as held for sale or as held for distribution to owners 0 0 Total current assets 745,704,518,000 439,554,720,000 Non-current assets [abstract] Trade and other non-current receivables 940,737,000 1,021,778,000 Current tax assets, non-current 0 0 Non-current inventories 0 0 Non-current biological assets 0 0 Other non-current financial assets 0 21,135,321,000 Investments accounted for using equity method 0 0 Investments in subsidiaries, joint ventures and associates 2,731,475,000 2,692,938,000 Property, plant and equipment 1,557,621,522,000 1,650,532,712,000 Investment property 0 0 Right-of-use assets that do not meet definition of investment property 41,027,138,000 41,964,533,000 Goodwill 0 0 Intangible assets other than goodwill 13,602,920,000 17,088,277,000 Deferred tax assets 6,898,703,000 7,033,529,000 Other non-current non-financial assets 29,875,655,000 27,728,775,000 Total non-current assets 1,652,698,150,000 1,769,197,863,000 Total assets 2,398,402,668,000 2,208,752,583,000 Equity and liabilities [abstract] Liabilities [abstract] Current liabilities [abstract] Trade and other current payables 517,098,247,000 505,989,382,000 Current tax liabilities, current 85,235,052,000 85,941,389,000 Other current financial liabilities 517,537,410,000 534,190,984,000 Current lease liabilities 11,159,459,000 8,628,404,000 Other current non-financial liabilities 78,500,601,000 72,773,222,000 Current provisions [abstract] Current provisions for employee benefits 0 0 Other current provisions 0 0 Total current provisions 0 0 Total current liabilities other than liabilities included in disposal groups classified as held for sale 1,209,530,769,000 1,207,523,381,000 Liabilities included in disposal groups classified as held for sale 0 0 Total current liabilities 1,209,530,769,000 1,207,523,381,000 Non-current liabilities [abstract] Trade and other non-current payables 0 0 Current tax liabilities, non-current 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 41 of 128 Concept Close Current Quarter 2025-09-30 Close Previous Exercise 2024-12-31 Other non-current financial liabilities 1,400,305,447,000 1,553,553,738,000 Non-current lease liabilities 33,619,191,000 38,196,862,000 Other non-current non-financial liabilities 14,541,772,000 17,692,458,000 Non-current provisions [abstract] Non-current provisions for employee benefits 1,477,837,419,000 1,232,589,895,000 Other non-current provisions 153,669,229,000 137,835,561,000 Total non-current provisions 1,631,506,648,000 1,370,425,456,000 Deferred tax liabilities 4,696,503,000 5,136,424,000 Total non-current liabilities 3,084,669,561,000 2,985,004,938,000 Total liabilities 4,294,200,330,000 4,192,528,319,000 Equity [abstract] Issued capital 1,799,547,936,000 1,419,447,057,000 Share premium 0 0 Treasury shares 0 0 Retained earnings (3,733,956,126,000) (3,688,903,027,000) Other reserves 38,893,707,000 285,954,621,000 Total equity attributable to owners of parent (1,895,514,483,000) (1,983,501,349,000) Non-controlling interests (283,179,000) (274,387,000) Total equity (1,895,797,662,000) (1,983,775,736,000) Total equity and liabilities 2,398,402,668,000 2,208,752,583,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

[310000] Statement of comprehensive income, profit or loss, by function of expense

Concept	Accumulated Current Year 2025-01-01 - 2025-09-30	Accumulated Previous Year 2024-01-01 - 2024-09-30	Quarter Current Year 2025-07-01 - 2025-09-30	Quarter Previous Year 2024-07-01 - 2024-09-30
Profit or loss [abstract]				
Profit (loss) [abstract]				
Revenue	1,166,091,067,000	1,241,548,444,000	378,880,542,000	426,121,999,000
Cost of sales	969,584,568,000	1,084,037,181,000	341,561,582,000	380,736,868,000
Gross profit	196,506,499,000	157,511,263,000	37,318,960,000	45,385,131,000
Distribution costs	18,341,534,000	11,262,411,000	7,074,188,000	3,529,791,000
Administrative expenses	151,814,739,000	128,017,247,000	47,352,788,000	43,540,791,000
Other income	22,718,590,000	11,913,242,000	6,283,405,000	3,332,125,000
Other expense	9,465,419,000	4,591,260,000	2,059,883,000	1,138,711,000
Profit (loss) from operating activities	39,603,397,000	25,553,587,000	(12,884,494,000)	507,963,000
Finance income	181,272,866,000	12,269,991,000	36,451,406,000	4,575,324,000
Finance costs	114,571,963,000	383,402,986,000	37,528,779,000	172,723,829,000
Share of profit (loss) of associates and joint ventures accounted for using equity method	771,517,000	421,839,000	405,415,000	156,623,000
Profit (loss) before tax	107,075,817,000	(345,157,569,000)	(13,556,452,000)	(167,483,919,000)
Tax income (expense)	152,130,823,000	84,945,189,000	47,685,978,000	(6,028,518,000)
Profit (loss) from continuing operations	(45,055,006,000)	(430,102,758,000)	(61,242,430,000)	(161,455,401,000)
Profit (loss) from discontinued operations	0	0	0	0
Profit (loss)	(45,055,006,000)	(430,102,758,000)	(61,242,430,000)	(161,455,401,000)
Profit (loss), attributable to [abstract]				
Profit (loss), attributable to owners of parent	(45,053,099,000)	(429,954,398,000)	(61,246,613,000)	(161,335,312,000)
Profit (loss), attributable to non-controlling interests	(1,907,000)	(148,360,000)	4,183,000	(120,089,000)
Earnings per share [text block]				
Earnings per share [abstract]				
Earnings per share [line items]				
Basic earnings per share [abstract]				
Basic earnings (loss) per share from continuing operations	0	0	0	0
Basic earnings (loss) per share from discontinued operations	0	0	0	0
Total basic earnings (loss) per share	0	0	0	0
Diluted earnings per share [abstract]				
Diluted earnings (loss) per share from continuing operations	0	0	0	0
Diluted earnings (loss) per share from discontinued operations	0	0	0	0
Total diluted earnings (loss) per share	0	0	0	0

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PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

[410000] Statement of comprehensive income, OCI components presented net of tax

Concept	Accumulated Current Year 2025-01-01 - 2025-09-30	Accumulated Previous Year 2024-01-01 - 2024-09-30	Quarter Current Year 2025-07-01 - 2025-09-30	Quarter Previous Year 2024-07-01 - 2024-09-30
Statement of comprehensive income [abstract]				
Profit (loss)	(45,055,006,000)	(430,102,758,000)	(61,242,430,000)	(161,455,401,000)
Other comprehensive income [abstract]				
Components of other comprehensive income that will not be reclassified to profit or loss, net of tax [abstract]				
Other comprehensive income, net of tax, gains (losses) from investments in equity instruments	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on revaluation	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on remeasurements of defined benefit plans	(196,420,638,000)	121,078,069,000	(100,854,502,000)	(10,052,530,000)
Other comprehensive income, net of tax, change in fair value of financial liability attributable to change in credit risk of liability	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on hedging instruments that hedge investments in equity instruments	0	0	0	0
Share of other comprehensive income of associates and joint ventures accounted for using equity method that will not be reclassified to profit or loss, net of tax	0	0	0	0
Total other comprehensive income that will not be reclassified to profit or loss, net of tax	(196,420,638,000)	121,078,069,000	(100,854,502,000)	(10,052,530,000)
Components of other comprehensive income that will be reclassified to profit or loss, net of tax [abstract]				
Exchange differences on translation [abstract]				
Gains (losses) on exchange differences on translation, net of tax	(50,647,161,000)	72,312,743,000	(13,676,138,000)	32,566,622,000
Reclassification adjustments on exchange differences on translation, net of tax	0	0	0	0
Other comprehensive income, net of tax, exchange differences on translation	(50,647,161,000)	72,312,743,000	(13,676,138,000)	32,566,622,000
Available-for-sale financial assets [abstract]				
Gains (losses) on remeasuring available-for-sale financial assets, net of tax	0	0	0	0
Reclassification adjustments on available-for-sale financial assets, net of tax	0	0	0	0
Other comprehensive income, net of tax, available-for-sale financial assets	0	0	0	0
Cash flow hedges [abstract]				
Gains (losses) on cash flow hedges, net of tax	0	0	0	0
Reclassification adjustments on cash flow hedges, net of tax	0	0	0	0
Amounts removed from equity and included in carrying amount of non-financial asset (liability) whose acquisition or incurrence was hedged highly probable forecast transaction, net of tax	0	0	0	0
Other comprehensive income, net of tax, cash flow hedges	0	0	0	0
Hedges of net investment in foreign operations [abstract]				
Gains (losses) on hedges of net investments in foreign operations, net of tax	0	0	0	0
Reclassification adjustments on hedges of net investments in foreign operations, net of tax	0	0	0	0
Other comprehensive income, net of tax, hedges of net investments in foreign operations	0	0	0	0
Change in value of time value of options [abstract]				
Gains (losses) on change in value of time value of options, net of tax	0	0	0	0
Reclassification adjustments on change in value of time value of options, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of time value of options	0	0	0	0
Change in value of forward elements of forward contracts [abstract]				
Gains (losses) on change in value of forward elements of forward contracts,	0	0	0	0

43 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 44 of 128 Concept Accumulated Current Year 2025-01-01 - 2025-09-30 Accumulated Previous Year 2024-01-01 - 2024-09-30 Quarter Current Year 2025-07-01 - 2025-09-30 Quarter Previous Year 2024-07-01 - 2024-09-30 net of tax Reclassification adjustments on change in value of forward elements of forward contracts, net of tax 0 0 0 0 Other comprehensive income, net of tax, change in value of forward elements of forward contracts 0 0 0 0 Change in value of foreign currency basis spreads [abstract] Gains (losses) on change in value of foreign currency basis spreads, net of tax 0 0 0 0 Reclassification adjustments on change in value of foreign currency basis spreads, net of tax 0 0 0 0 Other comprehensive income, net of tax, change in value of foreign currency basis spreads 0 0 0 0 Financial assets measured at fair value through other comprehensive income [abstract] Gains (losses) on financial assets measured at fair value through other comprehensive income, net of tax 0 0 0 0 Reclassification adjustments on financial assets measured at fair value through other comprehensive income, net of tax 0 0 0 0 Amounts removed from equity and adjusted against fair value of financial assets on reclassification out of fair value through other comprehensive income measurement category, net of tax 0 0 0 0 Other comprehensive income, net of tax, financial assets measured at fair value through other comprehensive income 0 0 0 0 Share of other comprehensive income of associates and joint ventures accounted for using equity method that will be reclassified to profit or loss, net of tax 0 0 0 0 Total other comprehensive income that will be reclassified to profit or loss, net of tax (50,647,161,000) 72,312,743,000 (13,676,138,000) 32,566,622,000 Total other comprehensive income (247,067,799,000) 193,390,812,000 (114,530,640,000) 22,514,092,000 Total comprehensive income (292,122,805,000) (236,711,946,000) (175,773,070,000) (138,941,309,000) Comprehensive income attributable to [abstract] Comprehensive income, attributable to owners of parent (292,114,013,000) (236,572,916,000) (175,775,520,000) (138,825,319,000) Comprehensive income, attributable to non-controlling interests (8,792,000) (139,030,000) 2,450,000 (115,990,000)

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 45 of 128 [520000] Statement of cash flows, indirect method Concept Accumulated Current Year 2025-01-01 - 2025-09-30 Accumulated Previous Year 2024-01-01 - 2024-09-30 Statement of cash flows [abstract] Cash flows from (used in) operating activities [abstract] Profit (loss) (45,055,006,000) (430,102,758,000) Adjustments to reconcile profit (loss) [abstract] + Discontinued operations 0 0 + Adjustments for income tax expense (1,011,431,000) (10,238,199,000) + (-) Adjustments for finance costs 0 0 + Adjustments for depreciation and amortisation expense 117,327,611,000 114,229,472,000 + Adjustments for impairment loss (reversal of impairment loss) recognised in profit or loss 52,612,179,000 51,841,445,000 + Adjustments for provisions 71,115,811,000 46,483,138,000 + (-) Adjustments for unrealised foreign exchange losses (gains) (162,292,044,000) 236,653,268,000 + Adjustments for share-based payments 0 0 + (-) Adjustments for fair value losses (gains) 0 0 - Adjustments for undistributed profits of associates 0 0 + (-) Adjustments for losses (gains) on disposal of non-current assets 0 0 + Participation in associates and joint ventures (771,517,000) (421,839,000) + (-) Adjustments for decrease (increase) in inventories (8,126,265,000) 6,121,066,000 + (-) Adjustments for decrease (increase) in trade accounts receivable 20,339,344,000 70,028,437,000 + (-) Adjustments for decrease (increase) in other operating receivables (41,637,787,000) 10,275,027,000 + (-) Adjustments for increase (decrease) in trade accounts payable 27,275,730,000 39,691,932,000 + (-) Adjustments for increase (decrease) in other operating payables 5,727,379,000 13,828,090,000 + Other adjustments for non-cash items 0 0 + Other adjustments for which cash effects are investing or financing cash flow 0 0 + Straight-line rent adjustment 0 0 + Amortization of lease fees 0 0 + Setting property values 0 0 + (-) Other adjustments to reconcile profit (loss) 15,725,543,000 19,530,284,000 + (-) Total adjustments to reconcile profit (loss) 96,284,553,000 598,022,121,000 Net cash flows from (used in) operations 51,229,547,000 167,919,363,000 - Dividends paid 0 0 + Dividends received 0 0 - Interest paid (114,571,963,000) (113,713,251,000) + Interest received (10,154,813,000) (12,269,991,000) + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash 0 0 Net cash flows from (used in) operating activities 155,646,697,000 269,362,623,000 Cash flows from (used in) investing activities [abstract] + Cash flows from losing control of subsidiaries or other businesses 0 0 - Cash flows used in obtaining control of subsidiaries or other businesses 0 0 + Other cash receipts from sales of equity or debt instruments of other entities 0 0 - Other cash payments to acquire equity or debt instruments of other entities 0 0 + Other cash receipts from sales of interests in joint ventures 0 0 - Other cash payments to acquire interests in joint ventures 0 0 + Proceeds from sales of property, plant and equipment 0 0 - Purchase of property, plant and equipment 119,456,776,000 194,810,063,000 + Proceeds from sales of intangible assets 0 0 - Purchase of intangible assets 10,727,694,000 25,100,939,000 + Proceeds from sales of other long-term assets 0 0 - Purchase of other long-term assets 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 46 of 128 Concept Accumulated Current Year 2025-01-01 - 2025-09-30 Accumulated Previous Year 2024-01-01 - 2024-09-30 + Proceeds from government grants 0 0 - Cash advances and loans made to other parties 0 0 + Cash receipts from repayment of advances and loans made to other parties 0 0 - Cash payments for futures contracts, forward contracts, option contracts and swap contracts 0 0 + Cash receipts from futures contracts, forward contracts, option contracts and swap contracts 0 0 + Dividends received 0 0 - Interest paid 0 0 + Interest received 6,246,520,000 5,254,829,000 + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash (2,801,563,000) (1,857,764,000) Net cash flows from (used in) investing activities (126,739,513,000) (216,513,937,000) Cash flows from (used in) financing activities [abstract] + Proceeds from changes in ownership interests in subsidiaries that do not result in loss of control 0 0 - Payments from changes in ownership interests in subsidiaries that do not result in loss of control 0 0 + Proceeds from issuing shares 0 0 + Proceeds from issuing other equity instruments 0 0 - Payments to acquire or redeem entity's shares 0 0 - Payments of other equity instruments 0 0 + Proceeds from borrowings 817,316,948,000 802,721,233,000 - Repayments of borrowings 795,941,218,000 904,734,885,000 - Payments of finance lease liabilities 0 0 - Payments of lease liabilities 5,240,147,000 6,698,602,000 + Proceeds from government grants 380,100,879,000 150,509,050,000 - Dividends paid 0 0 - Interest paid 125,096,858,000 121,804,035,000 + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash 16,178,598,000 25,264,831,000 Net cash flows from (used in) financing activities 287,318,202,000 (54,742,408,000) Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes 316,225,386,000 (1,893,722,000) Effect of exchange rate changes on cash and cash equivalents [abstract] Effect of exchange rate changes on cash and cash equivalents (10,039,708,000) 26,275,406,000 Net increase (decrease) in cash and cash equivalents 306,185,678,000 24,381,684,000 Cash and cash equivalents at beginning of period 88,841,826,000 68,747,376,000 Cash and cash equivalents at end of period 395,027,504,000 93,129,060,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

[610000] Statement of changes in equity - Accumulated Current

Sheet 1 of 3	Components of equity [axis]								
	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,419,447,057,000	0	0	(3,688,903,027,000)	0	61,416,390,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	(45,053,099,000)	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(50,640,276,000)	0	0	0
Total comprehensive income	0	0	0	(45,053,099,000)	0	(50,640,276,000)	0	0	0
Issue of equity	380,100,879,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	380,100,879,000	0	0	(45,053,099,000)	0	(50,640,276,000)	0	0	0
Equity at end of period	1,799,547,936,000	0	0	(3,733,956,126,000)	0	10,776,114,000	0	0	0

47 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	224,538,231,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(196,420,638,000)	0	0	0
Total comprehensive income	0	0	0	0	0	(196,420,638,000)	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	(196,420,638,000)	0	0	0
Equity at end of period	0	0	0	0	0	28,117,593,000	0	0	0

48 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Sheet 3 of 3	Components of equity [axis]							
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	285,954,621,000	(1,983,501,349,000)	(274,387,000)	(1,983,775,736,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	(45,053,099,000)	(1,907,000)	(45,055,006,000)
Other comprehensive income	0	0	0	0	(247,060,914,000)	(247,060,914,000)	(6,885,000)	(247,067,799,000)
Total comprehensive income	0	0	0	0	(247,060,914,000)	(292,114,013,000)	(8,792,000)	(292,122,805,000)
Issue of equity	0	0	0	0	0	380,100,879,000	0	380,100,879,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(247,060,914,000)	87,986,866,000	(8,792,000)	87,978,074,000
Equity at end of period	0	0	0	0	38,893,707,000	(1,895,514,483,000)	(283,179,000)	(1,895,797,662,000)

49 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

[610000] Statement of changes in equity - Accumulated Previous

	Components of equity [axis]								
Sheet 1 of 3	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,410,000)	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	(429,954,398,000)	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	72,303,538,000	0	0	0
Total comprehensive income	0	0	0	(429,954,398,000)	0	72,303,538,000	0	0	0
Issue of equity	150,509,050,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	150,509,050,000	0	0	(429,954,398,000)	0	72,303,538,000	0	0	0
Equity at end of period	1,413,447,057,000	0	0	(3,338,441,571,000)	0	43,624,128,000	0	0	0

50 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

	Components of equity [axis]								
Sheet 2 of 3	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	21,366,405,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	121,077,944,000	0	0	0
Total comprehensive income	0	0	0	0	0	121,077,944,000	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	121,077,944,000	0	0	0
Equity at end of period	0	0	0	0	0	142,444,349,000	0	0	0

51 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

	Components of equity [axis]							
Sheet 3 of 3	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	(429,954,398,000)	(148,360,000)	(430,102,758,000)
Other comprehensive income	0	0	0	0	193,381,482,000	193,381,482,000	9,330,000	193,390,812,000
Total comprehensive income	0	0	0	0	193,381,482,000	(236,572,916,000)	(139,030,000)	(236,711,946,000)
Issue of equity	0	0	0	0	0	150,509,050,000	0	150,509,050,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	193,381,482,000	(86,063,866,000)	(139,030,000)	(86,202,896,000)
Equity at end of period	0	0	0	0	186,068,477,000	(1,738,926,037,000)	(255,669,000)	(1,739,181,706,000)

52 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 53 of 128 [700000] Informative data about the Statement of financial position Concept Close Current Quarter 2025-09-30 Close Previous Exercise 2024-12-31 Informative data of the Statement of Financial Position [abstract] Capital stock (nominal) 1,799,547,936,000 1,419,447,057,000 Restatement of capital stock 0 0 Plan assets for pensions and seniority premiums 467,598,000 111,430,000 Number of executives 0 0 Number of employees 128,705 129,198 Number of workers 0 0 Outstanding shares 0 0 Repurchased shares 0 0 Restricted cash 18,437,522,000 17,119,599,000 Guaranteed debt of associated companies 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 54 of 128 [700002] Informative data about the Income statement Concept Accumulated Current Year 2025-01-01 - 2025-09- 30 Accumulated Previous Year 2024-01-01 - 2024-09- 30 Quarter Current Year 2025-07-01 - 2025-09- 30 Quarter Previous Year 2024-07-01 - 2024-09- 30 Informative data of the Income Statement [abstract] Operating depreciation and amortization 112,567,972,000 109,420,397,000 39,170,020,000 35,161,768,000

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 55 of 128 [700003] Informative data - Income statement for 12 months Concept Current Year 2024-10-01 - 2025-09-30 Previous Year 2023-10-01 - 2024-09-30 Informative data - Income Statement for 12 months [abstract] Revenue 1,597,215,529,000 1,667,080,964,000 Profit (loss) from operating activities (1,940,062,000) 60,350,098,000 Profit (loss) (395,540,202,000) (424,975,890,000) Profit (loss), attributable to owners of parent (395,514,555,000) (424,904,225,000) Operating depreciation and amortization 149,997,784,000 159,573,059,000

PEMEX | Consolidated
Ticker: PEMEX | Quarter: 3 | Year: 2025

[800001] Breakdown of credits

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
Banks [abstract]																
Foreign trade																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Banks - secured																
BNP PARIBAS 1	SI	2018-11-30	2028-11-14	SOFR 6M 3.41% + 2.03	0	0	0	0	0	0	229,781,000	229,781,000	459,563,000	459,563,000	229,781,000	0
CITIBANK NA 2	SI	2015-09-30	2025-12-15	SOFR 6M 3.79% + 1.33	0	0	0	0	0	0	459,563,000	0	0	0	0	0
CREDIT AGRICOLE CI 3	SI	2015-09-30	2025-12-15	SOFR 6M 3.79% + 1.33	0	0	0	0	0	0	436,584,000	0	0	0	0	0
SUMITOMO MITSUI BA 4	SI	2019-07-17	2028-01-29	SOFR 6M 4.28% + 1.27	0	0	0	0	0	0	0	475,419,000	475,419,000	237,710,000	0	0
SUMITOMO MITSUI BA 5	SI	2021-02-04	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	255,462,000	255,462,000	255,462,000	255,462,000	380,635,000
SUMITOMO MITSUI BA 6	SI	2021-08-11	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	11,475,000	11,475,000	11,475,000	11,475,000	17,213,000
SUMITOMO MITSUI BA 7	SI	2021-09-21	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	4,929,000	4,929,000	4,929,000	4,929,000	7,394,000
SUMITOMO MITSUI BA 8	SI	2021-11-16	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	6,133,000	6,133,000	6,133,000	6,133,000	9,200,000
SUMITOMO MITSUI BA 9	SI	2022-03-01	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	12,313,000	12,313,000	12,313,000	12,313,000	18,469,000
SUMITOMO MITSUI BA 10	SI	2022-05-12	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	5,073,000	5,073,000	5,073,000	5,073,000	7,610,000
SUMITOMO MITSUI BA 11	SI	2022-07-18	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	7,823,000	7,823,000	7,823,000	7,823,000	11,735,000
SUMITOMO MITSUI BA 12	SI	2022-08-11	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	5,168,000	5,168,000	5,168,000	5,168,000	7,752,000
SUMITOMO MITSUI BA 13	SI	2022-09-15	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	7,903,000	7,903,000	7,903,000	7,903,000	11,855,000
SUMITOMO MITSUI BA 14	SI	2023-01-20	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	2,671,000	2,671,000	2,671,000	2,671,000	4,007,000
INT DEV NO PAG 15	NO	2025-09-30	2025-09-30		0	0	0	0	0	0	80,126,000	0	0	0	0	0
TOTAL					0	0	0	0	0	0	1,206,054,000	1,024,150,000	1,253,932,000	1,016,223,000	548,731,000	475,870,000
Commercial banks																
BANCO MERCANTIL DE 16	NO	2025-02-20	2026-02-20	TIIE fondeo 91 dias 7.54% + 3.70	0	2,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE 17	NO	2025-03-24	2026-03-18	TIIE fondeo 182 dias 7.92%+3.70	0	2,500,000,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA 18	NO	2024-12-19	2026-12-17	TIIE a 28 dias 8.02%+2.25	730,148,000	2,190,443,000	677,147,000	0	0	0	0	0	0	0	0	0
DEUTSCHE BANK AG 19	SI	2024-07-05	2026-07-06	SOFR 1M 4.25%+2.15	0	0	0	0	0	0	837,463,000	1,929,799,000	0	0	0	0
DEUTSCHE BANK AG 20	SI	2024-07-17	2026-07-06	SOFR 1M 4.25%+2.15	0	0	0	0	0	0	1,473,348,000	3,395,373,000	0	0	0	0
DEUTSCHE BANK AG 21	SI	2024-07-30	2026-07-06	SOFR 1M 4.25%+2.15	0	0	0	0	0	0	1,626,267,000	3,745,935,000	0	0	0	0
DEUTSCHE BANK AG 22	SI	2024-09-13	2026-07-06	SOFR 1M 4.25%+2.15	0	0	0	0	0	0	1,975,705,000	4,545,217,000	0	0	0	0
DEUTSCHE BANK AG 23	SI	2024-11-12	2026-07-06	SOFR 1M 4.25%+2.15	0	0	0	0	0	0	1,451,262,000	3,306,893,000	0	0	0	0
DEUTSCHE BANK AG 24	SI	2025-01-24	2026-07-06	SOFR 1M 4.25%+2.15	0	0	0	0	0	0	3,247,799,000	7,510,466,000	0	0	0	0
DEUTSCHE BANK AG 25	SI	2025-06-02	2026-07-06	SOFR 1M 4.25%+2.15	0	0	0	0	0	0	2,891,772,000	6,709,655,000	0	0	0	0
DEUTSCHE BANK AG 26	SI	2025-02-14	2026-07-06	SOFR 1M 4.25%+2.15	0	0	0	0	0	0	1,110,790,000	2,568,670,000	0	0	0	0
HSBC MEXICO SA INS 27	NO	2025-03-26	2026-03-25	TIIE fondeo 182 dias 7.93%+3.75	0	2,986,338,000	0	0	0	0	0	0	0	0	0	0
HSBC MEXICO SA INS 28	NO	2025-03-26	2026-03-25	TIIE fondeo 182 dias 9.72%+2.00	0	2,986,338,000	0	0	0	0	0	0	0	0	0	0
THE BANK OF NOVA S 29	SI	2021-07-21	2026-01-16	SOFR 3M 4.32% + 4.54	0	0	0	0	0	0	0	13,779,909,000	0	0	0	0
GLAS USA LLC 30	SI	2019-12-13	2026-11-30	SOFR 1M 4.15% + 4.85	0	0	0	0	0	0	0	0	27,573,750,000	0	0	0
BANCO INBURSA SA I 31	NO	2025-03-11	2025-10-06	TIIE fondeo 28 dias 7.79%+3.50	3,000,000,000	0	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I 32	NO	2025-03-25	2025-11-05	TIIE fondeo 28 dias 7.74%+3.50	2,000,000,000	0	0	0	0	0	0	0	0	0	0	0

56 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
BANCO NAC DE OBRAS 33	NO	2023-05-24	2028-05-24	TIIE a 28 dias 8.02%+3.50	380,000,000	1,140,000,000	1,520,000,000	14,060,000,000	0	0	0	0	0	0	0	0
NACIONAL FINANCIER 34	NO	2024-06-25	2026-07-31	TIIE a 28 dias 8.23%+2.70	94,500,000	5,656,261,000	0	0	0	0	0	0	0	0	0	0
BANCO NAC DE OBRAS 35	NO	2024-06-25	2026-07-31	TIIE a 28 dias 8.23%+2.70	81,000,000	4,818,138,000	0	0	0	0	0	0	0	0	0	0
BANCO NACIONAL DE 36	NO	2024-06-25	2026-07-31	TIIE a 28 dias 8.23%+2.70	175,500,000	10,584,965,000	0	0	0	0	0	0	0	0	0	0
BANCO INBURSA SA I 37	NO	2023-03-13	2033-03-13	10.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	3,676,500,000
BANCO INBURSA SA I 38	NO	2023-03-16	2033-03-16	10.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	9,880,594,000
BANK OF AMERICA NA 39	SI	2025-08-18	2030-08-09	4.5895 FIJA	0	0	0	0	0	0	0	481,861,000	10,354,422,000	31,227,780,000	9,752,432,000	17,757,392,000
CITIGROUP GLOBAL M 40	SI	2025-08-18	2030-08-09	4.5895 FIJA	0	0	0	0	0	0	0	481,861,000	10,354,422,000	31,227,780,000	9,752,432,000	17,757,392,000
JP MORGAN CHASE BA 41	SI	2025-08-18	2030-08-09	4.5895 FIJA	0	0	0	0	0	0	0	481,861,000	10,354,422,000	31,227,844,000	9,752,432,000	17,757,451,000
NACIONAL FINANCIER 42	NO	2017-12-17	2025-12-26	SOFR 3M + 2.5	0	0	0	0	0	0	190,075,000	0	0	0	0	0
GLAS USA LLC (BN) 43	SI	2025-09-08	2025-10-08	SOFR+3.95	0	0	0	0	0	0	2,352,666,000	0	0	0	0	0
GLAS USA LLC (23/26) 44	SI	2025-09-25	2025-10-31	SOFR+3.95	0	0	0	0	0	0	24,988,262,000	0	0	0	0	0
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR 45	SI	2025-09-11	2025-10-11	SOFR+3.95	0	0	0	0	0	0	3,676,500,000	0	0	0	0	0
BANCO NAL DE COM EX 46	NO	2022-07-06	2026-07-31	TIIE28 + 1.9	13,992,000	847,148,000	0	0	0	0	0	0	0	0	0	0
BANCO NAC DE OBRAS 47	NO	2022-07-06	2026-07-31	TIIE28 + 1.9	443,376,000	26,843,577,000	0	0	0	0	0	0	0	0	0	0
NACIONAL FINANCIER 48	NO	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	60,333,000	196,082,000	277,604,000	301,845,000	324,559,000	470,484,000
BANCO NAL DE COM EX 49	NO	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	50,179,000	163,081,000	230,882,000	251,044,000	269,935,000	391,300,000
BANCO AZTECA 50	NO	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	47,287,000	153,684,000	217,579,000	236,578,000	254,381,000	368,753,000
NACIONAL FINANCIER 51	NO	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	38,763,000	125,980,000	178,356,000	193,931,000	208,524,000	302,279,000
BANCO NAL DE COM EX 52	NO	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	38,763,000	125,980,000	178,356,000	193,931,000	208,524,000	302,279,000
BANCO INBURSA SA I 53	NO	2022-03-31	2029-03-29	TIIE28 + 4.5	316,089,000	999,269,000	1,526,287,000	1,749,530,000	1,388,074,000	43,713,000	0	0	0	0	0	0
BANCO MULTIVA S.A. 54	NO	2016-04-29	2029-08-20	TIIE28 5.1150 + 2.95	6,794,000	19,939,000	34,089,000	39,639,000	33,393,000	0	0	0	0	0	0	0
INT DEV NO PAG 55	NO	2025-09-30	2025-09-30		1,376,235,000	0	0	0	0	0	1,817,936,000	0	0	0	0	0
TOTAL					8,617,634,000	63,572,416,000	3,757,523,000	15,849,169,000	1,421,467,000	43,713,000	47,875,170,000	49,702,307,000	59,719,793,000	94,860,733,000	30,523,219,000	68,664,424,000
Other banks																
MARVERDE INFRAESTRU 56	SI	2016-06-17	2031-06-17	8.3800 FIJA	0	0	0	0	0	0	384,954,000	1,204,309,000	1,727,764,000	1,878,335,000	2,042,027,000	4,205,623,000
FIRST RESERVE 57	NO	2016-07-07	2036-07-08	8.8900 FIJA	0	0	0	0	0	0	137,345,000	412,034,000	549,379,000	549,379,000	549,379,000	3,754,088,000
INT DEV NO PAG 58	NO	2025-09-30	2025-09-30		0	0	0	0	0	0	0	0	0	0	0	0
TOTAL					0	0	0	0	0	0	522,299,000	1,616,343,000	2,277,143,000	2,427,714,000	2,591,406,000	7,959,711,000
Total banks																
TOTAL					8,617,634,000	63,572,416,000	3,757,523,000	15,849,169,000	1,421,467,000	43,713,000	49,603,523,000	52,342,800,000	63,250,868,000	98,304,670,000	33,663,356,000	77,100,005,000
Stock market [abstract]																
Listed on stock exchange - unsecured																
DEUTSCHE BANK AG 59	SI	2024-12-23	2026-03-20	SOFR 3M COMP 4.02% + 3.75	0	0	0	0	0	0	0	4,136,063,000	0	0	0	0
DEUTSCHE BANK AG 60	SI	2024-12-24	2025-12-24	SOFR 1M 4.16% + 3.50	0	0	0	0	0	0	1,840,456,000	0	0	0	0	0
DEUTSCHE BANK AG 61	SI	2025-01-22	2026-03-23	SOFR 1M 4.16% + 3.50	0	0	0	0	0	0	1,838,250,000	5,514,750,000	0	0	0	0
DEUTSCHE BANK AG 62	SI	2025-02-07	2026-05-07	SOFR 1M 4.22% + 3.50	0	0	0	0	0	0	3,828,045,000	19,140,225,000	0	0	0	0
DEUTSCHE BANK AG 63	SI	2025-02-21	2026-04-30	SOFR 3M COMP 4.17% + 3.50	0	0	0	0	0	0	0	9,191,250,000	0	0	0	0
DEUTSCHE BANK AG 64	SI	2025-02-21	2026-06-10	SOFR 3M COMP 4.06% + 3.50	0	0	0	0	0	0	0	9,191,250,000	0	0	0	0
BANCO INVEX SA INS 65	NO	2012-11-29	2028-05-11	3.0200 FIJA	0	0	0	6,168,119,000	0	0	0	0	0	0	0	0
BANCO INVEX SA INS 66	NO	2014-01-30	2026-01-15	3.9400 FIJA	0	26,691,360,000	0	0	0	0	0	0	0	0	0	0
BANCO INVEX SA INS 67	NO	2014-11-27	2026-11-12	7.4700 FIJA	0	0	31,350,246,000	0	0	0	0	0	0	0	0	0

57 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
BANCO INVEX SA INS 68	NO	2015-09-30	2035-09-05	5.2300 FIJA	0	0	0	0	0	9,725,298,000	0	0	0	0	0	0
DEUTSCHE BANK AG 69	SI	2005-06-08	2035-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	32,169,375,000
DEUTSCHE BANK AG 70	SI	2008-06-04	2038-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	9,130,588,000
DEUTSCHE BANK AG 71	SI	2014-04-16	2026-04-16	3.7500 FIJA	0	0	0	0	0	0	0	21,503,291,000	0	0	0	0
DEUTSCHE BANK AG 72	SI	2015-04-21	2027-04-21	2.7500 FIJA	0	0	0	0	0	0	0	0	26,848,170,000	0	0	0
DEUTSCHE BANK AG 73	SI	2015-11-06	2030-11-06	4.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	2,099,144,000
DEUTSCHE BANK AG 74	SI	2017-02-21	2028-02-21	4.8750 FIJA	0	0	0	0	0	0	0	0	0	26,809,195,000	0	0
DEUTSCHE BANK AG 75	SI	2017-11-16	2025-11-16	3.7500 FIJA	0	0	0	0	0	0	11,086,272,000	0	0	0	0	0
DEUTSCHE BANK AG 76	SI	2018-05-24	2025-11-24	3.6250 FIJA	0	0	0	0	0	0	13,978,454,000	0	0	0	0	0
DEUTSCHE BANK AG 77	SI	2018-05-24	2029-02-26	4.7500 FIJA	0	0	0	0	0	0	0	0	0	0	26,804,765,000	0
DEUTSCHE BANK AG 78	SI	2024-12-20	2026-03-20	7.5000 FIJA	0	0	0	0	0	0	0	9,191,250,000	0	0	0	0
DEUTSCHE BANK TRUS 79	SI	1997-09-18	2027-09-16	9.5000 FIJA	0	0	0	0	0	0	0	0	436,584,000	0	0	0
DEUTSCHE BANK TRUS 80	SI	2004-12-30	2027-09-15	9.5000 FIJA	0	0	0	0	0	0	0	0	4,449,429,000	0	0	0
DEUTSCHE BANK TRUS 81	SI	2010-08-30	2035-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	18,967,992,000
DEUTSCHE BANK TRUS 82	SI	2010-09-28	2060-12-28	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	18,368,786,000
DEUTSCHE BANK TRUS 83	SI	2011-06-02	2041-06-02	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	28,884,916,000
DEUTSCHE BANK TRUS 84	SI	2012-06-26	2044-06-27	5.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	12,036,470,000
DEUTSCHE BANK TRUS 85	SI	2014-01-23	2045-01-23	6.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	21,732,631,000
DEUTSCHE BANK TRUS 86	SI	2015-01-23	2026-01-23	4.5000 FIJA	0	0	0	0	0	0	0	20,697,412,000	0	0	0	0
DEUTSCHE BANK TRUS 87	SI	2015-01-23	2046-01-23	5.6300 FIJA	0	0	0	0	0	0	0	0	0	0	0	11,191,308,000
DEUTSCHE BANK TRUS 88	SI	2016-02-04	2026-08-04	6.8750 FIJA	0	0	0	0	0	0	0	46,421,754,000	0	0	0	0
DEUTSCHE BANK TRUS 89	SI	2016-09-21	2047-09-21	6.7500 FIJA	0	0	0	0	0	0	0	0	0	0	0	101,094,829,000
DEUTSCHE BANK TRUS 90	SI	2016-12-13	2027-03-13	6.5000 FIJA	0	0	0	0	0	0	0	0	74,158,443,000	0	0	0
DEUTSCHE BANK TRUS 91	SI	2018-02-12	2028-02-12	5.3500 FIJA	0	0	0	0	0	0	0	0	0	36,536,808,000	0	0
DEUTSCHE BANK TRUS 92	SI	2018-02-12	2048-02-12	6.3500 FIJA	0	0	0	0	0	0	0	0	0	0	0	28,851,045,000
DEUTSCHE BANK TRUS 93	SI	2018-10-23	2029-01-23	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	22,150,943,000	0
DEUTSCHE BANK TRUS 94	SI	2019-09-23	2027-01-23	6.4900 FIJA	0	0	0	0	0	0	0	0	28,465,207,000	0	0	0
DEUTSCHE BANK TRUS 95	SI	2019-09-23	2030-01-23	6.8400 FIJA	0	0	0	0	0	0	0	0	0	0	0	43,288,678,000
DEUTSCHE BANK TRUS 96	SI	2019-09-23	2050-01-23	7.6900 FIJA	0	0	0	0	0	0	0	0	0	0	0	148,127,739,000
DEUTSCHE BANK TRUS 97	SI	2020-01-28	2031-01-28	5.9500 FIJA	0	0	0	0	0	0	0	0	0	0	0	69,788,461,000
DEUTSCHE BANK TRUS 98	SI	2020-01-28	2060-01-28	6.9500 FIJA	0	0	0	0	0	0	0	0	0	0	0	69,728,179,000
DEUTSCHE BANK TRUS 99	SI	2020-10-16	2025-10-16	6.8750 FIJA	0	0	0	0	0	0	16,842,366,000	0	0	0	0	0
DEUTSCHE BANK TRUS 100	SI	2021-12-16	2032-02-17	6.7000 FIJA	0	0	0	0	0	0	0	0	0	0	0	125,056,282,000
DEUTSCHE BANK TRUS 101	SI	2022-06-02	2029-06-04	8.7500 FIJA	0	0	0	0	0	0	0	0	0	18,241,770,000	18,241,770,000	0
DEUTSCHE BANK TRUS 102	SI	2023-02-07	2033-02-07	10.0000 FIJA	0	0	0	0	0	0	0	0	0	0	0	36,011,506,000
INT DEV NO PAG 103	NO	2025-09-30	2025-09-30		1,208,421,000	0	0	0	0	0	16,348,545,000	0	0	0	0	0
TOTAL					1,208,421,000	26,691,360,000	31,350,246,000	6,168,119,000	0	9,725,298,000	65,762,388,000	144,987,245,000	134,357,833,000	81,587,773,000	67,197,478,000	776,527,929,000
Listed on stock exchange - secured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - unsecured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - secured																
MIZUHO BANK LTD 104	SI	2016-07-26	2026-07-24	0.5400 FIJA	0	0	0	0	0	0	0	9,832,266,000	0	0	0	0
WELLS FARGO NA 105	SI	2015-07-31	2025-12-15	2.4600 FIJA	0	0	0	0	0	0	482,499,000	0	0	0	0	0
INT DEV NO PAG 106	NO	2025-09-30	2025-09-30		0	0	0	0	0	0	12,904,000	0	0	0	0	0
TOTAL					0	0	0	0	0	0	495,403,000	9,832,266,000	0	0	0	0
Total listed on stock exchanges and private placements																

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PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
TOTAL					1,208,421,000	26,691,360,000	31,350,246,000	6,168,119,000	0	9,725,298,000	66,257,791,000	154,819,511,000	134,357,833,000	81,587,773,000	67,197,478,000	776,527,929,000
Other current and non-current liabilities with cost [abstract]																
Other current and non-current liabilities with cost																
CITIGROUP GLOBAL M 107	SI	2024-02-29	2026-03-04	TIIE28 7.79% + 2.65	0	19,942,808,000	0	0	0	0	0	0	0	0	0	0
INT DEV NO PAG 108	NO	2025-09-30	2025-09-30		112,228,000											
TOTAL					112,228,000	19,942,808,000	0	0	0	0	0	0	0	0	0	0
Total other current and non-current liabilities with cost																
TOTAL					112,228,000	19,942,808,000	0	0	0	0	0	0	0	0	0	0
Suppliers [abstract]																
Suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Other current and non-current liabilities [abstract]																
Other current and non-current liabilities																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total other current and non-current liabilities																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total credits																
TOTAL					9,938,283,000	110,206,584,000	35,107,769,000	22,017,288,000	1,421,467,000	9,769,011,000	115,861,314,000	207,162,311,000	197,608,701,000	179,892,443,000	100,860,834,000	853,627,934,000

59 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 60 of 128 [800003] Annex - Monetary foreign currency position Currencies [axis] Dollars [member] Dollar equivalent in pesos [member] Other currencies equivalent in dollars [member] Other currencies equivalent in pesos [member] Total pesos [member] Foreign currency position [abstract] Monetary assets [abstract] Current monetary assets 26,179,147,000 481,238,166,000 7,083,463,000 130,211,759,000 611,449,925,000 Non-current monetary assets 24,295,000 446,609,000 0 0 446,609,000 Total monetary assets 26,203,442,000 481,684,775,000 7,083,463,000 130,211,759,000 611,896,534,000 Liabilities position [abstract] Current liabilities 37,656,708,000 692,224,428,000 3,316,843,000 60,971,866,000 753,196,294,000 Non-current liabilities 80,156,015,000 1,473,467,945,000 4,503,152,000 82,779,195,000 1,556,247,140,000 Total liabilities 117,812,723,000 2,165,692,373,000 7,819,995,000 143,751,061,000 2,309,443,434,000 Net monetary assets (liabilities) (91,609,281,000) (1,684,007,598,000) (736,532,000) (13,539,302,000) (1,697,546,900,000)

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

[800005] Annex - Distribution of income by product

	Income type [axis]			
	National income [member]	Export income [member]	Income of subsidiaries abroad [member]	Total income [member]
PETROLÍFEROS				
COMBUSTOLEO	13,939,612,000	39,550,751,000	0	53,490,363,000
DIESEL	95,427,899,000	1,752,435,000	0	97,180,334,000
GAS L.P.	87,568,000	0	0	87,568,000
GASOLINA MAGNA SIN	431,822,471,000	0	30,719,519,000	462,541,990,000
GASOLINA PREMIUM	59,281,942,000	0	0	59,281,942,000
TURBOSINA	47,686,718,000	0	0	47,686,718,000
PETRÓLEO CRUDO	0	212,466,148,000	0	212,466,148,000
NAFTAS	0	0	0	0
VENTAS DE CÍAS. SUBSIDIARIAS	0	27,569,529,000	0	27,569,529,000
OTROS REFINADOS	0	16,254,386,000	98,567,390,000	114,821,776,000
INCENTIVO COMPLEMENTARIO DE VENTAS NACIONALES				
REFINADOS	0	0	0	0
REFINADOS, GASES Y AROMÁTICOS				
GAS SECO	0	7,583,000	0	7,583,000
ASFALTOS	4,628,779,000	0	0	4,628,779,000
PROPILENO Y DERIVADOS	1,075,430,000	0	0	1,075,430,000
OTROS REFINADOS	62,283,135,000	0	0	62,283,135,000
FERTILIZANTES				
AMONIACO	835,149,000	0	0	835,149,000
FOSFATADOS	0	2,063,897,000	0	2,063,897,000
NITROGENADOS	0	176,567,000	0	176,567,000
ÁCIDOS	0	3,046,000	0	3,046,000
OTROS FERTILIZANTES	185,855,000	7,697,000	0	193,552,000
ETILENO				
POLIETILENO	0	0	0	0
ÓXIDO DE ETILENO	17,779,843,000	0	0	17,779,843,000
MONOETILENGLICOL	0	0	0	0
OTROS ETILENO	0	60,187,000	0	60,187,000
INGRESOS POR SERVICIOS				
INGRESOS POR SERVICIOS	1,857,531,000	0	0	1,857,531,000
TOTAL	736,891,932,000	299,912,226,000	129,286,909,000	1,166,091,067,000

61 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 62 of 128 [800007] Annex - Financial derivate instruments Management discussion about the policy uses of financial derivate instruments, explaining if these policies are allowed just for coverage or for other uses like trading [text block] PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies. This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX’s current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority over financial risk exposure, financial risk mitigation schemes, DFIs trading of Petróleos Mexicanos and the subsidiary entities and, where applicable, the subsidiary companies. Approved DFIs are mainly traded on the Over-the-Counter (OTC) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport. The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets. One of PEMEX’s policies is to minimize the impact that unfavorable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities. As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments. In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk (“VaR”) computation; and 4) VaR limits, both at a global and business unit level and the implementation of stop loss mechanisms. Given that PEMEX’s outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits. For those portfolios with an open market risk exposure, PEMEX’s financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others). PEMEX has also established credit guidelines for DFIs that the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market and therefore does not have internal policies for these DFIs.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 63 of 128 Most of DFIs held with financial counterparties do not require collateral exchange clauses. Notwithstanding, PEMEX’s regulatory framework promotes credit risk mitigation strategies such as collateral exchange. PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines. General description about valuation techniques, standing out the instruments valuated at cost or fair value, just like methods and valuation techniques [text block] Fair Value of DFIs PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used. For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 64 of 128 Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Fair value hierarchy PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX’s related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below. The fair values determined by Level 1 inputs utilize quoted prices in financial markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in financial markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities. When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. PEMEX’s DFIs’ fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions. Management discussion about intern and extern sources of liquidity that could be used for attending requirements related to financial derivate instruments [text block] Liquidity Risk PEMEX’s main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs. In addition, PEMEX has acquired committed revolving credit lines in order to mitigate liquidity risk. During the third quarter of 2025 PEMEX did not enter into FX Forwards MXN/USD in order to preserve an adequate level of liquidity in U.S. dollars. During the third quarter of 2025, none DFIs entered into with this purpose expired. As of the third quarter of 2025, in order to mitigate liquidity risk, PEMEX carried out two voluntary synthetic recouponings which involved the restructuring of five UDI-MXN DFIs. In addition, during 2024 PEMEX entered into an MXN-USD prepaid swap maturing in 2026 and carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 65 of 128 For the same purpose, during 2023, PEMEX entered into two MXN/USD prepaid swaps maturing in 2025 and in 2026, respectively. The first of these matured during the second quarter of 2025. Also carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs and six EUR/USD cross currency capped swaps. Finally, the investment strategies of our portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. Certain PMI companies mitigate their liquidity risk through several mechanisms, the most important of which is the Centralized Treasury. In addition, PMI companies have access to bilateral credit lines through this structure. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors. Changes and management explanation in principal risk exposures identified, as contingencies and events known by the administration that could affect future reports [text block] Market Risk (i)Interest Rate Risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR) and to Mexican peso Interbank Interest rate (TIIE). Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed or floating interest rate in exchange for receiving payments referenced to a floating or fixed interest rate according to what is assessed as convenient. On the other hand, under the option agreements, PEMEX acquires protection against potential increases in the floating interest rates of some of its liabilities. During the third quarter of 2025, none interest rate DFI matured. Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA has also executed interest rate swap agreements denominated in U.S. dollars. During the third quarter of 2025 there were no ongoing interest rate DFI of PMI NASA. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars. The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 66 of 128 TIIE reference rates transition Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE ceased to be a reference for new contracts as of January 1, 2025. Similarly, the 91-day and 182-day TIIE ceased to be reference rates for new contracts as of January 1, 2024. In response, Petroleos Mexicanos will carry out the actions it deems pertinent and necessary to modify contracts referenced to TIIE rates in in line with the modifications announced by Banco de Mexico. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amount As of September 30, 2025 (in thousands of each currency) Deuda TIIE 28D MXN 96,752,356 IFD TIIE 28D MXN 31,733,673 *Note: Notional amounts with maturity after September 30, 2025. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the tables above since PEMEX’s fixed rate portfolio will not be impacted by this change. (ii)Exchange Rate Risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. On the other hand, PEMEX determines the annual amount to be allocated to its capital expenditure and operating expenses as a fixed amount in pesos. As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX’s revenues is partially offset by its impact on its obligations. PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 67 of 128 As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of PEMEX’s DFIs are the euro, Japanese yen and pounds sterling against the U.S. dollar and UDIs against the peso. No DFIs used for exchange rate risk hedging matured during the third quarter of 2025. During the third quarter of 2025, as a result of Pemex's liability management, four unwinds of exchange rate risk hedging DFIs associated with the repurchased bonds were carried out for a cumulative notional amount of €500 million. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. (iii)Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to protect its cash flows from falls in the Mexican crude oil basket price from the level that PEMEX asses as adequate, considering the cost-protection ratio. During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023, pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$199,943.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 68 of 128 During the second half of 2023 and the first semester of 2024, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 168 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$118,540. During the four quarter of 2024 and the first quarter of 2025, PEMEX entered into a crude oil hedge for the fiscal year 2025, pursuant to which PEMEX hedged 455 thousand barrels per day on average for the period between January 2025 and December 2025, for U.S.$195,404. During the third quarter of 2025, none DFIs entered into with the purpose of mitigating hydrocarbon price risk expired. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During the third quarter of 2025, PEMEX continued to implement its hedging strategy to partially protect its cash flows exposed to diesel crack spread against drops below a level higher than the one established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 3,510,000 barrels for the period between July and November 2025. During the third quarter of 2025, five DFIs entered into with this purpose expired. During the first half of 2025, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to gasoline crack spread against drops below a level higher than the one established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 1,530,000 barrels for the period between May and August 2025. During the third quarter of 2025, seventeen DFIs entered into with this purpose expired. In addition to supplying natural gas, the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. Since 2017, when this service is offered, the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) must enter into DFIs with Petróleos Mexicanos under the opposite position to those DFIs offered to its customers in order to mitigate the market risk it would bear under such offered DFIs. Petróleos Mexicanos then transfers the related price risk derived from the DFI position held with the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) to financial counterparties by entering into the opposite position DFIs with such parties. As of the third quarter of 2025, there were no DFIs since all the DFIs in its portfolios expired in 2019. In case of entering into new trades, the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results. During the third quarter of 2025, PMI Trading closed sixteen DFIs positions listed in CME-Clearport related to commodities, with a profit (loss) of Ps. (179,947) recognized under the concept of (Loss) Return in DFIs. During the third quarter of 2025, PMI Trading had thirty-nine margin calls, which accounted for a positive net flow of Ps. 12,748.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 69 of 128 In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. Counterparty or Credit Risk When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties. In order to estimate PEMEX’s credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions. Moreover, PEMEX has entered into various long-term cross-currency swaps agreements with “recouponing” provisions (pursuant to which when the MtM exceeds the threshold specified in the recouponing clause, the MtM is adjusted to cero and notional amount is also adjusted) , thereby limiting the PEMEX's exposure to its counterparties referenced to a specific threshold amount, as well as the counterparties’ exposure to PEMEX During the third quarter of 2025, none of the specified thresholds were reached. According to IFRS 13 “Fair Value Measurement,” the fair value or MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. There were no defaults during the third quarter of 2025. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Furthermore, by means of its credit guidelines for DFI operations, the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) significantly reduces its credit risk exposure related to the DFIs. In order to qualify for these DFIs, customers of the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) must be party to a current natural gas supply contract and sign a domestic master derivative agreement. Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client’s exposure, the client is obligated to deposit collateral. In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 70 of 128 As of the third quarter of 2025, the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) had no DFIs since all the DFIs of its portfolios expired in 2019. As such, once the total settlement of the operations was carried out, the exempt credit lines expired, and the guarantees deposited by the clients were entirely returned. PMI Trading’s credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport. SENSITIVITY ANALISIS PEMEX has entered into DFIs with the purpose to mitigate the market risk for specific flows or predetermined volumes associated with its operations. PEMEX’s DFIs have the same characteristics (e.g. underlying assets, payment dates, amounts, volumes) as the hedged position, but with the opposite exposure to the market risk factors. As a result of these mitigation strategies, PEMEX has a minor sensitivity to the hedged market risk factors. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Natural gas DFIs that the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) has offered to its domestic customers have been reported as transactions with trading purposes. However, such operations were fully compensated by the operations entered into with financial counterparties, maintaining a negligible or even null exposure to market risk (due to this back-to-back mechanism). As of the third quarter of 2025, the company’s Industrial Processes segment (formerly Pemex Industrial Transformation) did not have any DFI to report, since all the DFIs of its portfolios expired in 2019. As such, it is no necessary to conduct either a sensitivity analysis or to measure or monitor the hedge effectiveness. Other DFIs seek to hedge the changes in the price of the commercialized products, such that the DFIs’ underlying assets have correlations with the prices of the products involved in commercialization. PMI Trading estimates the Value at Risk (VaR) of these DFIs. Notably, DFIs of PMI Trading (all of them related to petroleum derivatives), are classified under cash and cash equivalents for accounting purposes due to their liquidity. Quantitative information for disclosure [text block] QUANTITATIVE DISCLOSURE Accounting treatment applied and the impact in the financial statements PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 71 of 128 As of September 30, 2025, and December 31, 2024, the net fair value of PEMEX’s DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (58,130,722) and Ps. (99,768,509), respectively. As of September 30, 2025, and December 31, 2024, PEMEX did not have any DFIs designated as hedges for accounting purposes. All of PEMEX’s DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. In accordance with established accounting policies, PEMEX has analysed the different contracts (financial and non-financial contracts) that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of September 30, 2025, and December 31, 2024, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the financial and non-financial contracts. For the nine-months periods ended September 30, 2025, and 2024, PEMEX recognized a net gain (loss) of Ps. 18,106,809 and Ps. (13,283,553), respectively, in the “Derivative financial instruments (cost) income, net” line item with respect to DFIs treated as instruments entered into for trading purposes.

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

FAIR VALUE OF DFIs

The summary of PEMEX's current DFIs along with their fair value is shown in the next tables:

TABLE 1
Interest Rate and Currency Derivatives
(in thousands of pesos, except as noted, as of September 30, 2025)

Derivative Type	Hedging/ Trading	Notional Amount	Underlying Value		Fair Value		Notional amounts by expected maturity year						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Interest Rate Swaps	Trading	17,440,397	TERM SOFR 3M = 3.9764% TERM SOFR 6M = 3.8459% DAILY COMPOUNDED SOFR = 4.24%	TERM SOFR 3M = 4.2923% TERM SOFR 6M = 4.1466% DAILY COMPOUNDED SOFR = 4.54%	240,683	235,826	896,147	0	0	16,544,250	0	0	0
Interest Rate Options	Hedging	0	TERM SOFR 1M = 4.1292%	TERM SOFR 1M = 4.3223%	0	0	0	0	0	0	0	0	0
Currency Swaps	Hedging	120,795,190	MXN = 18.3825 1/EUR = 1.17 1/GBP = 1.3404 JPY = 149.52416 CHF = 0.7979 Exchange rates against US dollar. UDI = 8.55067 Exchange rate against MXN	MXN = 18.8928 1/EUR = 1.1725 1/GBP = 1.3758 JPY = 144.1868 CHF = 0.7991 Exchange rates against US dollar. UDI = 8.500847 Exchange rate against MXN	6,499,919	12,289,302	28,011,656	27,416,548	24,689,076	4,749,625	27,048,661	8,879,625	0
Currency Options	Hedging	128,916,032	1/EUR = 1.17 1/GBP = 1.3404 JPY = 149.52416 CHF = 0.7979 Exchange rates against US dollar.	1/EUR = 1.1725 1/GBP = 1.3758 JPY = 144.1868 CHF = 0.7991 Exchange rates against US dollar.	(3,679,304)	(3,437,254)	25,143,216	20,728,218	26,962,532	26,962,532	26,962,532	2,157,003	0
Only cupon swaps	Hedging	24,538,340	1/EUR = 1.17 Exchange rate against US dollar.	1/EUR = 1.1725 Exchange rate against US dollar.	(23,522)	21,406	0	0	0	24,538,340	0	0	0
Currency Forward	Trading	0	MXN = 18.3825 Exchange rate against US dollar.	MXN = 18.8928 Exchange rate against US dollar.	0	0	0	0	0	0	0	0	0
Prepaid Swap	Trading	58,173,121	MXN = 18.3825 Exchange rate against US dollar.	MXN = 18.8928 Exchange rate against US dollar.	(63,032,269)	(76,771,680)	13,820,586	44,352,535	0	0	0	0	16,943,529

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PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

TABLE 2
Crude Oil Derivatives
(in thousands of pesos, except as noted, as of September 30, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) [1]	Underlying value (U.S. $ per barrel) [2]		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Crude Oil Options	Hedging	34.58	WTI = 69.53 Brent= 67.55	WTI = 65.11 Brent= 67.61	1,904,676	3,615,471	34.58	0	0	0	0	0	0

[1] Net Volume.
[2] Representative underlying asset value. Monthly average price per barrel

TABLE 3
Crack Spread Derivatives
(in thousands of pesos, except as noted, as of September 30, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) [1]	Underlying value (U.S. $ per barrel) [2]		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Diesel Crack Spread Swaps	Hedging	1.71	N.A.	N.A.	(40,904)	24,630	1.71	0	0	0	0	0	0
Gasoline Crack Spread Swaps	Hedging	0	N.A.	N.A.	0	46,116	0	0	0	0	0	0	0

[1] Net Volume.
[2] Representative underlying asset value. Monthly average price per barrel

TABLE 4
Crude and Petroleum Products Financial Derivatives Classified as Cash and Cash Equivalent for Accounting Purposes due to their Liquidity
(in thousands of pesos, except as noted, as of September 30, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) [1]	Underlying value (U.S. $ per barrel) [2]		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered [3]
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Futures	Trading	(0.2)	90.43	94.97	4,887	(15,477)	(0.2)	0	0	0	0	0	0
Exchange Traded Swaps	Trading	(1.9)	60.18	66.81	19,273	(14,184)	(1.9)	0	0	0	0	0	0

[1] Net Volume.
[2] Representative underlying asset value per barrel.
[3] Exchange traded operations, both futures and swaps have an initial margin of Ps. (133,127)

The information in these tables has been calculated using the exchange rates as of September 30, 2025, Ps. 18.3825 = US$1.00 and as of June 30, 2025, Ps. 18.8928 = US$1.00
The information in these tables has been calculated using the exchange rates as of September 30, 2025, Ps. 21.5075 = EUR $1.00 and as of June 30, 2025, Ps. 22.15181 = EUR $1.00

73 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 74 of 128 [800100] Notes - Subclassifications of assets, liabilities and equities Concept Close Current Quarter 2025-09-30 Close Previous Exercise 2024-12-31 Subclassifications of assets, liabilities and equities [abstract] Cash and cash equivalents [abstract] Cash [abstract] Cash on hand 39,190,548,000 23,028,847,000 Balances with banks 304,108,496,000 29,255,874,000 Total cash 343,299,044,000 52,284,721,000 Cash equivalents [abstract] Short-term deposits, classified as cash equivalents 0 0 Short-term investments, classified as cash equivalents 51,728,460,000 36,557,105,000 Other banking arrangements, classified as cash equivalents 0 0 Total cash equivalents 51,728,460,000 36,557,105,000 Other cash and cash equivalents 0 0 Total cash and cash equivalents 395,027,504,000 88,841,826,000 Trade and other current receivables [abstract] Current trade receivables 118,557,988,000 126,733,175,000 Current receivables due from related parties 0 0 Current prepayments [abstract] Current advances to suppliers 0 0 Current prepaid expenses 0 0 Total current prepayments 0 0 Current receivables from taxes other than income tax 28,204,202,000 44,557,130,000 Current value added tax receivables 0 0 Current receivables from sale of properties 0 0 Current receivables from rental of properties 0 0 Other current receivables 68,720,200,000 62,306,727,000 Total trade and other current receivables 215,482,390,000 233,597,032,000 Classes of current inventories [abstract] Current raw materials and current production supplies [abstract] Current raw materials 0 0 Current production supplies 0 0 Total current raw materials and current production supplies 0 0 Current merchandise 0 0 Current work in progress 1,024,961,000 969,458,000 Current finished goods 84,695,789,000 80,724,998,000 Current spare parts 0 0 Property intended for sale in ordinary course of business 0 0 Other current inventories 6,517,725,000 6,875,533,000 Total current inventories 92,238,475,000 88,569,989,000 Non-current assets or disposal groups classified as held for sale or as held for distribution to owners [abstract] Non-current assets or disposal groups classified as held for sale 0 0 Non-current assets or disposal groups classified as held for distribution to owners 0 0 Total non-current assets or disposal groups classified as held for sale or as held for distribution to owners 0 0 Trade and other non-current receivables [abstract] Non-current trade receivables 0 0 Non-current receivables due from related parties 0 0 Non-current prepayments 0 0 Non-current lease prepayments 0 0 Non-current receivables from taxes other than income tax 0 0 Non-current value added tax receivables 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 75 of 128 Concept Close Current Quarter 2025-09-30 Close Previous Exercise 2024-12-31 Non-current receivables from sale of properties 0 0 Non-current receivables from rental of properties 0 0 Revenue for billing 0 0 Other non-current receivables 940,737,000 1,021,778,000 Total trade and other non-current receivables 940,737,000 1,021,778,000 Investments in subsidiaries, joint ventures and associates [abstract] Investments in subsidiaries 0 0 Investments in joint ventures 0 0 Investments in associates 2,731,475,000 2,692,938,000 Total investments in subsidiaries, joint ventures and associates 2,731,475,000 2,692,938,000 Property, plant and equipment [abstract] Land and buildings [abstract] Land 52,851,450,000 53,332,363,000 Buildings 29,366,858,000 26,362,925,000 Total land and buildings 82,218,308,000 79,695,288,000 Machinery 0 0 Vehicles [abstract] Ships 0 0 Aircraft 0 0 Motor vehicles 15,387,865,000 15,734,762,000 Total vehicles 15,387,865,000 15,734,762,000 Fixtures and fittings 0 0 Office equipment 10,512,400,000 8,599,679,000 Tangible exploration and evaluation assets 0 0 Mining assets 0 0 Oil and gas assets 1,052,279,035,000 997,845,803,000 Construction in progress 390,250,564,000 541,876,222,000 Construction prepayments 0 0 Other property, plant and equipment 6,973,350,000 6,780,958,000 Total property, plant and equipment 1,557,621,522,000 1,650,532,712,000 Investment property [abstract] Investment property completed 0 0 Investment property under construction or development 0 0 Investment property prepayments 0 0 Total investment property 0 0 Intangible assets and goodwill [abstract] Intangible assets other than goodwill [abstract] Brand names 0 0 Intangible exploration and evaluation assets 12,179,521,000 15,573,570,000 Mastheads and publishing titles 0 0 Computer software 0 0 Licences and franchises 0 0 Copyrights, patents and other industrial property rights, service and operating rights 1,423,399,000 1,514,707,000 Recipes, formulae, models, designs and prototypes 0 0 Intangible assets under development 0 0 Other intangible assets 0 0 Total intangible assets other than goodwill 13,602,920,000 17,088,277,000 Goodwill 0 0 Total intangible assets and goodwill 13,602,920,000 17,088,277,000 Trade and other current payables [abstract] Current trade payables 0 0 Current payables to related parties 0 0 Accruals and deferred income classified as current [abstract]

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 76 of 128 Concept Close Current Quarter 2025-09-30 Close Previous Exercise 2024-12-31 Deferred income classified as current 0 0 Rent deferred income classified as current 0 0 Accruals classified as current 517,098,247,000 505,989,382,000 Short-term employee benefits accruals 0 0 Total accruals and deferred income classified as current 517,098,247,000 505,989,382,000 Current payables on social security and taxes other than income tax 0 0 Current value added tax payables 0 0 Current retention payables 0 0 Other current payables 0 0 Total trade and other current payables 517,098,247,000 505,989,382,000 Other current financial liabilities [abstract] Bank loans current 174,136,373,000 278,635,015,000 Stock market loans current 248,977,083,000 132,168,475,000 Other current iabilities at cost 20,055,036,000 14,415,027,000 Other current liabilities no cost 0 0 Other current financial liabilities 74,368,918,000 108,972,467,000 Total Other current financial liabilities 517,537,410,000 534,190,984,000 Trade and other non-current payables [abstract] Non-current trade payables 0 0 Non-current payables to related parties 0 0 Accruals and deferred income classified as non-current [abstract] Deferred income classified as non-current 0 0 Rent deferred income classified as non-current 0 0 Accruals classified as non-current 0 0 Total accruals and deferred income classified as non-current 0 0 Non-current payables on social security and taxes other than income tax 0 0 Non-current value added tax payables 0 0 Non-current retention payables 0 0 Other non-current payables 0 0 Total trade and other non-current payables 0 0 Other non-current financial liabilities [abstract] Bank loans non-current 293,390,771,000 182,648,863,000 Stock market loans non-current 1,106,914,676,000 1,350,962,066,000 Other non-current liabilities at cost 0 19,942,809,000 Other non-current liabilities no cost 0 0 Other non-current financial liabilities 0 0 Total Other non-current financial liabilities 1,400,305,447,000 1,553,553,738,000 Other provisions [abstract] Other non-current provisions 153,669,229,000 137,835,561,000 Other current provisions 0 0 Total other provisions 153,669,229,000 137,835,561,000 Other reserves [abstract] Revaluation surplus 0 0 Reserve of exchange differences on translation 10,776,114,000 61,416,390,000 Reserve of cash flow hedges 0 0 Reserve of gains and losses on hedging instruments that hedge investments in equity instruments 0 0 Reserve of change in value of time value of options 0 0 Reserve of change in value of forward elements of forward contracts 0 0 Reserve of change in value of foreign currency basis spreads 0 0 Reserve of gains and losses on financial assets measured at fair value through other comprehensive income 0 0 Reserve of gains and losses on remeasuring available-for-sale financial assets 0 0 Reserve of share-based payments 0 0 Reserve of remeasurements of defined benefit plans 28,117,593,000 224,538,231,000

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 77 of 128 Concept Close Current Quarter 2025-09-30 Close Previous Exercise 2024-12-31 Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale 0 0 Reserve of gains and losses from investments in equity instruments 0 0 Reserve of change in fair value of financial liability attributable to change in credit risk of liability 0 0 Reserve for catastrophe 0 0 Reserve for equalisation 0 0 Reserve of discretionary participation features 0 0 Reserve of equity component of convertible instruments 0 0 Capital redemption reserve 0 0 Merger reserve 0 0 Statutory reserve 0 0 Other comprehensive income 0 0 Total other reserves 38,893,707,000 285,954,621,000 Net assets (liabilities) [abstract] Assets 2,398,402,668,000 2,208,752,583,000 Liabilities 4,294,200,330,000 4,192,528,319,000 Net assets (liabilities) (1,895,797,662,000) (1,983,775,736,000) Net current assets (liabilities) [abstract] Current assets 745,704,518,000 439,554,720,000 Current liabilities 1,209,530,769,000 1,207,523,381,000 Net current assets (liabilities) (463,826,251,000) (767,968,661,000)

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

[800200] Notes - Analysis of income and expense

Concept	Accumulated Current Year 2025-01-01 - 2025-09-30	Accumulated Previous Year 2024-01-01 - 2024-09-30	Quarter Current Year 2025-07-01 - 2025-09-30	Quarter Previous Year 2024-07-01 - 2024-09-30
Analysis of income and expense [abstract]				
Revenue [abstract]				
Revenue from rendering of services	1,857,530,000	1,974,771,000	769,252,000	612,634,000
Revenue from sale of goods	1,164,233,537,000	1,239,573,673,000	378,111,290,000	425,509,365,000
Interest income	0	0	0	0
Royalty income	0	0	0	0
Dividend income	0	0	0	0
Rental income	0	0	0	0
Revenue from construction contracts	0	0	0	0
Other revenue	0	0	0	0
Total revenue	1,166,091,067,000	1,241,548,444,000	378,880,542,000	426,121,999,000
Finance income [abstract]				
Interest income	10,154,813,000	12,269,991,000	3,067,228,000	2,075,540,000
Net gain on foreign exchange	153,011,244,000	0	33,384,178,000	0
Gains on change in fair value of derivatives	0	0	0	0
Gain on change in fair value of financial instruments	18,106,809,000	0	0	2,499,784,000
Other finance income	0	0	0	0
Total finance income	181,272,866,000	12,269,991,000	36,451,406,000	4,575,324,000
Finance costs [abstract]				
Interest expense	114,571,963,000	113,713,251,000	34,703,183,000	42,612,769,000
Net loss on foreign exchange	0	256,406,202,000	0	130,111,060,000
Losses on change in fair value of derivatives	0	0	0	0
Loss on change in fair value of financial instruments	0	13,283,533,000	2,825,596,000	0
Other finance cost	0	0	0	0
Total finance costs	114,571,963,000	383,402,986,000	37,528,779,000	172,723,829,000
Tax income (expense)				
Current tax	152,595,965,000	80,994,414,000	47,817,656,000	2,490,845,000
Deferred tax	(465,142,000)	3,950,775,000	(131,678,000)	(8,519,363,000)
Total tax income (expense)	152,130,823,000	84,945,189,000	47,685,978,000	(6,028,518,000)

78 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 79 of 128 [800500] Notes - List of notes Disclosure of notes and other explanatory information [text block] See annex 813000 Disclosure of significant accounting policies [text block] See annex 813000

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 80 of 128 [800600] Notes - List of accounting policies Disclosure of significant accounting policies [text block] See annex 813000

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 81 of 128 [813000] Notes - Interim financial reporting Disclosure of interim financial reporting [text block] NOTE 1. STRUCTURE AND BUSINESS OPERATIONS OF PETRÓLEOS MEXICANOS STATED-OWNED PUBLIC COMPANY AND SUBSIDIARY COMPANIES Petróleos Mexicanos was created by a decree issued by the Mexican Congress on June 7, 1938. The decree was published in the Diario Oficial de la Federación (“Official Gazette of the Federation”) on July 20, 1938 and came into effect on that date. On December 20, 2013, the Decreto por el que se reforman y adicionan diversas disposiciones de la Constitución Política de los Estados Unidos Mexicanos, en Materia de Energía (Decree that amends and supplements various provisions of the Mexican Constitution relating to energy matters), was published in the Official Gazette of the Federation. This Decree came into effect on December 21, 2013 and includes transitional articles setting forth the general framework and timeline for implementing legislation relating to the energy sector. On August 11, 2014, the Ley de Petróleos Mexicanos (the “2014 Petróleos Mexicanos Law”) was published in the Official Gazette of the Federation. The 2014 Petróleos Mexicanos Law became effective on October 7, 2014, except for certain provisions. On December 2, 2014, the Secretaría de Energía (the “Ministry of Energy”) published in the Official Gazette of the Federation the declaration pursuant to which the special regime governing Petróleos Mexicanos’ activities relating to productive state-owned subsidiaries, affiliates, compensation, assets, administrative liabilities, state dividend, budget and debt came into effect. On June 10, 2015, the Disposiciones Generales de Contratación para Petróleos Mexicanos y sus Empresas Productivas Subsidiarias (General Contracting Provisions for Petróleos Mexicanos and its productive state-owned subsidiaries) was published in the Official Gazette of the Federation and the following day the special regime for acquisitions, leases, services and public works matters came into effect. Once the 2014 Petróleos Mexicanos Law came into effect, Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company. Petróleos Mexicanos is a legal entity empowered to own property and carry on business in its own name with the purpose of carrying out exploration and extraction of crude oil and other hydrocarbons in the United Mexican States (“Mexico”), as well as refining, processing, storing, transporting, selling and trading in these products. On October 31, 2024, amendments to Articles 25, 27 and 28 of the Mexican Constitution were signed into law by President Claudia Sheinbaum Pardo and published in the Official Gazette of the Federation as the Energy Reform Decree. The Energy Reform Decree took effect on November 1, 2024 and transformed the legal regime of Petróleos Mexicanos from an empresa productiva del Estado (productive state-owned company) to an empresa pública del Estado (state-owned public company). The Energy Reform Decree reaffirmed the Mexican nation’s ownership of the hydrocarbons located Mexico’s subsoil and included transitional articles setting forth the general framework and timeline for its implementation through secondary legislation. On March 12, 2025, the Mexican Congress approved the secondary legislation, which was subsequently signed into law by President Claudia Sheinbaum Pardo and published in the Official Gazette of the Federation on March 18, 2025. The secondary legislation took effect on March 19, 2025 and included six new laws, including the Ley de la Empresa Pública del Estado, Petróleos Mexicanos (the “2025 Petróleos Mexicanos Law”). Pursuant to the 2025 Petróleos Mexicanos Law, Petróleos Mexicanos is wholly owned by the Mexican Government and categorized under the Ministry of Energy. The 2025 Petróleos Mexicanos Law dissolved the subsidiary entities Pemex Exploración y Producción (“Pemex Exploration and Production”), Pemex Transformación Industrial (“Pemex Industrial Transformation”) and Pemex Logística (“Pemex Logistics”) each of which were, until March 19, 2025, productive state-owned subsidiaries of Petróleos Mexicanos empowered to own property and carry on business in their own name, subject to the direction and coordination of Petróleos Mexicanos. All of the assets,

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 82 of 128 liabilities, rights and obligations of the subsidiary entities were assumed by, and transferred at historical cost without gain or loss to Petróleos Mexicanos and it became the successor of the subsidiary entities as a matter of Mexican law. The 2025 Petróleos Mexicanos Law does not affect any payment obligations previously contracted, nor does it alter the guarantees provided by Petróleos Mexicanos or the dissolved entities, whether in Mexico or abroad, where Petróleos Mexicanos is the beneficiary. Prior to their dissolution, the primary purpose of the subsidiary entities, were as follows: • Pemex Exploration and Production: This entity was in charge of the exploration and extraction of crude oil and solid, liquid or gaseous hydrocarbons in Mexico, in the exclusive economic zone of Mexico and abroad, as well as drilling services and repair and services of wells; • Pemex Industrial Transformation: This entity performed activities related to refining, transformation, processing, importing, exporting, trading and the sale of hydrocarbons, petroleum products, natural gas and petrochemicals, as well as commercialized, distributed and traded methane, ethane and propylene, directly or through others; and • Pemex Logistics: This entity provided transportation, storage and related services for crude oil, petroleum products and petrochemicals to PEMEX (as defined below) and other companies, through pipelines and maritime and terrestrial means, and provided guard and management services. Prior to the dissolution, the principal distinction between the subsidiary entities and the Subsidiary Companies (as defined below) was that the subsidiary entities were productive state-owned entities, whereas the Subsidiary Companies are affiliate companies that were formed in accordance with the applicable laws of each of the respective jurisdictions in which they were incorporated. On May 22, 2025, the Board of Directors of Petróleos Mexicanos approved the Estatuto Orgánico de Petróleos Mexicanos (Organic Statute of Petróleos Mexicanos or the “New Organic Statute”). The New Organic Statute was published in the Official Gazette of the Federation on May 30, 2025, and became effective on June 1, 2025. On September 12, 2025, an amendment to the Organic Statute, previously approved by the Board of Directors of Petróleos Mexicanos, was published in the Federal Official Gazette. The New Organic Statute establishes the new structure and organization of PEMEX. Changes derived from this new structure and how PEMEX’s primary business are now conducted are disclosed in Note 6. The “Subsidiary Companies” are defined as those companies which are controlled, directly or indirectly, by Petróleos Mexicanos. “Associates,” as used herein, means those companies in which Petróleos Mexicanos has significant influence but not control or joint control over its financial and operating policies. Petróleos Mexicanos, State-Owned Public Company and the Subsidiary Companies are referred to collectively herein as “PEMEX”. PEMEX’s address and its principal place of business is: Av. Marina Nacional No. 329, Col. Verónica Anzures, Alcaldía Miguel Hidalgo, 11300, Ciudad de México, México. NOTE 2. AUTHORIZATION AND BASIS OF PREPARATION Authorization On October 27, 2025, these condensed consolidated interim financial statements and the notes hereto were authorized for issuance by the following officers: Mr. Víctor Rodríguez Padilla, Chief Executive Officer, Mr. Juan Carlos Carpio Fragoso, Chief Financial Officer, Mr. Óscar René Orozco Piliado, Deputy Director of Accounting and Tax and Mr. Ernesto Balcázar Hernández, Associate Managing Director of Accounting.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 83 of 128 Basis of preparation A. Statement of compliance PEMEX prepared its condensed consolidated interim financial statements as of September 30, 2025 and December 31, 2024, and for the three- and nine-month periods ended September 30, 2025 and 2024, in accordance with IAS 34, “Interim Financial Reporting” (“IAS 34”) of the IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board. These condensed consolidated interim financial statements do not include all the information and disclosures required for full annual consolidated financial statements and should be read in conjunction with PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. PEMEX estimates that there is no significant impact on its condensed consolidated interim financial statements due to the seasonality of operations. These condensed consolidated interim financial statements follow the same accounting policies and methods of computation as PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. B. Basis of accounting These condensed consolidated interim financial statements have been prepared using the historical cost basis method, except for the following items, which have been measured using an alternative basis. ITEM BASIS OF MEASUREMENT Derivative Financial Instruments (“DFIs”) Fair Value Employee Benefits Fair Value of plan assets less present value of the obligation (defined benefit plan) C. Going concern The condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that PEMEX will be able to continue its operations and can meet its payment obligations for a reasonable period (See Note 17-F). D. Functional and reporting currency These condensed consolidated interim financial statements are presented in Mexican pesos, which is both PEMEX’s functional currency and reporting currency, due to the following: i. The economic environment in which PEMEX operates is Mexico, where the legal currency is the Mexican peso; ii. The budget through which Petróleos Mexicanos operates as an entity of the Mexican Government, including the ceiling for personnel services, is elaborated, approved and exercised in Mexican pesos; iii. Employee benefits provision was 34% and 29% of PEMEX’s total liabilities as of September 30, 2025 and December 31, 2024, respectively. This provision is computed, denominated and payable in Mexican pesos; and iv. Cash flows for payment of general expenses, taxes and duties are realized in Mexican pesos.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 84 of 128 Although the sales prices of certain products are based on international U.S. dollar-indices, final domestic selling prices are governed by the economic and financial policies established by the Mexican Government. Accordingly, cash flows from domestic sales are generated and received in Mexican pesos. With regards to PEMEX’s foreign currency (export sales, borrowings, etc.), Mexico’s monetary policy regulator, the Banco de México (“Mexican Central Bank”), requires that Mexican Government entities other than financial entities sell their foreign currency to the Mexican Central Bank in accordance with its terms, receiving Mexican pesos in exchange, which is the currency of legal tender in Mexico. Terms definition References in these condensed consolidated interim financial statements and the related notes to “pesos” or “Ps.” refers to Mexican pesos, “U.S. dollars” or “U.S.$” refers to dollars of the United States of America, “yen” or “¥” refers to Japanese yen, “euro” or “€” refers to the legal currency of the European Economic and Monetary Union, “pounds sterling” or “£” refers to the legal currency of the United Kingdom and “Swiss francs” or “CHF” refers to the legal currency of the Swiss Confederation. Figures in all currencies are presented in thousands of the relevant currency unit, except exchange rates and product and share prices. E. Use of judgments and estimates The preparation of the condensed consolidated interim financial statements in accordance with IFRS requires the use of estimates and assumptions made by PEMEX’s management that affect the recorded amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of these condensed consolidated interim financial statements, as well as the recorded amounts of income, costs and expenses during the period. Actual results may differ from these estimates. Significant estimates and underlying assumptions are reviewed, and the effects of such revisions are recognized in the periods in which any estimates are revised and in any future periods affected by such revision. The significant judgements made by management in applying PEMEX’s accounting policies and the key sources of estimation uncertainty were the same as those described in PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. i.Measurement of fair values Some of PEMEX’s accounting policies and disclosures require the measurement of the fair values of financial assets and liabilities, as well as non-financial assets and liabilities. PEMEX has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values. The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified. When measuring the fair value of an asset or a liability, PEMEX uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows: • Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities. • Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 85 of 128 • Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs). If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. PEMEX recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. NOTE 3. MATERIAL ACCOUNTING POLICIES The accounting policies applied in the preparation of these condensed consolidated interim financial statements are consistent with those applied in the preparation of PEMEX’s annual consolidated financial statements as of and for the year ended December 31, 2024, except for the adoption of new standards effective as of January 1, 2025. However, these new standards have not had a material effect on the condensed consolidated interim financial statements of PEMEX. NOTE 4. NEW ACCOUNTING STANDARDS AND RECENTLY ISSUED ACCOUNTING STANDARDS New Accounting Standards A number of new standards are effective for annual periods beginning after January 1, 2025 and earlier application is permitted; however, PEMEX has not early adopted the new or amended standards in preparing these condensed consolidated interim financial statements. The following amended standards and interpretations are not expected to have a significant impact on PEMEX’s condensed consolidated interim financial statements: Recently Issued Accounting Standards i. Applicable as of January 1, 2025 • Lack of Exchangeability (Amendments to IAS 21) • Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7) • Subsidiaries without Public Accountability Disclosures (IFRS 19) ii. Applicable as of January 1, 2027 • Presentation and Disclosure in Financial Statements (IFRS 18). PEMEX is in the process of assessing the impact of IFRS 18 to meet the new presentation and disclosure requirements.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 86 of 128 NOTE 5. SUBSIDIARY COMPANIES As of September 30, 2025 and December 31, 2024, the consolidated Subsidiary Companies are as follows: • P.M.I. Trading, DAC. (“PMI Trading”) (i)(iii)(vii) • P.M.I. Holdings Petróleos España, S.L.U. (“HPE”) (i)(iii)(v) • P.M.I. Services North America, Inc. (“PMI SUS”) (i)(iii)(vi) • P.M.I. Norteamérica, S.A. de C.V. (“PMI NASA”) (i)(iii)(iv) • P.M.I. Comercio Internacional, S.A. de C.V. (“PMI CIM”) (i)(ii)(iv) • PMI Campos Maduros SANMA, S. de R.L. de C.V. (“SANMA”) (iii)(iv)(xiii) • Pro-Agroindustria, S.A. de C.V. (“AGRO”) (iii)(iv) • PTI Infraestructura de Desarrollo, S.A. de C.V. (“PTI ID”) (iii)(iv) • P.M.I. Servicios Portuarios Transoceánico, S.A. de C.V. (“PMI SP”) (iii)(iv) • Pemex Procurement International, Inc. (“PPI”) (iii)(vi) • Pemex Finance Limited (“FIN”) (iii)(ix)(xii) • Mex Gas Internacional, S.L. (“MGAS”) (iii)(iv) • Pemex Desarrollo e Inversión de Proyectos, S.A. de C.V. (“PDII”) (iii)(iv) • IKAL Insurance Company, AG. (“IKAL”) (iii)(viii)(xiv) • PPQ Cadena Productiva, S.L.U. (“PPQCP”) (iii)(v)(xi) • I.I.I. Servicios, S.A. de C.V. (“III Servicios”) (iii)(iv) • PMI Ducto de Juárez, S. de R.L. de C.V. (“PMI DJ”) (i)(iii)(iv) • PMX Fertilizantes Holding, S.A. de C.V. (“PMX FH”) (iii)(iv) • PMX Fertilizantes Pacífico, S.A. de C.V. (“PMX FP”) (iii)(iv) • Grupo Fertinal, S.A. de C.V. (“GP FER”) (iii)(iv) • Compañía Mexicana de Exploraciones, S.A. de C.V. (“COMESA”) (ii)(iv)(xi) • P.M.I. Trading México, S.A. de C.V. (“TRDMX”) (i)(iii)(iv) • Holdings Holanda Services, B.V. (“HHS”) (iii)(x) • Deer Park Refining Limited Partnership (“Deer Park” or “DPRLP”) (i)(iii)(vi) • Gasolinas Bienestar, S.A. de C.V. (“GASOB”) (iii)(iv) (i) Member Company of the “PMI Subsidiaries”. (ii) Non-controlling interest company (98.33% in PMI CIM and 60.00% in COMESA). (iii) Petróleos Mexicanos owns 100.00% of the interests in this Subsidiary Company. (iv) Operates in Mexico. (v) Operates in Spain. (vi) Operates in the United States of America. (vii) Operates in Ireland. (viii) Operates in Switzerland. (ix) Operates in the Cayman Islands. (x) Operates in the Netherlands. (xi) This company is in process of liquidation. (xii) This company was liquidated in September 2024. (xiii) This company was liquidated in December 2024. (xiv) Formerly KOT Insurance Company, AG.(KOT), until August 31, 2025.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 87 of 128 NOTE 6. SEGMENT FINANCIAL INFORMATION PEMEX’s primary business is the exploration and production of crude oil and natural gas, as well as the production, processing, marketing and distribution of petroleum and petrochemical products. As of September 30, 2024 and December 31, 2024 and PEMEX’s operations were conducted through seven business segments: • Exploration and Production; • Industrial Transformation; • Logistics; • Deer Park; • the Trading Companies; • Corporate; and • Other Operating Subsidiary Companies. Following the dissolution of the subsidiary entities on March 19, 2025 and pursuant the New Organic Statute, as of June 1, 2025, PEMEX’s operations are now conducted through six segments: • Exploration and Extraction; • Industrial Processes; • Energy Transformation; • Deer Park; • the Trading Companies; and • Other Operating Subsidiary Companies. The primary sources of revenue for PEMEX’s business segments are as described below: • The Exploration and Extraction segment (formerly Exploration and Production) earns revenues from domestic sales of crude oil and natural gas, and from exporting crude oil through certain of the Trading Companies. Crude oil export sales are made through the agent subsidiary company PMI CIM, to 12 major customers in various foreign markets. Approximately half of PEMEX’s crude oil is transferred to the Industrial Processes segment. Additionally, it receives income from drilling services, and servicing and repairing wells. • The Industrial Processes segment (formerly Industrial Transformation) earns revenues from sales of refined petroleum products and derivatives, mainly to third parties within the domestic market. This segment also sells a significant portion of the fuel oil it produces to the Comisión Federal de Electricidad (Federal Eletricity Commission, or “CFE”) and a significant portion of jet fuel produced to the Aeropuertos y Servicios Auxiliares (Airports and Auxiliary Services Agency or "ASA"). The refining segment’s most important products are different types of gasoline and diesel. • The Energy Transformation segment (previously included in the Industrial Transformation segment) earns revenues from domestic sources generated by sales of natural gas, liquefied petroleum gas, naphtha, butane and ethane and certain other petrochemicals such as methane derivatives, ethane derivatives, aromatics, ammonia, fertilizers and its derivatives. • The Deer Park segment includes DPRLP’s operations, generates revenues from sales of distillates and gasoline in the U.S. market.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 88 of 128 • The Trading Companies segment, which consists of PMI CIM, PMI NASA, PMI Trading, MGAS and GASOB (the “Trading Companies”), earns revenues from trading crude oil, natural gas and petroleum and petrochemical products in international markets. • The segment related to the Other Operating Subsidiary Companies provides transportation and storage of crude oil, petroleum products and petrochemicals, administrative, financing, consulting and logistical services, as well as economic, tax and legal advice and re-insurance services to PEMEX’s subsidiary entities and companies with industrial activities. As of March 19, 2025 this segment includes the Logistics and Corporate activities, previously reported as separate segments. • The Logistics segment (until March 18, 2025) earned income from transportation and storage of crude oil, petroleum products and petrochemicals, as well as related services, which it provides by employing pipelines and offshore and onshore resources, and from providing services related to the maintenance, handling, guarding and management of these products. As of March 19, 2025, this activity is included in the Other Operating Subsidiary Companies segment. • The Corporate segment (until March 18, 2025) provided administrative, financing and consulting services to PEMEX’s subsidiary entities and companies. As of March 19, 2025, this activity is included in the Other Operating Subsidiary Companies segment. The following tables present the condensed financial information of these segments, after elimination of unrealized intersegment gain (loss), and include only select line items. The columns before intersegment eliminations include unconsolidated figures. As a result, the line items presented below may not total. These reporting segments are those which PEMEX’s management evaluates in its analysis and on which it bases its decision-making. These reporting segments are presented in PEMEX’s reporting currency.

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

For the three- and nine -month periods ended September 30, 2024, PEMEX presents the operating segments as they existed prior to the enactment of the 2025 Petróleos Mexicanos Law and the New Organic Statute, this information is not comparable to the 2025 amounts due to the unavailability to obtain these figures. For the three- and nine -month periods ended September 30, 2025, PEMEX presents the operating segments in accordance with PEMEX's new organizational structure under the New Organic Statute (see Note 1).

As of/for the nine-month period ended September 30, 2025	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRL	Trading Companies	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:								
Trade	Ps. 176,773,987	388,670,903	56,869,096	129,286,909	393,279,933	19,352,708	—	Ps. 1,164,233,536
Intersegment	111,460,130	225,810,588	10,989,241	14,418,427	321,869,443	77,223,973	(761,771,802)	—
Services income	447	87,157	—	—	1,153,728	616,199	—	1,857,531
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	(32,390,160)	2,797,840	(876,754)	—	—	(22,143,105)	—	(52,612,179)
Cost of sales	285,215,498	382,311,792	65,702,271	138,973,636	699,816,860	92,717,083	(747,764,751)	916,972,389
Transfer of good and services	(122,255,887)	119,175,607	26,791,883	—	—	(17,779,173)	(5,932,430)	—
Gross income (loss)	92,884,793	115,879,089	(25,512,571)	4,731,700	16,486,244	111,865	(8,074,621)	196,506,499
Distribution, transportation and sale expenses	153,016	4,078,291	8,527,641	—	7,936,717	292,737	(2,646,868)	18,341,534
Administrative expenses	30,347,273	28,988,604	9,079,880	1,480,334	2,604,782	88,817,537	(9,503,671)	151,814,739
Transfer of services	38,889,390	12,229,977	1,540,308	—	—	(56,719,863)	4,060,188	—
Other revenue	15,051,184	1,302,745	1,249,475	(155,288)	762,035	4,508,439	—	22,718,590
Other expenses	7,988,784	1,961,738	(714,625)	8,033	8,590	216,804	(3,905)	9,465,419
Operating income	30,557,514	69,923,224	(42,696,300)	3,088,045	6,698,190	(27,986,911)	19,635	39,603,397
Financing income	25,529,785	295,895	—	659,235	1,003,709	139,212,304	(156,546,115)	10,154,813
Financing (cost)	111,580,914	24,030,311	—	101,842	4,833,592	130,551,785	(156,526,481)	114,571,963
Derivative financial instruments income (cost) , net	9,642,392	110,131	—	—	(455,046)	8,809,332	—	18,106,809
Foreign exchange income (loss), net	198,944,489	21,379,625	(197,994)	—	(417,009)	(66,697,867)	—	153,011,244
Profit (loss) sharing in associates	437,551	932,072	(932,072)	—	11,166,542	23,615,074	(34,447,650)	771,517
Welfare oil duty	150,554,257	—	—	—	—	—	—	150,554,257
Total taxes and other	—	—	—	34,368	1,067,819	474,379	—	1,576,566
Net (loss) income	Ps. 2,976,560	68,610,636	(43,826,366)	3,611,070	12,094,975	(54,074,232)	(34,447,649)	Ps. (45,055,006)
Total current assets	277,064,885	307,695,355	27,337,681	34,275,277	248,273,011	7,844,809,987	(7,993,751,678)	745,704,518
Total non-current assets	886,674,125	219,906,486	6,586,042	31,478,307	132,713,198	194,850,493	180,489,499	1,652,698,150
Total current liabilities	989,501,905	311,200,480	100,674,589	8,975,826	221,701,317	7,570,975,840	(7,993,499,188)	1,209,530,769
Total long-term liabilities	1,694,612,841	611,646,322	47,252,997	1,982,675	1,521,565	1,879,805,544	(1,152,152,383)	3,084,669,561
Total equity (deficit)	(1,520,375,736)	(395,244,961)	(114,003,863)	54,795,083	157,763,327	(1,411,120,904)	1,332,389,392	(1,895,797,662)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	96,895,405	4,742,392	486,321	2,229,636	207,539	8,006,679	—	112,567,972
Depreciation of rights of use	216,820	761,624	1,985,413	489,782	659,425	464,632	—	4,577,696
Net periodic cost of employee benefits	31,842,612	36,144,669	8,313,699	—	(3,309)	35,935,233	—	112,232,904
Interest income [1]	116,288	278,103	—	242,894	580,185	6,786,037	—	8,003,507
Interest cost [2]	(3,277,826)	2,721,508	—	101,842	3,462,662	102,187,952	—	105,196,138

[1] Included in financing income.

[2] Included in financing cost.

89 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

For the three-month period ended September 30, 2025	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:								
Trade	Ps. 50,764,777	131,941,896	13,854,576	42,513,611	133,352,818	5,683,612	—	Ps. 378,111,290
Intersegment	2,155,214	76,351,692	(1,827,952)	4,261,180	97,587,849	13,188,821	(191,716,804)	—
Services income	(7,898)	35,348	(3,716)	—	395,886	349,632	—	769,252
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	5,603,176	11,748,726	(7,627,292)	—	—	(22,143,105)	—	(12,418,495)
Cost of sales	114,826,386	92,449,357	12,832,852	44,401,372	229,123,135	25,485,977	(189,975,992)	329,143,087
Transfer of good and services	(31,844,171)	36,371,489	9,820,942	—	—	(8,980,313)	(5,367,947)	—
Gross income (loss)	(24,466,946)	91,256,816	(18,258,178)	2,373,419	2,213,418	(19,426,704)	3,627,135	37,318,960
Distribution, transportation and sale expenses	55,296	(1,809,105)	1,456,867	—	7,904,249	(24,127)	(508,992)	7,074,188
Administrative expenses	8,555,989	7,469,215	4,732,490	497,742	816,205	25,524,850	(243,703)	47,352,788
Transfer of services	(7,250,136)	1,207,326	302,848	—	—	1,281,227	4,458,735	—
Other revenue	4,135,640	208,463	273,327	25,020	254,583	1,386,372	—	6,283,405
Other expenses	(542,519)	3,175,815	(516,296)	8,033	2,713	18,613	(86,476)	2,059,883
Operating (loss) income	(21,149,936)	81,422,028	(23,960,760)	1,892,664	(6,255,166)	(44,840,895)	7,571	(12,884,494)
Financing income	6,087,046	102,078	(17,727)	232,574	308,236	29,702,218	(33,347,197)	3,067,228
Financing (cost)	28,452,285	2,548,993	(1,576,414)	30,206	1,336,726	37,251,014	(33,339,627)	34,703,183
Derivative financial instruments (cost) income, net	(38,104,209)	(14,065)	—	—	(128,991)	35,421,669	—	(2,825,596)
Foreign exchange income (loss), net	56,534,947	8,374,581	(981,256)	—	(193,474)	(30,350,620)	—	33,384,178
Profit (loss) sharing in associates	330,555	932,072	(932,072)	—	1,794,533	(28,812,590)	27,092,917	405,415
Welfare oil duty	47,486,279	—	—	—	—	—	—	47,486,279
Total taxes and other	—	—	—	23,191	(2,877)	179,385	—	199,699
Net (loss) income	Ps. (72,240,161)	88,267,701	(24,315,401)	2,071,841	(5,808,711)	(76,310,617)	27,092,918	Ps. (61,242,430)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	33,270,898	1,459,904	175,255	701,949	68,009	3,494,005	—	39,170,020
Depreciation of rights of use	69,644	(601,249)	1,509,167	156,667	218,185	157,693	—	1,510,107
Net periodic cost of employee benefits	10,762,184	12,347,869	2,638,808	—	(2,188)	12,207,111	—	37,953,784
Interest income [1]	49,415	81,544	—	100,656	179,086	2,184,217	—	2,594,918
Interest cost [2]	(860,703)	801,864	—	30,206	908,201	31,331,258	—	32,210,826

[1] Included in financing income.

[2] Included in financing cost.

90 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

For the nine month period ended September 30, 2024	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:									
Trade	Ps. 247,919,624	482,381,043	—	123,770,887	368,971,198	—	16,530,921	—	Ps. 1,239,573,673
Intersegment	403,171,242	270,362,746	69,489,540	13,612,860	387,016,950	14,579,558	38,663,451	(1,196,896,347)	—
Services income	20,086	218,618	296,360	348	1,414,191	584	24,584	—	1,974,771
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	15,447,401	(67,871,770)	582,924	—	—	—	—	—	(51,841,445)
Cost of sales	375,889,863	856,919,283	54,822,944	136,331,201	747,680,464	863,996	45,883,723	(1,186,195,738)	1,032,195,736
Gross income (loss)	290,668,490	(171,828,646)	15,545,880	1,052,894	9,721,875	13,716,146	9,335,233	(10,700,609)	157,511,263
Distribution, transportation and sale expenses	501,931	10,651,527	1,374,721	—	91,281	118,728	32,009	(1,507,786)	11,262,411
Administrative expenses	19,643,247	38,005,833	8,436,483	1,355,041	2,518,863	61,934,091	5,359,429	(9,235,740)	128,017,247
Other revenue	4,480,559	4,139,087	526,696	(173,695)	751,330	903,347	1,285,918	—	11,913,242
Other expenses	3,316,677	880,982	103,770	41	46,460	73,354	115,568	54,408	4,591,260
Operating income	271,687,194	(217,227,901)	6,157,602	(475,883)	7,816,601	(47,506,680)	5,114,145	(11,491)	25,553,587
Financing income	57,185,776	780,671	14,992,318	896,940	943,281	163,754,808	1,615,573	(227,899,376)	12,269,991
Financing cost	135,386,982	27,127,433	264,251	193,978	5,546,933	170,824,916	2,279,626	(227,910,868)	113,713,251
Derivative financial instruments (Cost) income, net	(9,379,711)	239,681	—	95,455	(241,846)	(3,997,112)	—	—	(13,283,533)
Foreign exchange (loss) income, net	(55,653,581)	(238,351,425)	(463,944)	—	(483,957)	42,206,754	(3,660,049)	—	(256,406,202)
Profit (loss) sharing in associates	(10,983)	(1,282,079)	968	—	(47,807)	(415,556,484)	(634,876)	417,953,100	421,839
Total duties, taxes and other	79,062,082	—	4,438,500	81,431	2,661,553	(1,969,233)	670,856	—	84,945,189
Net (loss) income	Ps. 49,379,631	(482,968,486)	15,984,193	241,103	(222,214)	(429,954,397)	(515,689)	417,953,101	Ps. (430,102,758)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	92,924,986	7,537,623	4,689,577	1,870,533	204,574	427,909	1,765,195	—	109,420,397
Depreciation of rights of use	242,968	2,372,894	272,436	476,839	541,933	451,895	151,361	—	4,510,326
Net periodic cost of employee benefits	29,300,521	41,900,776	6,931,799	—	2,887	26,036,992	47,173	—	104,220,148
Interest income [1]	135,581	434,202	17,827	234,578	365,766	7,070,805	1,261,248	—	9,520,007
Interest cost [2]	(3,214,151)	2,411,338	264,193	193,978	4,191,533	100,872,900	1,600,620	—	106,320,411

[1] Included in financing income.
[2] Included in financing cost.

91 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

For the three-month period ended September 30, 2024	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:									
Trade	Ps. 80,278,436	161,060,502	—	48,039,379	131,522,956	—	4,608,092	—	Ps. 425,509,365
Intersegment	143,637,481	94,400,399	22,435,555	3,024,980	135,467,793	(6,101,146)	14,404,257	(407,269,319)	—
Services income	6,888	41,949	48,725	159	504,387	145	10,381	—	612,634
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	(3,567,530)	(31,479,678)	754,754	—	—	—	—	—	(34,292,454)
Cost of sales	120,233,424	293,114,118	16,209,890	51,386,441	265,862,892	313,815	15,815,009	(416,491,176)	346,444,413
Gross income (loss)	100,121,851	(69,090,946)	7,029,144	(321,923)	1,632,244	(6,414,816)	3,207,721	9,221,857	45,385,132
Distribution, transportation and sale expenses	170,930	450,549	1,218,340	—	20,994	28,082	(702)	1,641,598	3,529,791
Administrative expenses	(250,615)	10,867,203	808,094	561,818	831,429	21,230,095	2,041,997	7,450,770	43,540,791
Other revenue	1,043,584	964,661	97,738	(181,587)	484,018	748,521	175,190	—	3,332,125
Other expenses	1,089,478	(125,220)	3,119	2	30,019	7	1,198	140,109	1,138,712
Operating income (loss)	100,155,642	(79,318,817)	5,097,329	(1,065,330)	1,233,820	(26,924,479)	1,340,418	(10,620)	507,963
Financing income	20,110,041	239,042	4,982,629	352,404	348,326	49,348,539	602,698	(73,908,139)	2,075,540
Financing cost	42,437,595	9,586,436	76,177	99,917	1,971,128	61,497,005	863,271	(73,918,760)	42,612,769
Derivative financial instruments income (cost), net	1,359,497	82,940	—	3,273	402,766	651,308	—	—	2,499,784
Foreign exchange (loss) income, net	(35,021,117)	(113,874,412)	(268,680)	—	(25,555)	21,203,103	(2,124,399)	—	(130,111,060)
Profit (loss) sharing in associates	(117,478)	(800,626)	(37)	—	(2,059,213)	(154,725,343)	(3,083,360)	160,942,680	156,623
Total duties, taxes and other	1,361,451	—	1,720,307	33,412	1,132,915	(10,608,564)	331,961	—	(6,028,518)
Net (loss) income	Ps. 42,687,539	(203,258,309)	8,014,757	(842,982)	(3,203,899)	(161,335,313)	(4,459,875)	160,942,681	Ps. (161,455,401)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	29,911,969	2,154,679	1,491,906	783,917	68,339	143,772	607,186	—	35,161,768
Depreciation of rights of use	82,547	806,041	87,710	198,393	192,390	150,631	76,938	—	1,594,650
Net periodic cost of employee benefits	9,887,798	14,150,669	2,399,715	—	1,312	8,769,135	15,859	—	35,224,488
Interest income [1]	33,895	89,088	8,141	66,244	133,038	2,524,382	477,211	—	3,331,999
Interest cost [2]	(304,596)	865,506	76,141	99,917	1,414,106	35,873,244	530,255	—	38,554,573

[1] Included in financing income.
[2] Included in financing cost.

As of December 31, 2024	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Total current assets	Ps. 1,122,872,816	225,147,273	294,804,303	32,870,141	287,375,832	2,040,342,693	111,987,963	(3,675,846,301)	Ps. 439,554,720
Total non-current assets	938,768,113	590,508,074	127,928,147	34,744,185	130,862,284	(171,049,739)	567,969,098	(450,532,299)	1,769,197,863
Total current liabilities	696,209,532	1,728,102,735	86,307,404	7,891,750	255,198,459	2,051,344,378	58,229,460	(3,675,760,337)	1,207,523,381
Total long-term liabilities	1,934,280,036	575,378,552	71,857,552	1,950,666	1,814,052	1,801,449,926	56,777,221	(1,458,503,067)	2,985,004,938
Total equity (deficit)	(568,848,639)	(1,487,825,940)	264,567,494	57,771,910	161,225,605	(1,983,501,350)	564,950,380	1,007,884,804	(1,983,775,736)

92 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

NOTE 7. REVENUE

For the three- and nine -month periods ended September 30, 2025, revenue disaggregation is presented in accordance with the operating segments presentation in accordance with PEMEX's new organizational structure under the New Organic Statute (see Note 6):

A. Revenue disaggregation

For the nine-month period ended September 30,	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Operating Subsidiary Companies	Total
Geographical market							
2025							
United States	Ps. 95,137,891	—	—	129,286,909	96,189,858	2,082,041	Ps. 322,696,699
Other	29,172,888	—	—	—	13,168,440	187,311	42,528,639
Europe	52,375,641	—	—	—	11,598,128	—	63,973,769
Local	88,014	388,758,060	56,869,096	—	273,477,235	17,699,555	736,891,960
Total	**Ps. 176,774,434**	**388,758,060**	**56,869,096**	**129,286,909**	**394,433,661**	**19,968,907**	**Ps. 1,166,091,067**
Major products and services							
2025							
Crude oil	Ps. 176,686,419	—	—	—	10,423,831	—	Ps. 187,110,250
Gas	87,568	—	52,024,020	4,153,830	24,157,469	—	80,422,887
Refined petroleum products	—	388,670,903	4,845,076	30,719,519	357,921,926	—	782,157,424
Other	—	—	—	94,413,560	776,707	19,352,708	114,542,975
Services	447	87,157	—	—	1,153,728	616,199	1,857,531
Total	**Ps. 176,774,434**	**388,758,060**	**56,869,096**	**129,286,909**	**394,433,661**	**19,968,907**	**Ps. 1,166,091,067**
Timing of revenue recognition							
2025							
Products transferred at a point in time	Ps. 176,773,987	388,670,903	4,845,076	129,286,909	393,279,933	19,352,708	1,112,209,516
Products and services transferred over the time	447	87,157	52,024,020	—	1,153,728	616,199	53,881,551
Total	**Ps. 176,774,434**	**388,758,060**	**56,869,096**	**129,286,909**	**394,433,661**	**19,968,907**	**1,166,091,067**

93 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

For the three-month period ended September 30,	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Segments supporting operations	Total
Geographical market							
2025							
United States	Ps. 26,880,872	—	—	42,513,611	36,924,083	999,997	Ps. 107,318,563
Other	9,232,235	—	—	—	3,408,823	66,749	12,707,807
Europe	14,630,231	—	—	—	(655,759)	—	13,974,472
Local	13,541	131,977,244	13,850,860	—	94,071,557	4,966,498	244,879,700
Total	**Ps. 50,756,879**	**131,977,244**	**13,850,860**	**42,513,611**	**133,748,704**	**6,033,244**	**Ps. 378,880,542**
Major products and services							
2025							
Crude oil	Ps. 50,743,336	—	—	—	3,888,416	—	Ps. 54,631,752
Gas	21,441	—	15,328,156	1,411,517	7,370,231	—	24,131,345
Refined petroleum products	—	134,749,893	4,845,076	9,116,917	121,325,685	—	270,037,571
Other	—	(2,807,997)	(6,318,656)	31,985,177	768,486	5,683,612	29,310,622
Services	(7,898)	35,348	(3,716)	—	395,886	349,632	769,252
Total	**Ps. 50,756,879**	**131,977,244**	**13,850,860**	**42,513,611**	**133,748,704**	**6,033,244**	**Ps. 378,880,542**
Timing of revenue recognition							
2025							
Products transferred at a point in time	Ps. 50,764,777	131,890,087	(23,687,231)	42,513,611	133,352,818	5,425,341	Ps. 340,259,403
Products and services transferred over the time	(7,898)	87,157	37,538,091	—	395,886	607,903	38,621,139
Total	**Ps. 50,756,879**	**131,977,244**	**13,850,860**	**42,513,611**	**133,748,704**	**6,033,244**	**Ps. 378,880,542**

94 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

For the three- and nine -month periods ended September 30, 2024, revenue disaggregation is presented in accordance to the operating segments presentation as they existed prior to the enactment of the Petróleos Mexicanos Law and the New Organic Statute (see Note 6).

For the nine-month period ended September 30,	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Total
Geographical market								
2024								
United States	Ps. 139,674,319	—	—	123,771,235	94,965,542	—	1,662,811	Ps. 360,073,907
Other	54,925,706	—	—	—	21,446,430	—	395,603	76,767,739
Europe	53,229,739	—	—	—	12,829,325	—	—	66,059,064
Local	109,946	482,599,661	296,360	—	241,144,092	584	14,497,091	738,647,734
Total	**Ps. 247,939,710**	**482,599,661**	**296,360**	**123,771,235**	**370,385,389**	**584**	**16,555,505**	**Ps. 1,241,548,444**
Major products and services								
2024								
Crude oil	Ps. 247,829,764	—	—	—	10,672,199	—	—	Ps. 258,501,963
Gas	89,860	43,432,462	—	2,726,979	12,909,132	—	—	59,158,433
Refined petroleum products	—	427,053,488	—	658,943	256,750,284	—	—	684,462,715
Other	—	11,895,093	—	120,384,965	88,639,583	—	16,530,921	237,450,562
Services	20,086	218,618	296,360	348	1,414,191	584	24,584	1,974,771
Total	**Ps. 247,939,710**	**482,599,661**	**296,360**	**123,771,235**	**370,385,389**	**584**	**16,555,505**	**Ps. 1,241,548,444**
Timing of revenue recognition								
2024								
Products transferred at a point in time	Ps. 247,919,624	469,151,890	296,360	123,770,887	368,971,198	—	16,530,921	Ps. 1,226,640,880
Products and services transferred over the time	20,086	13,447,771	—	348	1,414,191	584	24,584	14,907,564
Total	**Ps. 247,939,710**	**482,599,661**	**296,360**	**123,771,235**	**370,385,389**	**584**	**16,555,505**	**Ps. 1,241,548,444**

95 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

For the three-month period ended September 30,	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Total
Geographical market								
2024								
United States	Ps. 42,917,676	—	—	48,039,538	29,316,075	—	851,202	Ps. 121,124,491
Other	18,900,083	—	—	—	8,354,394	—	172,760	27,427,237
Europe	18,430,447	—	—	—	3,680,025	—	—	22,110,472
Local	37,118	161,102,451	48,725	—	90,676,849	145	3,594,511	255,459,799
Total	**Ps. 80,285,324**	**161,102,451**	**48,725**	**48,039,538**	**132,027,343**	**145**	**4,618,473**	**Ps. 426,121,999**
Major products and services								
2024								
Crude oil	Ps. 80,248,205	—	—	—	5,206,475	—	—	Ps. 85,454,680
Gas	30,231	15,927,735	—	2,726,979	4,043,691	—	—	22,728,636
Refined petroleum products	—	142,519,341	—	(52,688,433)	35,823,328	—	—	125,654,236
Other	—	2,613,426	—	98,000,833	86,449,462	—	4,608,092	191,671,813
Services	6,888	41,949	48,725	159	504,387	145	10,381	612,634
Total	**Ps. 80,285,324**	**161,102,451**	**48,725**	**48,039,538**	**132,027,343**	**145**	**4,618,473**	**Ps. 426,121,999**
Timing of revenue recognition								
2024								
Products transferred at a point in time	Ps. 80,278,436	155,114,982	48,725	48,039,379	131,522,956	—	4,608,092	Ps. 419,612,570
Products and services transferred over the time	6,888	5,987,469	—	159	504,387	145	10,381	6,509,429
Total	**Ps. 80,285,324**	**161,102,451**	**48,725**	**48,039,538**	**132,027,343**	**145**	**4,618,473**	**Ps. 426,121,999**

Nature, performance obligations and timing of revenue recognition-

Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer.

The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and the related revenue.

Products / services	Nature, performance obligations	Timing of revenue recognition
Crude oil sales	Export sales of crude oil are based on delivery terms established in contracts or orders. All sales are performed by the Free on Board International commercial term ("FOB" Incoterm). Crude oil sale contracts consider possible customers' claims due to product quality, volume or delays in boarding, which are estimated in the price of the transaction. For orders that have variations in price, revenue is adjusted on the closing date of each period. The subsequent variations in the fair value at the different reporting dates are recognized according to IFRS 9.	Revenue is recognized at a point in time when control of the crude oil has transferred to the customer, which occurs when the product is delivered at the point of shipping. Invoices are generated at that time and are mostly payable within the deadlines established in contracts or orders. Payments in respect of crude oil sold and delivered shall be made within 30 days after the date of the bill of lading therefor. For international market crude oil sales, revenue is recognized with a provisional price, which undergoes subsequent

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PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 97 of 128 Products / services Nature, performance obligations Timing of revenue recognition The price of the product is determined based on a market components formula and the sale of crude oil. adjustments until the product has arrived at the port of destination. There may be a period of up to two months in determining the final sale price, such as in the case of sales to some regions. Revenue is measured initially estimating variables such as quality and volume claims, delays in boarding, etc. Sale of petroleum products For all petroleum products, there is only one performance obligation that includes transport and handling services to the point of delivery. The price is determined based on the price at the point of delivery, adding the price of the services rendered (freight, handling of jet fuel, etc.) with the provisions and terms established by the Comisión Reguladora de Energía (Energy Regulatory Commission or “CRE”). Revenue is recognized at a point in time when control is transferred to the customer, which occurs either at the point of shipping or when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue is initially measured by estimating variables such as quality and volume claims, etc. Invoices are usually payable within 30 days. Sales of natural gas There is only one performance obligation that includes transport and handling services to the point of delivery. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. Such variable consideration is recognized to the extent that it is probable that it will not be reversed in a future period. Revenue is recognized at a point in time when control is transferred to the customer, which occurs when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue initially is measured estimating variables as quality and volume claims, etc. Invoices are usually payable within 30 days. Services In cases where within the same service order there are transportation and storage services, there could exist more than one performance obligation, Income is recognized over time as the service is rendered. Invoices are usually payable within 22 days.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 98 of 128 Products / services Nature, performance obligations Timing of revenue recognition depending on the term of the service. When there is a performance obligation, the price is not distributed, but if it is considered that there is more than one performance obligation, the price of the transaction is considered based on the prices established in the service orders and which also include penalties such as quality and volume claims. Other products There is only one performance obligation that includes transportation for delivery to destination. The sale and delivery of the product are made at the same time and because they are FOB, transportation fees are included in the price of sale of the product. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. The price of the product is estimated on the date of sale and considers variables such as quality and volume claims, etc. Invoices are usually payable within 30 days. B. Accounts receivable in the statement of financial position As of September 30, 2025 and December 31, 2024, PEMEX had accounts receivable derived from customer contracts in the amounts of Ps. 118,557,988 and Ps. 126,733,175, respectively (see Note 10). C. Practical expedients i. Significant financial component, less than one year PEMEX does not need to adjust the amount committed in consideration for goods and services to account for the effects of a significant financing component, since the transfer and the time of payment of a good or service committed to the customer is less than one year. ii. Practical expedient PEMEX applied the practical expedient, so disclosure about remaining performance obligations that conclude in less than one year is not needed.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 99 of 128 When PEMEX is entitled to consideration for an amount that directly corresponds to the value of the performance that PEMEX has completed, it may recognize an income from ordinary activities for the amount to which it has the right to invoice. NOTE 8. FINANCIAL INSTRUMENTS A. Accounting classifications and fair values of financial instruments- The following tables present information about PEMEX’s carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy, as of September 30, 2025 and December 31, 2024. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value. Additionally, as of September 30, 2025 and December 31, 2024, the disclosure of the fair value for the lease obligations is not required. Carrying amount Fair value hierarchy As of September 30, 2025 FVTPL FVOCI – debt instruments FVOCI – equity instruments Financial assets at amortized cost Other financial liabilities Total carrying amount Level 1 Level 2 Level 3 Total Financial assets measured at fair value Derivative financial instruments 16,238,196 — — — — 16,238,196 — 16,238,196 — 16,238,196 Total 16,238,196 — — — — 16,238,196 Financial assets not measured at fair value Cash and cash equivalents — — — 395,027,504 — 395,027,504 — — — — Customers — — — 118,557,988 — 118,557,988 — — — — Officials and employees — — — 5,942,564 — 5,942,564 — — — — Sundry debtors — — — 34,947,398 — 34,947,398 — — — — Investments in associates — — — 2,731,475 — 2,731,475 — — — — Notes receivable — — — 940,737 — 940,737 — — — — Mexican Government Bonds — — — 21,461,387 — 21,461,387 21,344,007 — — 21,344,007 Other assets — — — 4,724,617 — 4,724,617 — — — — Total — — — 584,333,670 — 584,333,670 Financial liabilities measured at fair value Derivative financial instruments (74,368,918) — — — — (74,368,918) — (74,368,918) — (74,368,918) Total (74,368,918) — — — — (74,368,918) Financial liabilities not measured at fair value Suppliers — — — — (520,027,164) (520,027,164) — — — — Accounts and accrued expenses payable — — — — (78,500,601) (78,500,601) — — — — Leases — — — — (44,778,650) (44,778,650) — — — — Debt — — — — (1,843,473,939) (1,843,473,939) — (1,736,977,257) — (1,736,977,257) Total — — — — (2,486,780,354) (2,486,780,354)

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

	Carrying amount						Fair value hierarchy			
As of December 31, 2024	FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	9,203,958	—	—	—	—	9,203,958	—	9,203,958	—	9,203,958
Equity instruments (1)	—	—	962,783	—	—	962,783	—	962,783	—	962,783
Total	9,203,958	—	962,783	—	—	10,166,741				
Financial assets not measured at fair value										
Cash and cash equivalents	—	—	—	88,841,826	—	88,841,826	—	—	—	—
Customers	—	—	—	126,733,175	—	126,733,175	—	—	—	—
Officials and employees	—	—	—	5,541,324	—	5,541,324	—	—	—	—
Sundry debtors	—	—	—	26,789,620	—	26,789,620	—	—	—	—
Investments in associates	—	—	—	2,692,938	—	2,692,938	—	—	—	—
Notes receivable	—	—	—	1,021,778	—	1,021,778	—	—	—	—
Mexican Government Bonds	—	—	—	35,875,353	—	35,875,353	35,279,002	—	—	35,279,002
Other assets	—	—	—	7,927,877	—	7,927,877	—	—	—	—
Total	—	—	—	295,423,891	—	295,423,891				
Financial liabilities measured at fair value										
Derivative financial instruments	(108,972,467)	—	—	—	—	(108,972,467)	—	(108,972,467)	—	(108,972,467)
Total	(108,972,467)	—	—	—	—	(108,972,467)				
Financial liabilities not measured at fair value										
Suppliers	—	—	—	—	(505,989,382)	(505,989,382)	—	—	—	—
Accounts and accrued expenses payable	—	—	—	—	(72,773,222)	(72,773,222)	—	—	—	—
Leases	—	—	—	—	(46,825,266)	(46,825,266)	—	—	—	—
Debt	—	—	—	—	(1,978,772,255)	(1,978,772,255)	—	(1,745,481,072)	—	(1,745,481,072)
Total	—	—	—	—	(2,604,360,125)	(2,604,360,125)				

(1) Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

Debt is valued and registered at amortized cost and the fair value of debt is estimated using quotes from major market sources which are then adjusted internally using standard market pricing models. As a result of relevant assumptions, the estimated fair value does not necessarily represent the actual terms at which existing transactions could be liquidated or unwound.

B. Fair value hierarchy

PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX's related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below.

The fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities.

Management uses appropriate valuation techniques based on the available inputs to measure the fair values of PEMEX's applicable financial assets and liabilities.

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PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 101 of 128 When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. C. Fair value of DFIs PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used. For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. PEMEX’s DFIs’ fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions. D. Accounting treatment applied and impact in the financial statements PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the condensed consolidated interim financial statements as

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 102 of 128 instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments (cost) income, net” line item in the condensed consolidated interim statement of comprehensive income. As of September 30, 2025, and December 31, 2024, the net fair value of PEMEX’s DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the condensed consolidated interim statement of financial position, was Ps. (58,130,722) and Ps. (99,768,509), respectively. As of September 30, 2025, and December 31, 2024, PEMEX did not have any DFIs designated as hedges for accounting purposes. All of PEMEX’s DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the “Derivative financial instruments (cost) income, net” line item in the condensed consolidated interim statement of comprehensive income. In accordance with established accounting policies, PEMEX has analyzed the different contracts (financial and non-financial contracts) that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of September 30, 2025, and December 31, 2024, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the financial and non-financial contracts. For the nine-month periods ended September 30, 2025, and 2024, PEMEX recognized a net gain (loss) of Ps.18,106,809 and Ps. (13,283,533), respectively, in the “Derivative financial instruments (cost) income, net” line item with respect to DFIs treated as instruments entered into for trading purposes. E. TIIE reference rates transition Banco de Mexico (the Mexican Central Bank) announced that the 28-day linked to Interbank Interest rate (TIIE) ceased to be a reference for new contracts as of January 1, 2025. Similarly, the 91-day and 182-day TIIE ceased to be references reference rates for new contracts as of January 1, 2024. Petróleos Mexicanos will carry out the actions it deems pertinent and necessary to modify contracts referenced to TIIE rates in in line with the modifications announced by Banco de Mexico. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amounts As of September 30,2025 (in thousands of Pesos) Debt TIIE 28D MXN 96,752,356 DFI TIIE 28D MXN 31,733,673 *Note: Notional amounts with maturity after September 30, 2025. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the table above since PEMEX’s fixed rate portfolio will not be impacted by this change.

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

NOTE 9. CASH AND CASH EQUIVALENTS

As of September 30, 2025 and December 31, 2024, cash and cash equivalents were as follows:

	September 30, 2025	December 31, 2024
Cash on hand and in banks [1]	Ps. 343,299,043	Ps. 52,284,721
Highly liquid investments [2]	51,728,461	36,557,105
Total of cash and cash equivalents	**Ps. 395,027,504**	**Ps. 88,841,826**

[1] Cash on hand and in banks is primarily composed of cash in banks.
[2] Mainly composed of short-term Mexican Government investments.

NOTE 10. CUSTOMERS AND OTHER FINANCING AND NON-FINANCING RECEIVABLES

As of September 30, 2025 and December 31, 2024, accounts receivable and other receivables were as follows:

A. Customers

	September 30, 2025	December 31, 2024
Domestic customers	Ps. 92,376,782	Ps. 86,225,287
Export customers	26,181,206	40,507,888
Total customers, net [1]	**Ps. 118,557,988**	**Ps. 126,733,175**

[1] As of September 30, 2025 and December 31, 2024, total customers include impairment of Ps.(34,340,675) and Ps. (24,396,666), respectively. For the nine-month period ended September 30, 2025 and the twelve-month period ended December 31, 2024, the impairment charge was Ps.(9,944,008) and Ps. (15,438,558), respectively.

B. Other financing and non-financing receivables

	September 30, 2025	December 31, 2024
Other financing receivables:		
Sundry debtors [1]	Ps. 34,947,398	Ps. 26,789,620
Employees and officers	5,942,564	5,541,324
Total other financing receivables	**Ps. 40,889,962**	**Ps. 32,330,944**
Other non-financing receivables:		
Taxes to be recovered and prepaid taxes	Ps. 39,667,413	Ps. 63,432,179
Special Tax on Production and Services	10,851,437	6,135,511
Other accounts receivable	5,515,590	4,965,223
Total other non-financing receivables	**Ps. 56,034,440**	**Ps. 74,532,913**

[1] Includes Ps.(595,289) and Ps. (788,453) of impairment, as of September 30, 2025 and December 31, 2024, respectively.

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PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 104 of 128 NOTE 11. INVENTORIES As of September 30, 2025 and December 31, 2024, inventories were as follows: September 30, December 31, 2025 2024 Refined and petrochemicals products Ps. 47,987,201 Ps. 43,950,469 Crude oil 24,834,500 18,645,592 Products in transit 12,795,880 18,984,729 Materials and products in stock 6,307,180 6,320,011 Materials in transit 210,544 555,522 Gas and condensate products 103,170 113,666 Total Ps. 92,238,475 Ps. 88,569,989

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

NOTE 12. WELLS, PIPELINES, PROPERTIES, PLANT AND EQUIPMENT, NET

As of September 30, 2025, 2024 and December 31, 2024, wells, pipelines, properties, plant and equipment, net, is presented as follows:

	Plants	Drilling equipment	Pipelines	Wells	Buildings	Offshore platforms	Furniture and equipment	Transportation equipment	Construction in progress [1]	Land	Total fixed assets
Investment											
Balances as of January 1, 2024	Ps.1,070,987,449	18,913,795	491,444,562	1,695,212,594	73,956,002	425,259,020	53,545,137	32,988,437	480,504,766	52,888,295	Ps.4,395,700,057
Acquisitions	7,476,120	5,124,610	3,184,650	45,149,840	10,490	694,070	1,582,600	606,690	135,642,460	—	199,471,530
Reclassifications	889,300	—	488,180	1,148,690	76,950	(868,610)	309,590	51,810	(7,480)	—	2,088,430
Capitalization	40,877,940	—	3,714,480	51,669,960	34,923,880	1,212,620	438,920	27,060	(132,892,280)	27,420	—
Disposals	(725,520)	(16,300)	(990)	—	(11,110)	(7,940)	(1,260,090)	(315,040)	(2,782,580)	(5,080)	(5,124,650)
Translation effect	19,175,470	—	(791,880)	—	1,962,400	—	128,100	604,410	36,201,070	365,560	57,645,130
Balances as of September 30, 2024	**Ps.1,138,680,759**	**24,022,105**	**498,039,002**	**1,793,181,084**	**110,918,612**	**426,289,160**	**54,744,257**	**33,963,367**	**516,665,956**	**53,276,195**	**Ps.4,649,780,497**
Balances as of January 1, 2024	Ps.1,070,987,449	18,913,795	491,444,562	1,695,212,594	73,956,002	425,259,020	53,545,137	32,988,437	480,504,766	52,888,295	Ps.4,395,700,057
Acquisitions	11,194,280	5,432,300	7,180,410	94,119,630	57,660	2,573,440	2,922,890	817,850	189,951,070	—	314,249,530
Reclassifications	1,357,250	—	397,460	—	252,930	(1,280,890)	309,960	130,500	(6,260)	27,740	1,188,690
Capitalization	44,796,840	—	9,245,250	60,274,710	1,864,030	2,135,690	565,340	55,790	(118,965,090)	27,440	—
Disposals	(5,171,200)	(38,620)	(994,620)	—	(242,880)	(7,940)	(2,036,150)	(545,530)	(5,117,236)	(62,990)	(14,217,166)
Translation effect	23,924,080	—	(22,690)	—	1,962,770	—	151,040	746,120	49,166,860	451,890	76,380,070
Balances as of December 31, 2024	**Ps.1,147,088,699**	**24,307,475**	**507,250,372**	**1,849,606,934**	**77,850,512**	**428,679,320**	**55,458,217**	**34,193,167**	**595,534,110**	**53,332,375**	**Ps.4,773,301,181**
Acquisitions	7,945,520	1,075,800	5,186,290	40,650,040	600	1,715,240	2,512,820	1,040,570	53,068,170	—	113,195,050
Reclassifications	929,800	—	522,330	—	1,750	(932,030)	(1,390)	48,750	—	—	569,210
Capitalization	145,026,170	—	5,654,400	19,816,270	5,246,260	604,370	697,000	223,620	(177,268,500)	410	—
Disposals	(1,243,750)	(68,330)	(1,026,560)	—	(9,320)	(14,800)	(451,280)	(86,350)	(552,740)	(215,670)	(3,668,800)
Translation effect	(19,200,970)	—	(21,470)	—	(1,490,340)	—	(116,500)	(414,400)	(27,603,380)	(265,660)	(49,112,720)
Balances as of September 30, 2025	**Ps.1,280,545,469**	**25,314,945**	**517,565,362**	**1,910,073,244**	**81,599,462**	**430,052,100**	**58,098,867**	**35,005,357**	**443,177,660**	**52,851,455**	**Ps.4,834,283,921**
Accumulated depreciation and amortization											
Balances as of January 1, 2024	Ps.(785,552,629)	(6,896,584)	(308,862,775)	(1,341,888,963)	(48,568,206)	(300,832,110)	(46,934,913)	(16,908,292)	(56,933,419)	—	Ps.(2,913,377,891)
Depreciation and amortization	(24,016,750)	(511,910)	(9,082,640)	(62,953,590)	(1,326,400)	(9,029,920)	(1,193,320)	(1,305,867)	—	—	(109,420,397)
Reclassifications	(107,420)	—	(488,180)	(1,148,790)	(31,320)	48,420	(309,430)	(51,810)	100	—	(2,088,430)
(Impairment)	(76,713,430)	—	(7,795,540)	(16,604,400)	—	(3,908,560)	—	—	(1,818,200)	—	(106,840,130)
Reversal of impairment	15,520,040	—	2,931,870	20,449,760	—	7,885,350	62,440	—	8,149,225	—	54,998,685
Disposals	578,440	11,630	970	—	8,060	5,070	1,255,820	237,821	—	—	2,097,811
Translation effect	(12,115,910)	—	804,780	—	(764,500)	—	(59,540)	(145,500)	—	—	(12,280,670)
Balances as of September 30, 2024	**Ps.(882,407,659)**	**(7,396,864)**	**(322,491,515)**	**(1,402,145,983)**	**(50,682,366)**	**(305,831,750)**	**(47,178,943)**	**(18,173,648)**	**(50,602,294)**	**—**	**Ps.(3,086,911,022)**
Balances as of January 1, 2024	Ps.(785,552,629)	(6,896,584)	(308,862,775)	(1,341,888,963)	(48,568,206)	(300,832,110)	(46,934,913)	(16,908,292)	(56,933,419)	—	Ps.(2,913,377,891)
Depreciation and amortization	(32,590,580)	(765,490)	(12,534,800)	(82,997,750)	(1,786,750)	(12,839,730)	(1,628,720)	(1,706,388)	—	—	(146,850,208)
Reclassifications	(330,550)	53,880	(410,050)	(53,980)	(34,000)	53,950	(309,710)	(158,330)	100	—	(1,188,690)
(Impairment)	(119,691,380)	—	(16,588,490)	(27,386,630)	(218,120)	(9,356,010)	—	—	(5,027,050)	—	(178,267,680)
Reversal of impairment	46,899,260	—	10,442,300	39,134,890	—	19,784,040	62,440	—	8,467,170	—	124,790,100
Disposals	4,712,390	33,950	994,600	—	59,210	5,070	2,030,670	487,820	—	—	8,323,710
Translation effect	(15,029,580)	—	23,010	—	(939,730)	—	(65,130)	(186,380)	—	—	(16,197,810)
Balances as of December 31, 2024	**Ps.(901,583,069)**	**(7,574,244)**	**(326,936,205)**	**(1,413,192,433)**	**(51,487,596)**	**(303,184,790)**	**(46,845,363)**	**(18,471,570)**	**(53,493,199)**	**—**	**Ps.(3,122,768,469)**
Depreciation and amortization	Ps.(23,572,450)	(338,030)	(8,726,540)	(66,692,140)	(1,311,480)	(9,376,630)	(1,252,470)	(1,298,232)	—	—	Ps.(112,567,972)
Reclassifications	(72,020)	1,220	(549,270)	—	25,200	72,650	(1,750)	(45,240)	—	—	(569,210)
(Impairment)	(30,708,750)	—	(32,009,570)	(17,121,340)	(42,890)	(12,365,330)	—	—	(3,231,920)	—	(95,479,800)
Reversal of impairment	29,877,050	—	—	2,995,360	—	6,026,920	—	—	3,968,291	—	42,867,621
Disposals	691,840	68,330	1,008,550	—	8,750	12,000	450,370	83,691	—	—	2,323,531
Translation effect	8,780,550	—	24,800	—	575,400	—	50,480	100,670	—	—	9,531,900
Balances as of September 30, 2025	**Ps.(916,586,849)**	**(7,842,724)**	**(367,188,235)**	**(1,494,010,553)**	**(52,232,616)**	**(318,815,180)**	**(47,598,733)**	**(19,630,681)**	**(52,756,828)**	**—**	**Ps.(3,276,662,399)**
Wells, pipelines, properties, plant and equipment—net as of September 30, 2024	**Ps.256,273,100**	**16,625,241**	**175,547,487**	**391,035,101**	**60,236,246**	**120,457,410**	**7,565,314**	**15,789,719**	**466,063,662**	**53,276,195**	**1,562,869,475**
Wells, pipelines, properties, plant and equipment—net as of December 31, 2024	**Ps.245,505,630**	**16,733,231**	**180,314,167**	**436,414,501**	**26,362,916**	**125,494,530**	**8,612,854**	**15,721,597**	**542,040,911**	**53,332,375**	**1,650,532,712**
Wells, pipelines, properties, plant and equipment—net as of September 30, 2025	**Ps.363,958,620**	**17,472,221**	**150,377,127**	**416,062,691**	**29,366,846**	**111,236,920**	**10,500,134**	**15,374,676**	**390,420,832**	**52,851,455**	**1,557,621,522**
Depreciation rates	3 to 5%	5%	2 to 7%	—	3 to 7%	4%	3 to 10%	4 to 20%	—	—	
Estimated useful lives	20 to 35	20	15 to 45	—	33 to 35	25	3 to 10	5 to 25	—	—	

[1] Mainly wells, pipelines and plants.

105 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 106 of 128 A. For the nine-month periods ended September 30, 2025 and 2024, the financing cost identified with fixed assets in the construction or installation stage, capitalized as part of the value of such fixed assets, was Ps. 4,352,713 and Ps. 6,403,471, respectively. Financing cost rates during the nine-month periods ended September 30, 2025 and 2024 were 8.35% to 14.11% and 7.82% to 18.68%, respectively. B. The depreciation of fixed assets and amortization of wells for the nine-month period ended September 30, 2025 and 2024, recognized in operating costs and expenses, was Ps. 112,567,972 and Ps. 109,420,397, respectively. These figures include costs related to plugging and abandonment of wells, for the nine-month periods ended September 30, 2025 and 2024 of Ps. 5,681,545 and Ps. 131,336, respectively. C. As of September 30, 2025 and December 31, 2024, provisions relating to future plugging of wells costs amounted to Ps. 111,222,600 and Ps. 115,514,750, respectively, and are presented in the “Provisions for plugging of wells” (see Note 16). D. For the nine-month periods ended September 30, 2025 and 2024, the translation effect of property, plant and equipment items from a different currency than the presentation currency was Ps. (39,580,820) and Ps. 45,364,460, respectively, which consisted of mainly plant. E. For the nine-month periods ended September 30, 2025 and 2024, PEMEX recognized a net impairment of Ps. (52,612,179) and Ps. (51,841,445), respectively, which is presented as a separate line item in the condensed consolidated interim statement of comprehensive income as follows: For the nine-month period ended September 30, 2025 2024 (Impairment) / Reversal of impairment, net Exploration and Extraction (formerly Pemex Exploration and Production) Ps. (32,390,160) Ps. 15,447,401 Logistics as a part of Other Operating Subsidiary Companies (formerly Pemex Logistics) (22,143,105) 582,924 Energy Transformation (formerly Pemex Industrial Transformation) (876,754) — Industrial Processes (formerly Pemex Industrial Transformation) 2,797,840 (67,871,770) (Impairment), net Ps. (52,612,179) Ps. (51,841,445)

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Cash-Generating Unit of Exploration and Extraction

For the nine-month periods ended September 30, 2025 and 2024, the Exploration and Extraction segment recognized a net impairments of Ps. (32,390,160) and Ps. 15,447,401, respectively, shown by CGU as follows:

	2025	2024
Tsimin Xux	Ps. (10,786,426)	Ps. (13,532,251)
Ogarrio Magallanes	(8,388,378)	(9,968,924)
Cantarell	(7,893,227)	17,930,141
Antonio J. Bermúdez	(3,552,799)	(3,742,263)
Burgos	(1,632,667)	494,325
Santuario CEE	(1,452,718)	—
Misión CEE	(11,147)	78,299
Ayin Alux	(10,021)	2,516,348
Aceite Terciario del Golfo	—	10,725,678
Tamaulipas Constituciones	—	2,383,525
Arenque	—	1,670,775
Poza Rica	—	385,159
Cuenca Macuspana	—	46,281
Lakach	1,337,223	6,460,308
Impairment	**Ps. (32,390,160)**	**Ps. 15,447,401**

As of September 30, 2025, the Exploration and Extraction segment recognized a net impairment of Ps. (32,390,160) mainly due to: (i) a negative effect in crude oil prices of Ps. 43,048,812, mainly in the Cantarell, Burgos, Tsimin Xux, Antonio J. Bermúdez, CGUs; (ii) an increase in production costs generating a negative effect of Ps. 27,390,272, mainly in the Tsimin Xux, Ogarrio Sanchez Magallanes, and Cantarell CGUs; and (iii) a negative effect of Ps. 11,836,310 due to the fluctuations of the exchange rate from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 18.3825 = U.S.$1.00 as of September 30, 2025. These effects were partially offset by (i) a decrease in the discount rate of Ps. 41,236,392 from 10.86% as of December 31, 2024 to 7.96% as of September 30, 2025; (ii) a positive tax effect of Ps. 5,455,293 due to a lower tax base due to the decrease in prices and production costs; and (iii) an increase in production profiles volume in the barrel of crude oil equivalent generating a positive effect of Ps. 3,193,549.

As of September 30, 2024, Pemex Exploration and Production recognized a net reversal of impairment of Ps.15,447,401 mainly due to: (i) an increase in crude oil gas and condensates prices, generating a positive effect of Ps. 41,135,676 mainly in the Cantarell, Aceite Terciario del Golfo and Tamaulipas Constituciones CGUs; (ii) a positive effect of Ps.31,371,838, due to the fluctuations of the exchange rate from Ps.16.9220 = U.S.$1.00 as of December 31, 2023, to Ps.19.6290 = U.S.$1.00 as of September 30, 2024; and (iii) a positive effect of the decrease in expenses of Ps.28,543,448 due to changes in operational strategies in Cantarell, Aceite Terciario del Golfo, Tamaulipas Constituciones and Lakach CGUs. These effects were partially offset by (i) a negative effect in the discount rate of Ps.44,734,671, from 9.93% in December 31, 2023 to 10.28% in September 30, 2024; (ii) a negative effect of the decrease in production profiles of Ps.27,335,248 in the Tsimin Xux, Ogarrio – Sánchez Magallanes, Antonio J. Bermudez and Burgos CGUs; and (iii) a negative tax effect of Ps.13,533,642 due to an increased tax base resulting from higher prices of petroleum products.

107 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 108 of 128 The CGUs of the Exploration and Extraction segment are investment projects in productive fields with hydrocarbon reserves associated with proved reserves. These productive hydrocarbon fields contain varying degrees of heating power consisting of a set of wells and are supported by fixed assets associated directly with production, such as pipelines, production facilities, offshore platforms, specialized equipment and machinery. Each project represents the smallest unit which can concentrate the core revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined. The Exploration and Extraction segment determines the recoverable amount of fixed assets based on the long-term estimated prices for Pemex’s proved reserves. The recoverable amount on each asset is the value in use. To determine the value in use of long-lived assets associated to hydrocarbon extraction, the net present value of reserves is determined based on the following assumptions: 2025 2024 Average crude oil price 60.59 U.S.$/bl 65.47 U.S.$/bl Average gas price 4.67 U.S.$/mpc 4.80 U.S.$/mpc Average condensates price 66.19 U.S.$/bl 73.18 U.S.$/bl After-tax discount rate 7.96% annual 10.28% annual For the nine-month periods ended September 30, 2025 and 2024 the total forecast production, calculated with a horizon of 25 years, was 6,371 Million barrels of oil equivalent (Mboe) and 6,566 Mboe, respectively. The Exploration and Extraction segment, in compliance with practices observed in the industry, estimates the recovery value of an asset by determining its value in use, based on cash flows associated with proved reserves after taxes and using a discount rate, also after taxes. Cash flows related to plugging wells provision costs are excluded in this computation of discounted cash flows.

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

As of September 30, 2025 and 2024, values in use for each CGU are:

	2025	2024
Aceite Terciario del Golfo	Ps. 68,394,418	Ps. 37,876,754
Tsimin Xux	30,412,058	20,396,141
Ogarrio Magallanes	27,086,270	25,121,617
Antonio J. Bermúdez	24,689,447	22,514,620
Tamaulipas Constituciones	14,224,533	6,623,237
Cantarell	10,924,335	35,272,341
Poza Rica	9,221,425	6,887,762
Arenque	7,059,912	4,075,837
Lakach	5,159,864	6,460,269
Cuenca de Macuspana	1,455,752	592,090
Santuario	768,784	—
Ayin Alux	651,276	—
Chuc	—	63,820,619
Crudo Ligero Marino	—	33,542,145
Ixtal-Manik	—	12,818,132
Burgos	—	3,904,900
Bellota Chinchorro	—	15,184,877
Total	**Ps. 200,048,074**	**Ps. 295,091,341**

109 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Cash-Generating Units of Industrial Processes

For the nine-month periods ended September 30, 2025, the Industrial Processes segment recognized a net reversal of impairment of Ps.2,797,840 , shown by CGUs as follows:

	2025
Tula Refinery	Ps. 10,079,316
Cosoleacaque Petrochemical Complex	1,556,155
Morelos Petrochemical Complex	1,098,350
Pajaritos Ethylene Complex	128,312
Cangrejera Ethylene Complex	(41,232)
Minatitlán Refinery	(292,125)
Salamanca Refinery	(459,926)
Madero Refinery	(596,357)
Salina Cruz Refinery	(2,829,938)
Cadereyta Refinery	(5,844,715)
Reversal of impairment	**Ps. 2,797,840**

As of September 30, 2025, the Industrial Processes segment recognized net impairment of Ps.2,797,840 due mainly to a decrease in the discount rate of CGUs of refined products from 14.75% as of December 31, 2024 to 11.82% as of September 30, 2025; fluctuations of the exchange rate from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 18.3825 = U.S.$1.00 as of September 30, 2025.

To determine the value in use of long-lived assets associated with the CGUs of Industrial Processes, the net present value of cash flows was determined based on the following assumptions:

	September 30, 2025			
	Refining	**Petrochemicals**	**Ethylene**	**Fertilizers**
Average crude oil Price (U.S.$)[1]	101.8		N.A.	
Processed volume [1]	889 mbd	Variable because the load inputs are diverse		
Rate of U.S.$	18.3825	18.3825	18.3825	18.3825
Useful lives of the cash-generating units (year average)	12	8	10	15
Tax discount rate	11.82%	9.26%	9.26%	11.12%
Period	2025 -2036	2025 - 2032	2025 - 2034	2025 - 2039

[1] Average of the first 5 years.

CGUs in Industrial Transformation are processing centers grouped according to their types of processes as refineries, petrochemical centers and ethylene and fertilizers complex processes. These centers produce various finished products for direct

110 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 111 of 128 sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of Pemex Industrial Transformation represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined. Cash flow determinations are made based on PEMEX’s business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers. As of September 30, 2025 and 2024, the value in use for CGUs are as follows: 2025 Tula Refinery Ps. 34,487,601 Salamanca Refinery 25,102,870 Cadereyta Refinery 22,885,639 Cangrejera Ethylene Complex 19,705,017 Salina Cruz Refinery 16,736,410 Morelos Petrochemical Complex 1,826,670 Independencia Petrochemical Complex 1,535,388 Pajaritos Ethylene Complex 185,000 Total Ps. 122,464,595 Cash-Generating Units of Energy Transformation For the nine-month periods ended September 30, 2025, the Energy Transformation segment recognized a net impairment of Ps. (876,754) , shown by CGUs as follows: 2025 Ciudad Pemex Gas Processor Complex Ps. (780,129) Cactus Gas Processor Complex (371,315) La Venta Gas Processor Complex (110,103) Matapionche Gas Processor Complex 3,290 Gas Arenque Processor Complex 3,837 Gas Poza Rica Processor Complex 19,496 Coatzacoalcos Gas Processor Complex 127,887 Nuevo Pemex Gas Processor Complex 230,283 Impairment Ps. (876,754)

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

As of September 30, 2025, the Energy Transformation segment_recognized a net impairment of Ps. (876,754) due to the fluctuations of the exchange rate from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 18.3825 = U.S.$1.00 as of September 30, 2025 and the decrease in gross margin due higher production costs. These effects were offset by the decrease in the discount rate of CGUs of refined products from 15.93% as of December 31, 2024 to 12.26% as of September 30, 2025.

To determine the value in use of long-lived assets associated with the CGUs of Energy Transformation, the net present value of cash flows was determined based on the following assumptions:

	September 30, 2025
	Gas
Processed volume [1]	2,555 mmpcd of humid gas
Rate of U.S.$	18.3825
Useful lives of the cash-generating units (year average)	8
Tax discount rate	12.26%
Period	2025 - 2032

[1] Average of the first 5 years.

CGUs in the Energy Transformation segment are processing centers grouped according to their types of processes in the gas complex processors. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of the Energy Transformation segments represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Cash flow determinations are made based on PEMEX's business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers.

As of September 30, 2025, the value in use for the CGUs as follows:

		2025
Nuevo Pemex Gas Processor Complex	Ps.	7,650,765
Ciudad Pemex Gas Processor Complex		5,746,105
Cactus Gas Processor Complex		4,475,667
Burgos Gas Processor Complex		1,368,492
Coatzacoalcos Gas Processor Complex		890,176
La Venta Gas Processor Complex		915,660
Total	**Ps.**	**21,046,865**

112 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

Cash-Generating Units of Industrial Transformation (until June 1, 2025 see Note 1)

For the nine-month periods ended September 30, 2024, the Industrial Processes segment recognized a net impairment of Ps. (67,871,770), shown by CGUs as follows:

		2024
Salina Cruz Refinery	Ps.	(17,468,195)
Minatitlán Refinery		(15,335,373)
Cadereyta Refinery		(10,818,788)
Salamanca Refinery		(6,721,667)
Madero Refinery		(5,445,091)
Fertilizers		(3,238,389)
Ciudad Pemex Gas Processor Complex		(3,177,751)
Tula Refinery		(1,744,025)
Gas Burgos Gas Processor Complex		(1,665,672)
Cactus Gas Processor Complex		(1,321,110)
Morelos Petrochemical Complex		(1,015,359)
Coatzacoalcos Gas Processor Complex		(435,265)
Cangrejera Ethylene Complex		(419,501)
La Venta Gas Processor Complex		(255,446)
Matapionche Gas Processor Complex		(158,745)
Pajaritos Ethylene Complex		(41,370)
Gas Arenque Processor Complex		2,621
Gas Poza Rica Processor Complex		149,459
Nuevo Pemex Gas Processor Complex		1,237,897
Impairment	**Ps.**	**(67,871,770)**

As of September 30, 2024, Pemex Industrial Transformation recognized a net impairment of Ps.(67,871,770) due to a (i) decrease in estimated gross income as a result of adverse operational and market conditions; (ii) an increase in the discount rate of CGUs of refined products from 13.68% as of December 31, 2023 to 13.98% as of September 30, 2024, and (iii) variations in the exchange rate used in the projected cash flows from Ps.16.9220 = U.S.$1.00 as of December 31, 2023 to Ps.19.6290 = U.S. $1.00 as of September 30, 2024.

113 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

To determine the value in use of long-lived assets associated with the CGUs of Pemex Industrial Transformation, the net present value of cash flows was determined based on the following assumptions:

	As of September 30,				
	2024				
	Refining	Gas	Petrochemicals	Ethylene	Fertilizers
Average crude oil Price (U.S.$)	104.58	N.A.	N.A.	N.A.	N.A.
Processed volume [1]	1,030 mbd	2,428 mmpcd de gas húmedo	Variable because the load inputs are diverse		
Rate of U.S.$	$19.6290	$19.6290	$19.6290	$19.6290	$19.6290
Useful lives of the cash-generating units (year average)	11	7	5	6	5
Pre-tax discount rate	13.98%	14.09%	10.46%	10.46%	11.44%
Period [2]	2024-2034	2024-2030	2024-2028	2024-2029	2024-2028

[1] Average of the first four years.
[2] The first five years are projected and stabilize at year six.
N.A. = Not applicable

CGUs in Pemex Industrial Transformation are processing centers grouped according to their types of processes as refineries, gas complex processors, and petrochemical centers. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of Pemex Industrial Transformation represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Cash flow determinations are made based on PEMEX's business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers.

114 of 128

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 115 of 128 The recoverable amount of assets is based on each asset’s value in use. The value in use for each asset is calculated based on discounted cash flows, taking into consideration the volumes to be produced and sales to be carried out. As of September 30, 2024, the value in use for the impairment of fixed assets was as follows: 2024 Tula Refinery Ps. 49,412,422 Salamanca Refinery 18,718,170 Cadereyta Refinery 18,327,939 Cangrejera Ethylene Complex 10,957,462 Salina Cruz Refinery 9,691,783 Nuevo Pemex Gas Processor Complex 8,889,274 Ciudad Pemex Gas Processor Complex 8,206,845 Cactus Gas Processor Complex 5,791,934 Independencia Petrochemical Complex 2,551,933 La Venta Gas Processor Complex 1,141,934 Coatzacoalcos Gas Processor Complex 1,113,466 Pajaritos Ethylene Complex 185,000 Burgos Gas Processor Complex 67,181 Total Ps. 135,055,343 Cash-Generating Units of Logistics as a part of Other Operating Subsidiary Companies (formerly Pemex Logístics) During the nine-month period ended September 30, 2025, Pemex Logistics recognized a net impairment of Ps.(22,143,105) mainly to decrease in the estimated pipelines CGUs cash flows due to the percentage of the allocable cost of petroleum products losses is not longer included. The CGUs of the Logistics segment are pipelines and transportation equipment. The recoverable amount of assets as of September 30, 2025, was Ps.76,097,669, based on discounted cash flows and discount rate of 13.99% and useful live of 17 years. Cash-Generating Units Pemex Logistics (until June 1, 2025 see Note 1) During the nine-month period ended September 30, 2024, Pemex Logistics recognized a net reversal of impairment of Ps. 582,924 due to: a decrease in the discount rate used for the project future cash flows in storage terminals from 14.80% as of December 31, 2023 to 14.57% as of September 30, 2024. The CGUs of Pemex Logistics are storage terminals, pipelines and transport equipment. The recoverable amounts of the assets as of September 30, 2024 and 2023 were Ps.73,098,806, each corresponding to the discounted cash flows at the rate of 14.57% and 17 years of useful lives, respectively.

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

NOTE 13. INTANGIBLE ASSETS, NET

As of September 30, 2025 and December 31, 2024, intangible assets, net were mainly wells unassigned to a reserve and other components of intangible assets, which amounted to Ps. 13,602,920 and Ps. 17,088,277, respectively:

A. Wells unassigned to a reserve

	September 30, 2025	2024
Wells unassigned to a reserve:		
Balance at the beginning of the year	Ps. 15,573,570	Ps. 18,940,360
Additions to construction in progress	10,635,991	24,708,576
Transfers against expenses	(7,218,851)	(13,340,903)
Transfers against fixed assets	(6,811,189)	(6,701,403)
Balance at the end of the period	**Ps. 12,179,521**	**Ps. 23,606,630**

For the nine-month periods ended September 30, 2025 and 2024, PEMEX recognized expenses related to unsuccessful wells of Ps. 14,380,274 and Ps. 21,876,768, respectively, directly in its statement of comprehensive income.

B. Other intangible assets

Other intangible assets are mainly licenses, exploration expenses, evaluation of assets and concessions.

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2025	Ps. 7,183,553	1,949,820	Ps. 9,133,373
Additions	76,289	15,414	91,703
Effects of foreign exchange	32,358	(181,863)	(149,505)
	7,292,200	1,783,371	9,075,571
Amortization accumulated			
Balance as of January 1, 2025	(6,779,294)	(839,372)	(7,618,666)
Amortization	(160,096)	(21,848)	(181,944)
Effects of foreign exchange	68,742	79,696	148,438
	(6,870,648)	(781,524)	(7,652,172)
Balance as of September 30, 2025	**Ps. 421,552**	**1,001,847**	**Ps. 1,423,399**
Useful lives	**1 to 3 years**	**Up to 36 years**	

116 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

		Licenses	Exploration expenses, evaluation of assets and concessions		Total
Cost					
Balance as of January 1, 2024	Ps.	6,562,014	1,587,720	Ps.	8,149,734
Additions		354,441	37,922		392,363
Effects of foreign exchange		230,384	260,788		491,172
		7,146,839	1,886,430		9,033,269
Amortization accumulated					
Balance as of January 1, 2024	Ps.	(6,060,212)	(679,063)		(6,739,275)
Amortization		(280,583)	(18,166)		(298,749)
Effects of foreign exchange		(191,752)	(110,302)		(302,054)
		(6,532,547)	(807,531)		(7,340,078)
Balance as of September 30, 2024	**Ps.**	**614,292**	**1,078,899**	**Ps.**	**1,693,191**
Useful lives		**1 to 3 years**	**Up to 36 years**		

NOTE 14. GOVERNMENT BONDS AND OTHER ASSETS

A. Government bonds

The following table sets forth the balance of Mexican Government local bonds (the "Government Bonds") held by Petróleos Mexicanos valued at amortized cost as of September 30, 2025 and December 31, 2024:

		September 30, 2025		December 31, 2024
Government bonds[1]	Ps.	21,461,387	Ps.	35,875,353
Less: current portion of Government Bonds, net of expected credit losses		21,461,387		14,740,032
Total long-term notes receivable	**Ps.**	**—**	**Ps.**	**21,135,321**

[1] As of September 30, 2025 and December 31, 2024, includes an expected credit loss of Ps.1,839 and Ps.2,869, respectively.

As of November 19, 2020, the value of the Government Bonds was Ps. 128,786,611, and the liability was Ps. 95,597,610.

On November 20, 2020, Petróleos Mexicanos monetized the whole of the Government Bonds by entering into a three-year financial arrangement to partially raise an equivalent of Ps. 95,597,610 at an annual rate of 8.56275%, maturing November 24, 2023. Petróleos Mexicanos retains the risks, benefits and economic rights of the Government Bonds, which were delivered to a financial institution. Petróleos Mexicanos will continue to collect coupon and principal payments from the securities throughout the term of the transaction. Therefore, Petróleos Mexicanos recognizes these Government Bonds as restricted assets and recognizes short-term debt for the monetization. The resources from the Government Bonds were transferred to the *Fondo Laboral Pemex* (Pemex Labor Fund, or "FOLAPE") for payments related to its pension and retirement plan obligations.

117 of 128

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

During the period from January 1 to September 30, 2025, interest income generated by the Government Bonds amounted to Ps.1,444,470, of which Petróleos Mexicanos received payments in the amount of Ps.1,819,299. During the period from January 1 to September 30, 2024, interest income generated by the Government Bonds amounted to Ps. 3,808,304, of which Petróleos Mexicanos received payments in the amount of Ps. 4,328,054.

As of September 30, 2025 and December 31, 2024, the Government Bonds consist of 1 and 5 series of development bonds, respectively (D Bonds and M Bonds) issued by the *Secretaría de Hacienda y Crédito Público* ("Ministry of Finance and Public Credit" or "SHCP") with maturities between 2025 and 2026, at nominal values of Ps. 21,419,618 and Ps.35,778,918, respectively.

As of September 30, 2025 and December 31, 2024, the fair value of the transferred assets was Ps. 21,344,007 and Ps. 35,279,002, respectively, and the fair value of the associated liabilities was Ps. 20,135,747 and Ps. 33,941,600, respectively, resulting in a net position of Ps. 1,208,260 and Ps. 1,337,402, respectively.

As of September 30, 2025 and December 31, 2024, the recorded liability was Ps. 20,055,036 (Ps. 19,942,808 of principal and Ps. 112,228 of interest) and Ps. 34,357,836 (Ps. 34,006,893 of principal and Ps. 350,943 of interest), respectively.

The roll-forward of the Government Bonds is as follows:

	As of September 30,	
	2025	**2024**
Balance as of the beginning of the year	Ps. 35,875,353	Ps. 64,132,418
Government Bonds collected [1]	(14,359,299)	(20,936,777)
Accrued interests	1,444,470	3,808,304
Interests received from bonds	(1,819,299)	(4,328,054)
Amortized cost	319,133	366,598
Reversal of impairment of bonds	1,029	2,153
Balance at the end of the period	**Ps. 21,461,387**	**Ps. 43,044,642**

[1] As of September 30, 2025 four series of Government Bonds were collected in February, April, June and August.

B. Other assets

As of September 30, 2025 and December 31, 2024, the balance of other assets was as follows:

	September 30, 2025	**December 31, 2024**
Restricted cash [1]	Ps. 18,718,961	Ps. 17,119,599
Other	5,010,569	4,657,144
Payments in advance [2]	4,176,240	4,029,445
Insurance	1,969,885	1,922,587
Total other assets	**Ps. 29,875,655**	**Ps. 27,728,775**

[1] As of September 30, 2025 and December 31, 2024, restricted cash mainly consists of collateral for a financing transaction maturing in November 2026, amounting to Ps.15,790,568 and Ps.14,972,193, respectively, as well as cash related to court-ordered seizures amounting to Ps.2,928,379 and Ps.2,417,406, respectively.

[2] Mainly advance payments to contractors for the construction of the Olmeca Refinery in Dos Bocas, Paraíso, Tabasco, through PTI ID.

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PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 119 of 128 NOTE 15. DEBT The Federal Revenue Law applicable to PEMEX as of January 1, 2025, published in the Official Gazette of the Federation on December 19, 2024, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps.143,403,700 and an external net debt up to U.S.$5,512,700. PEMEX can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law. The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Reglamento de la Ley de Petróleos Mexicanos (Regulations to the Petróleos Mexicanos Law). The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the fiscal year of 2025. During the period from January 1 to September 30, 2025, PEMEX participated in the following outstanding financing activities: • On January 22, 2025, Petróleos Mexicanos issued U.S.$400,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due March 2026. • On February 7, 2025, Petróleos Mexicanos issued U.S.$1,487,457, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due May 2026. • On February 10, 2025, Petróleos Mexicanos entered into a Ps.5,000,000 credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 350 basis points, maturing in February 2027. The credit agreement is fully drawn. • On February 21, 2025, Petróleos Mexicanos drew U.S.$1,000,000, from a credit facility bearing interest at a floating rate linked to 90-day compounded SOFR plus a margin of 350 basis points, maturing in June 2026. • On March 11, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in October 2025. • On March 14, 2025, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 182-day TIIE plus a margin of 500 basis points, maturing in March 2027. The credit agreement is fully available. • On March 25, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in November 2025. • On March 26, 2025, Petróleos Mexicanos entered into a Ps.5,972,676, credit facility in two tranches: the first one of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 375 basis points, maturing in March 2026, and the second of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 200 basis points, maturing in March 2026. • On August 18, 2025, Petróleos Mexicanos entered into a securities lending transaction with a Luxembourg special purpose vehicle, Eagle Funding LuxCo S.à r.l., acting in respect of its compartment “EFL Compartment I” (“EFL I”). Petróleos Mexicanos received U.S. Treasury Securities (the “Eligible Assets”) in exchange for a fee payable to EFL I. Petróleos Mexicanos then entered into a 5-year repurchase transaction with three international financial banks pursuant to which it sold the Eligible Assets for approximately U.S.11,354,374 (Ps.213,617,793). Pursuant to the repurchase transaction, Petróleos Mexicanos is required to repurchase the Eligible Assets in 10 semi-annual instalments starting in 2026 and ending in 2030, and will receive a corresponding amount of Eligible Assets upon each instalment payment, which Petróleos Mexicanos will in turn deliver (or cause the international financial banks to deliver) to EFL I pursuant to the terms of the securities lending transaction. In addition, Petróleos Mexicanos will pay a price differential to the participating banks semi-annually (until maturity of the repurchase transaction), net of any income such banks receive pursuant to the Eligible Assets. Petróleos Mexicanos does not have control and does not retain substantially all the risks and rewards of the Eligible Assets, accordingly Petróleos Mexicanos will not recognize assets or liabilities from the lending transaction, and will recognize cash received from the repurchase transaction as debt.

PEMEX Consolidated
Ticker: PEMEX Quarter: 3 Year: 2025

As of September 30, 2025, PEMEX had U.S.$5,738,000 and Ps.20,500,000 in credit lines in order to provide liquidity of which U.S.$4,178,000 and Ps.20,500,000 were available.

As of December 31, 2024, the outstanding amount under PMI Trading's revolving credit line was U.S.$206,314. From January 1 to September 30, 2025, PMI Trading obtained and repaid U.S.$540,000 from its revolving credit line. As of September 30, 2025, the outstanding amount under this revolving credit line was U.S.$206,314 and the available amount was U.S.$23,686.

The following table presents the roll-forward of total debt of PEMEX for each of the nine-month periods ended September 30, 2025 and 2024, which includes short and long-term debt:

	2025 [1]	2024 [1]
Changes in total debt:		
At the beginning of the year	Ps. 1,978,772,255	Ps. 1,794,470,357
Loans obtained - financing institutions	817,316,948	802,721,233
Debt payments	(795,941,218)	(904,734,885)
Accrued interest [2][3]	(148,046,296)	117,720,180
Interest (paid)	(125,101,327)	(121,804,035)
Foreign exchange	116,473,577	221,704,153
At the end of the period	**Ps. 1,843,473,939**	**Ps. 1,910,077,003**

[1] These amounts include accounts payable by Financed Public Works Contracts ("FPWC") (formerly known as, Multiple Services Contracts), which do not generate cash flows.
[2] During 2025, includes Ps. 967,858 of premiums and awards amortizations; Ps. (539,553) of fees and expenses related to the issuance of debt and amortized cost of Ps. 397,933.
[3] During 2024, includes Ps. 372,828 of premiums and awards amortizations; Ps. (1,494,781) of fees and expenses related to the issuance of debt and amortized cost of Ps. 1,852,912.

As of September 30, 2025 and 2024, PEMEX used the following exchange rates to translate the outstanding balances in foreign currencies to pesos in the statement of financial position:

	2025	2024
U.S. dollar	18.3825	19.6290
Japanese yen	0.1229	0.1357
Pounds sterling	24.6399	26.3421
Euro	21.5075	21.9472
Swiss francs	23.0386	23.2049
UDI	8.550668	8.247167

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PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 121 of 128 NOTE 16. PROVISIONS FOR SUNDRY CREDITORS As of September 30, 2025 and December 31, 2024, the provisions for sundry creditors and others is as follows: September 30, 2025 December 31, 2024 Provision for plugging of wells (Note 12) Ps. 111,222,600 Ps. 115,514,750 Provision for trials in process (Note 18) 31,728,996 13,186,811 Provision for environmental costs 10,717,633 9,134,000 Total Ps. 153,669,229 Ps.137,835,561 NOTE 17. EQUITY (DEFICIT) A. Certificates of Contribution “A” The capitalization agreement between Petróleos Mexicanos and the Mexican Government states that the Certificates of Contribution “A” constitute permanent capital. For the nine-month period ended September 30, 2025, Petróleos Mexicanos received Ps.380,100,879 in Certificates of Contribution “A” from the Mexican Government. During 2024, Petróleos Mexicanos received Ps.156,509,050 in Certificates of Contribution “A” from the Mexican Government. PEMEX’s Certificates of Contribution “A” are as follows: Amount Certificates of Contribution “A” as of December 31, 2023 Ps. 1,196,207,416 Increase in Certificates of Contribution “A” during 2024 156,509,050 Certificates of Contribution “A” as of December 31, 2024 Ps. 1,352,716,466 Increase in Certificates of Contribution “A” during 2025 380,100,879 Certificates of Contribution “A” as of September 30, 2025 Ps. 1,732,817,345

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 122 of 128 Mexican Government contributions made in the form of Certificates of Contribution “A” during the nine-month period ended September 30, 2025 totaled Ps.380,100,879 and were designated for the strengthening of Petróleos Mexicanos’ financial position and Waste utilization project in Miguel Hidalgo and Salina Cruz, Oaxaca Refineries as follows: Date Strengthening of financial position January 10, Ps. 20,382,300 January 10, 1,803,442 February 7, 15,000,000 February 19, 23,532,337 March 19, 19,284,494 April 21, 7,930,143 May 2, 2,905,392 June 2, 3,700,830 July 1, 5,256,579 July 22, 10,511,768 August 11, 3,548,535 August 25 (1), 3,422,870 August 25 (1), 1,130,818 August 25 (1), 1,084,248 September 25, 145,783,855 September 25, 107,984,484 September 26(1), 1,862,240 September 26(1), 1,616,119 September 26(1), 3,360,425 Total Ps. 380,100,879 (1) Includes financing to the Waste utilization project at the Miguel Hidalgo and Salina Cruz refineries. B. Mexican Government contributions As of September 30, 2025 and December 31, 2024, there were no Mexican Government contributions apart from Certificates of Contribution “A”. C. Legal reserve Under Mexican law, each of the Subsidiary Companies is required to allocate a certain percentage of its net income to a legal reserve fund until the fund reaches an amount equal to a certain percentage of each Subsidiary Company’s capital stock. As of September 30, 2025 and December 31, 2024, there were no changes to the legal reserve. D. Accumulated other comprehensive income (loss) As a result of the analysis of the discount rate related to the liability for employee benefits for the nine-month period ended September 30, 2025, PEMEX recognized a net actuarial (loss) of Ps.(196,420,638) in other comprehensive income, related to retirement and post-employment benefit obligations. The variation related to retirement and post-employment benefits resulted

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 123 of 128 from a decrease in the discount rate and plan asset rates from 11.28% as of December 31, 2024, to 9.75% as of September 30, 2025. For the nine-month period ended September 30,2024, PEMEX recognized net actuarial gains of Ps.121,077,944 in other comprehensive results, net of deferred income tax of Ps. (8,039,019) related to retirement and post-employment benefits. The gains resulted from an increase in discount and plan asset return rates, rising from 9.42% on December 31, 2023 to 10.11% on September 30, 2024. E. Accumulated deficit from prior years PEMEX has recorded losses in the past several years. However, the Ley de Concursos Mercantiles (“Commercial Bankruptcy Law of Mexico”) is not applicable to Petróleos Mexicanos State-Owend Public Company and the Subsidiary Entities. Furthermore, the financing agreements to which PEMEX is a party do not provide for financial covenants that would be breached or events of default that would be triggered as a consequence of negative equity. F. Uncertainty related to going concern The condensed consolidated interim financial statements have been prepared assuming PEMEX will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in normal course of business. However, substantial doubt about PEMEX’s ability to continue as a going concern exists. Facts and conditions PEMEX has substantial debt, incurred mainly to finance the capital expenditures needed to carry out its capital investment projects and to fund its operating expenses. Due to its heavy fiscal burden resulting from the payment of hydrocarbon extraction duties, the cash flows derived from PEMEX’s operations in recent years have not been sufficient to fully fund its operations and capital expenditure programs, which have been partially supported by the Mexican Government's equity contributions. In addition, PEMEX´s working capital has deteriorated in recent years. In 2024, certain ratings agencies downgraded PEMEX’s credit rating, mainly driven by concerns around its operating performance, liquidity and the Mexican Government’s ability and willingness to provide PEMEX with additional liquidity, as well the volatility of the crude oil prices and the downgrade of the Mexican Government’s sovereign debt rating, impacting PEMEX’s access to the financial markets, the cost and terms of PEMEX’s new debt and contract renegotiations that PEMEX may carry out during 2025. These conditions have negatively impacted PEMEX’s financial performance and liquidity position. On August 1, 2025, Fitch Ratings upgraded PEMEX’s long-term local and foreign currency issuer default to “BB” from “B+”. Fitch Ratings also removed its Rating Watch Positive and upgraded the rating of PEMEX’s senior unsecured notes outstanding to “BB” from “B+”/”RR4.” On August 27, 2025, Moody’s Rating upgraded PEMEX’s long-term local currency senior unsecured debt ratings for its PEMEX 12U, PEMEX 14U, PEMEX 14-2, and PEMEX 15U notes to “AAA.mx” from “AA+.mx” and affirmed its outlook to stable from negative. For the nine-month period ended September 30, 2025 and 2024, PEMEX recognized net (loss) of Ps. (45,055,006) and Ps.(430,102,758), respectively. In addition, as of September 30, 2025 and December 31, 2024, PEMEX had a negative equity of Ps.(1,895,797,662), and Ps.(1,983,775,736), respectively, mainly due to continuous net losses in prior years, and a negative working capital of Ps.463,826,251 and Ps.767,968,661, as of September 30, 2025 and December 31, 2024, respectively. PEMEX has budget autonomy, and, in public finance terms, is subject to the cash flows financial balance goals approved in the Decreto de Presupuesto de Egresos de la Federación (“Federal Expenditure Budget Decree”). This represents the difference between its gross revenues (inflows) and its total budgeted expenditures (outflows) including the financial cost of its debt, which is proposed by the SHCP and approved by the Chamber of Deputies. The Federal Budget for 2025 authorized PEMEX to have a financial balance budget of Ps.248,722,000 and conduct financing activities that do not represent a net debt in terms of public debt greater than Ps.245,388,650 and other financing activities that do not represent net public debt. This financial balance does

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 124 of 128 not consider the payment of principal during 2025, which PEMEX expects to cover with equity contributions from the Mexican Government. PEMEX has short-term debt principal maturities (including interest payable) of Ps.443,168,492 as of September 30, 2025. The combined effect of the above-mentioned events indicates substantial doubt about PEMEX’s ability to continue as a going concern. Actions- PEMEX and the Mexican Government are carrying out the following actions, among others, to preserve liquidity and let PEMEX pay its commitments: The application of the tax credit decree to automotive fuels published in the Official Gazette of the Federation of March 4, 2022 was in effect for 2023 and 2024, and remains in effect through 2025. This decree allows PEMEX to substantially recover from the Mexican Government the difference between the international reference price of gasoline and diesel and the price at which they trade in the domestic market, accounting for inflation. Pursuant to the Energy Reform Decree, Petróleos Mexicanos and its Subsidiary Entities are no longer subject to income tax as of November 1, 2024. Separately, the 2025 Federal Revenue Law introduces changes to the fiscal regime applicable to Petróleos Mexicanos aimed at simplifying its fiscal framework and reducing the number of taxes and duties to which it is subject. As of January 1, 2025, the Mexican Government has consolidated the Profit-Sharing Duty, the Hydrocarbon Extraction Duty and the Hydrocarbon Exploration Duty payable by Petróleos Mexicanos into the Welfare Oil Duty, which is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. PEMEX is currently evaluating the economic nature of the welfare oil duty, which may result in a classification change in the Statement of Comprehensive Income in subsequent periods. The Mexican Government’s Federal Budget for 2025 includes Ps.136,210,300 for PEMEX to face its short-term liabilities, which will be received during 2025. Further, PEMEX has the capacity to refinance its short-term debt maturities through direct loans and revolving credit facilities. PEMEX's ability to refinance its short-term debt depends on factors beyond its control. The Revenue Law for 2025 also authorized PEMEX to incur a net additional indebtedness up to Ps.245,388,650 (Ps.143,403,700 and U.S.$5,512,700), which is considered as public debt by the Mexican Government and may be used to partially cover its financial balance in 2025. PEMEX reviews and aligns its capital expenditures portfolio in accordance with updated economic assumptions on a periodic basis and giving priority to those projects which increase production in an efficient manner and at the lowest cost. On August 5, 2025, PEMEX presented its Plan Estratégico 2025–2035 (the “Strategic Plan”), grounded in the principles of energy sovereignty, security and sustainable development, that aims to restore and enhance its operational, financial and institutional conditions in line with Mexico’s national energy policy. The Strategic Plan is structured along operational strategy, aim to boost production across hydrocarbons, petrochemicals and fertilizers while reducing greenhouse gas (GHG) emissions and reinforcing social responsibility; and capitalization and financing strategy, aim to strengthen PEMEX’s financial stability through capital structure optimization, debt reduction and restructuring, cost reduction and sustainable financing. Petróleos Mexicanos State-Owned Public Company is not subject to the Commercial Bankruptcy Law of Mexico and none of PEMEX’s existing financing agreements include any financial covenants that could lead to the demand for immediate payment of its debt due to having negative equity or non-compliance with financial ratios. As a reference, PEMEX prepared its condensed consolidated interim financial statements as of September 30, 2025 and December 31, 2024 on a going concern basis. There are certain conditions that have generated material uncertainty and significant

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 125 of 128 doubts concerning the entity’s ability to continue operating, including recurring net losses, negative working capital and negative equity. Those financial statements do not contain any adjustments that would be required if they were not prepared on a going concern basis. G. Non-controlling interest PEMEX does not currently own all of the shares of PMI CIM and COMESA, variations in income and equity from these entities are also presented in the condensed consolidated interim statements of changes in equity (deficit) as “non-controlling interest.” As of September 30, 2025 and December 31, 2024, non-controlling interest represented (losses) of Ps.(283,179) and Ps. (274,387), respectively, in PEMEX’s equity (deficit). NOTE 18. CONTINGENCIES In the ordinary course of business, PEMEX is named in a number of lawsuits of various types. PEMEX evaluates the merit of each claim and assesses the likely outcome. PEMEX has not recorded provisions related to ongoing legal proceedings since an unfavorable resolution is not expected in such proceedings, with the exception of the proceeding described in further detail in this Note. PEMEX is involved in various civil, tax, criminal, administrative, labor and commercial lawsuits and arbitration proceedings. The results of these proceedings are uncertain as of the date of these condensed consolidated interim financial statements. As of September 30, 2025 and December 31, 2024, PEMEX had accrued a reserve of Ps. 31,728,996 and Ps. 13,186,811, respectively, for these contingent liabilities. As of September 30, 2025, the current status of the principal lawsuits in which PEMEX is involved is as follows: • On April 4, 2011, Pemex Exploration and Production was summoned before the Séptima Sala Regional Metropolitana (“Seventh Regional Metropolitan Court”) of the Tribunal Federal de Justicia Fiscal y Administrativa (“Tax and Administrative Federal Court”) in connection with an administrative claim (No. 4957/11-17-07-1) filed by EMS Energy Services de México, S. de R.L. de C.V. and Energy Maintenance Services Group I. LLC requesting that Pemex Exploration and Production’s termination of the public works contract be declared null and void. In a concurrent proceeding, the plaintiffs also filed an administrative claim (No. 13620/15-17-06) against Pemex Exploration and Production before the Sexta Sala Regional Metropolitana (“Sixth Regional Metropolitan Court”) of the Tax and Administrative Federal Court in Mexico City seeking damages totaling U.S.$193,713 related to the above-mentioned contract. Pemex Exploration and Production filed a response requesting the two administrative claims be joined in a single proceeding, which was granted. On April 30, 2019, a judgment was issued by the Segunda Seccion de la Sala Superior (“Second Section of the Superior Court”) in favor of Pemex Exploration and Production. On June 25, 2019, the plaintiffs filed an amparo (D.A. 397/2019) before the Tercer Tribunal Colegiado en Materia Administrativa del Primer Circuito (“Third Administrative Joint Court of the First Circuit”), which was granted. On March 12, 2020, Pemex Exploration and Production filed a motion to review against the resolution granting this amparo before the Third Administrative Joint Court of the First Circuit. On October 1, 2020, the Third Administrative Joint Court declared the resolution null and void, no amount was granted in favor of the plaintiffs, among others. On February 24, 2022, an amparo (350/2020) was granted in favor of EMS Energy Services de México, S. de R.L. On March 17, 2022, a motion was filed to draw the resolution by the Suprema Corte de Justicia de la Nación (Supreme Court of Justice of the Nation). On June 16, 2022, a resolution was issued in connection with the amparo 350/2020 stating that the plaintiffs partially proved their requests, and the resolution was declared null and void, among others. On August 1, 2022, a motion to review this resolution was filed and admitted (RF 574/2022) by the Third Administrative Joint Court of the First Circuit. On September 13, 2022, representations were made under the amparo (D.A. 539/2022) filed by the plaintiffs before such Court. On April 18, 2024, a resolution was issued by the Third Administrative Joint Court of the First Circuit modifying the appealed judgment, granting the amparo to EMS Energy Services de México, S. de R.L. de C.V. On July 10, 2024, the

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 126 of 128 Superior Court ordered Pemex Exploration and Production to (i) pay U.S.$27,244 plus VAT; (ii) pay damages; (iii) refund the penalties applied for an amount of U.S.$4,143 plus VAT; (iv) refund the standby letter of credit for U.S.$13,975 and (v) payof financial expenses. On August 27, 2024, the tax review was filed. An amparo was filed directly against the compliance with the judgment issued on July 10, 2024, and was admitted under the case D.A. 497/2024, by the Third Administrative Joint Court of the First Circuit. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • Micro Smart Systems de México, S. de R.L. de C.V. (MSSM) filed before the Sala Regional del Golfo Norte (Regional Court of the North Gulf) of the Tax and Administrative Federal Court (574/22-18-01-8) challenging a settlement statement dated February 17, 2022 related to a works contract number No. 424049831 issued by Pemex Exploration and Production and seeking U.S.$240,488. On April 5, 2022, the claim was admitted which was notified on May 17, 2022. On July 4, 2022, Pemex Exploration and Production filed a response to this claim, requesting Pemex Exploration and Production evidence, which was filed on August 8, 2022, and admitted by the Regional Court of the North Gulf on August 17, 2022. On September 2, 2022, this Regional Court confirmed the rejection of the evidence filed by the plaintiffs. On September 29, 2022, the First Section of the Superior Court denied a compliant motion filed by MSSM against the settlement statement dated February 17, 2022. On October 3, 2022, it was agreed that the plaintiff would be heard, making various statements in relation to the defense of the claim. On October 7, 2022 a resolution was issued regarding the complaint filed by the plaintiff confirming the resolution issued on August 28, 2018. On November 14, 2022, the First Section of the Superior Court agreed to an amparo proceeding (1833/2022) against acts issued by the Juzgado Octavo de Distrito en Materia Administrativa (Eighth Administrative District Court), in Mexico City and required such authority to render the justified report. On May 17, 2023, the Regional Court of the North Gulf, summoned the parties to file its rejoinders, which were filed by Pemex Exploration and Production on June 14, 2023. On June 22, 2023, the Regional Court ordered the file to be sent to the First Section of the Superior Court. On September 19, 2023, the Northern Gulf Regional Court sent by certified mail the file to the First Section of the Superior Court for a final resolution. On November 14, 2023, the Superior Court published a resolution requiring the Northern Gulf Regional Court to send all the documents that integrate the evidentiary file offered in the trial. On December 12, 2023, an extract of a clarification agreement concerning the referral of evidence to the Superior Court was notified in the jurisdictional gazette. On June 14, 2024, the Superior Court issued a resolution, (574/22- 18-01-8/1549/23-PL-09-04), informing the designation of the delegates by Micro Smart Systems de México S. de R.L. de C.V. On September 9, 2024, the trial was suspended until the determination of compliance with the resolution of the First Section of the Superior Chamber issued within the trial 752/17-18-01-7/1625/19-S1-05-04 becomes final. On February 17, 2025, the Eighth District Court in Administrative Matters of the First Circuit denied the amparo filed by Micro Smart Systems de México S. de R.L. de C.V. (case 1560/2024-VIII) against a September 10, 2024 resolution of the First Section of the Superior Chamber of the Federal Court of Administrative Justice (Tribunal Federal de Justicia Administrativa). In that resolution, the TFJA had found that its prior judgment was complied with because the contested settlement was annulled and replaced with a new one reflecting the effects ordered in the nullity judgment. On March 11, 2025, Micro Smart Systems appealed the denial of the amparo. On April 3, 2025, the First Section of the Superior Chamber of the Federal Court of Administrative Justice decided to wait for the outcome of the amparo case before lifting a suspension issued on September 4, 2024, and before issuing its final ruling. On April 21, 2025, the Twenty-Fourth Administrative Joint Court of the First Circuit admitted an ancillary appeal for review filed by Pemex Exploration and Production. On June 25, 2025, through a resolution issued within the amparo review proceeding R.A. 519/2025, the Third Joint Administrative Court of the First Circuit determined, due to court assignment and considering that it had previously taken cognizance of the amparo review R.A. 153/2023 — which derived from the nullity trial 752/17-18-01-7/1625/19-S1-05-04 — to assume jurisdiction over the matter. As of the date of these condensed consolidated interim financial statements, the final resolution of this process is pending. • Constructora Norberto Odebrecht, S.A de C.V. filed an administrative claim against Pemex Industrial Transformation (file No. 4742/19-17-01-7) seeking U.S.$113,582 and Ps.14,607 in connection with a termination resolution (no. 1,757) dated January 14, 2019, and issued by Pemex Industrial Transformation, which awarded U.S.$51,454 in favor of Pemex Industrial Transformation. The claim was admitted. On November 11, 2020, Pemex Industrial Transformation filed a response to this

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 127 of 128 claim. The accounting expert filed his opinion. On June 2, 2022 an opinion by the accounting expert appointed by Pemex Industrial Transformation was filed. A third accounting expert was appointed, who did not ratify his position; therefore, a resolution dated October 2, 2023 was issued requesting the Expert Unit to appoint another expert. On February 2, 2024, the independent accounting expert accepted his assignment and was awarded 15 days to render his report. On March 19, 2024, the Superior Court decided to exercise its power of attraction. On May 2, 2024, the Superior Court issued a resolution requesting the Expert Unit to appoint another expert, since the previously appointed expert did not ratify the report. On August 2, 2024, a resolution was issued, granting the independent expert a term to render the report and ratify it. On February 28, 2025, the investigation was declared concluded, and the records were sent to the Pleno de la Sala Superior (Plenary of the Superior Chamber) for the issuance of the judgment. On May 15, 2025, through a resolution issued by the Superior Chamber, acknowledgment of receipt of the original case files was recorded, and the case remains under analysis by the Superior Chamber. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On November 24, 2021, Pemex Industrial Transformation filed a repeal request (no. RRL2021014568) seeking that the resolutions dated October 7, 2021, issued by the Hydrocarbons Verification Manager of the Tax Administration Service be declared null and void. These resolutions established charges for Special Taxes on Production and Services, Value Added Taxes, fines among other for an amount of Ps. 3,084,975. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On September 9, 2022, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2016 fiscal year related to the Special Tax on Production and Services and Value Added Tax for an amount of Ps.5,852,222, seeking that this resolution is declared null and void. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On September 22, 2023, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2017 fiscal year related to the Special Tax on Production and Services and Value Added Tax, updates, fines and surcharges for the months of January to December 2017 for an amount of Ps.8,349,608, seeking that this resolution be declared null and void. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On March 7, 2025, Pemex Logistics and PMI SP, filed a response to the Request for Arbitration submitted by MONTERRA ENERGY, S. DE R.L. DE C.V., identified with the number CCI 29125/PDP, stemming from an alleged breach of contract, regarding various conditions precedent, including capital contributions and the purchase and sale of shares to acquire a Hydrocarbon Storage Terminal in Tuxpan Veracruz, for an amount of Ps.6,010,259. The deadline granted by the Court Secretariat for the nominated Co-Arbitrators to appoint the president of the arbitral tribunal on or before March 26, 2025, is currently running. The drafting of the Terms of Reference and the holding of the Conference on the Conduct of Proceedings are pending. On July 25, 2025, the Conference on the Conduct of Proceedings took place, during which the parties, by mutual agreement, determined the mechanism for managing the arbitration and agreed to prepare the procedural calendar and the Terms of Reference, in which the parties’ preliminary positions would be recorded. At the parties’ request, the Arbitral Tribunal, by Procedural Order No. 2 dated September 16, 2025, ordered a suspension of the proceedings until November 12 of the same year. As of the date of these condensed consolidated interim financial statements, the final resolution of this process is pending. • On June 17, 2025, COMPAÑÍA MINERA SAN ALEJANDRO, S.A. de C.V. filed a civil lawsuit against Petróleos Mexicanos seeking indemnification related to the alleged breach of Preparatory Contract PM-2019-004. The ordinary civil action, docketed as case 2065/2025, was filed before the Fourteenth District Court for Civil Matters in Mexico City. The plaintiff also claimed damages in the amount of Ps.7,316,929 for equipment maintenance costs, as well as other resources and expenses incurred during the contractual period, and an additional Ps.2,353,719 for loss of fair profit. On June 20, 2025, PEMEX submitted its response to the claim, denying liability and raising exceptions and defenses. On June 24, 2025, following a hearing with the opposing party, the claim was deemed answered. On July 1, 2025, the Court admitted for processing the objection regarding the impropriety of the procedural route, which remains pending resolution. As of the date of these condensed consolidated interim financial statements, the final resolution of this action is pending.

PEMEX Consolidated Ticker: PEMEX Quarter: 3 Year: 2025 128 of 128 The results of these proceedings are uncertain until their final resolutions are issued by the appropriate authorities. PEMEX has recorded liabilities for loss contingencies when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation could not be made, qualitative disclosure was provided in the notes to these condensed consolidated interim financial statements. PEMEX does not disclose amounts accrued for each individual claim because such disclosure could adversely affect PEMEX’s legal strategy, as well as the outcome of the related litigation. NOTE 19. SUBSEQUENT EVENTS A. Recent financing activities During the period from October 1 to October 17, 2025, PEMEX did not carried out financing activities. As of September 30, 2025, the outstanding amount under the PMI Trading revolving credit line was U.S.$206,314. Between October 1 to October 17, 2025, PMI Trading obtained and repaid U.S.$60,000 from its revolving credit line. As of October 17, 2025, the outstanding amount under this revolving credit line was U.S.$206,314. The available amount under this revolving credit lines was U.S.$23,686 as of October 17, 2025. As of October 17, 2025, PEMEX had U.S.$5,738,000 and Ps.20,500,000 in available credit lines in order to provide liquidity, of which the entire peso-denominated line and U.S.$4,238,000 credit line are available. B. Exchange rates and crude oil prices As of October 17, 2025, the Mexican peso-U.S. dollar exchange rate was Ps. 18.4808 per U.S. dollar, which represents a 0.5% depreciation of the value of the peso in U.S. dollar terms as compared to the exchange rate as of September 30, 2025, which was Ps. 18.3825 per U.S. dollar. This decrease in U.S. dollar exchange rate, has led to an estimated loss of Ps.8,850,454 in PEMEX’s foreign exchange gains as of October 17, 2025. As of October 17, 2025, the weighted average price of the crude oil exported by PEMEX was U.S.$54.56 per barrel. This represents a price decrease of approximately 10.8% as compared to the average price as of September 30, 2025, which was U.S.$61.16 per barrel. Dividends paid, ordinary shares: 0 Dividends paid, other shares: 0 Dividends paid, ordinary shares per share: 0 Dividends paid, other shares per share: 0